Exhibit 10.12

Keros Therapeutics, Inc., Tenant

LEDGEMONT TECHNOLOGY CENTER

LEXINGTON, MA

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10.06 Condition upon Termination	31
10.07 Decommissioning of the Premises	32

ARTICLE 11: INITIAL TENANT IMPROVEMENTS	33

ARTICLE 12: DAMAGE OR DESTRUCTION; CONDEMNATION	35

12.01 Damage or Destruction of Premises	35
12.02 Eminent Domain	37

ARTICLE 13: ASSIGNMENT AND SUBLETTING	38

13.01 Landlord’s Consent Required	38
13.02 Terms	38
13.03 Right of Termination or Recapture	39
13.04 Procedures	39
13.05 Excess Rents	40
13.06 No Release	40
13.07 Certain Additional Rights	41

ARTICLE 14: EVENTS OF DEFAULT AND REMEDIES	42

14.01 Events of Default	42
14.02 Remedies for Default	43

ARTICLE 15: SECURITY DEPOSIT/LETTER OF CREDIT	46

ARTICLE 16: PROTECTION OF LENDERS	47

16.01 Subordination and Superiority of Lease	47
16.02 Rent Assignment	48
16.03 Other Instruments	49
16.04 Estoppel Certificates	49
16.05 Tenant’s Financial Condition	49

ARTICLE 17: MISCELLANEOUS PROVISIONS	50

17.01 Landlord’s Consent Fees	50
17.02 Notice of Landlord’s Default	50
17.03 Quiet Enjoyment	50
17.04 Interpretation	50
17.05 Notices	50
17.06 No Recordation	51
17.07 Security Measures	51
17.08 Corporate Authority	51
17.09 Relocation	52
17.10 Joint and Several Liability; Right to Lease	52
17.11 Force Majeure	52
17.12 Limitation of Warranties	53
17.13 No Other Brokers	53
17.14 Applicable Law and Construction	53
17.15 Construction on the Property or Adjacent Property	54
17.16 Vacancy at End of Term	55
17.17 Confidentiality	55
17.18 OFAC CERTIFICATION AND INDEMNITY	55
17.19 WAIVER OF JURY TRIAL	56

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ARTICLE 1: BASIC TERMS

The following terms used in this Lease shall have the meanings set forth below.

Date of Lease:	March 20, 2017

Landlord:	128 Spring Street Lexington, LLC, a Delaware limited liability company

Tenant:	Keros Therapeutics, Inc., a Delaware limited liability company

Building and Property:	The building complex known as Ledgemont Technology Center and consisting of the “Richards House,” “Building B,” “B Annex,” “Building C,” the “East Wing, (a/k/a Building D)” the parking garage and other appurtenances thereto located at 99 Hayden Avenue, Lexington, Massachusetts (the “Building” and such parcel of land hereinafter being collectively referred to as the “Property”).

Premises:	Portions of the Building consisting of approximately 5,420 rentable square feet (subject to re-measurement as set forth herein) located on portion(s) of the 300 Level of Building D, as shown as the hatched area on Exhibit A.

Initial Term:	Five (5) Lease Years (defined below) and two and one-half (2 1⁄2) months commencing on the Term Commencement Date (defined below).

Extension Term:	One (1) additional term of three (3) Lease Years.

Lease Year:	A period of twelve (12) consecutive months, commencing on the Term Commencement Date and each successive twelve (12) month period during the Term, except that if the Term Commencement Date shall occur on a date other than the first day of a month, then the first Lease Year shall include the period of the Term Commencement Date to the first day of the following month and twelve (12) calendar months thereafter.

Term Commencement Date:	The date Landlord delivers possession of the Premises to Tenant with the Initial Tenant Improvements (hereinafter defined) Substantially Complete (as defined in Section 11.04).

Rent Commencement Date:	The date that is two and one-half (2 1⁄2) months following the Term Commencement Date

Permitted Uses:	General Office and laboratory (including research and development (including, but not limited to a vivarium subject to the provisions of the Lease)) use to the extent permitted by applicable zoning ordinances.

Tenant’s Pro Rata Share:	2.90% subject to Section 4.06.

Brokers:	Transwestern RBJ, representing Tenant and Jones Lang LaSalle, representing Landlord by separate letter agreement between Landlord and Brokers.

Landlord’s Managing Agent:	Related Beal, LLC

Letter of Credit Amount:	$130,930.94, subject to reduction and increase as provided in Article 15 herein.

Parking:	As set forth in Section 2.01(d) of the Lease.

Base Rent:	Initial Term:

Lease Year	Base Rent Per Rentable Square Foot	Base Rent	Base Rent Monthly Installment
1*	$39.00	$211,380.00	$17,615.00
2	$40.17	$217,721.40	$18,143.45
3	$41.38	$224,279.60	$18,689.97
4	$42.62	$231,000.40	$19,250.03
5 (plus any remaining portion of the Initial Term)	$43.89	$237,883.80	$19,823.65

*

Provided Tenant is not in default, beyond ay applicable notice and cure periods, of any of its obligations under the terms of this Lease, Tenant shall not be obligated to pay Base Rent until the Rent Commencement Date

Extension Term:	As provided in Section 3.03(b).

Additional Rent:	All amounts payable by Tenant under this Lease other than Base Rent, including, without limitation, Tenant’s Pro Rata Share of Taxes (Article 5); Utilities (Article 6); Insurance premiums (Article 7); and Operating Expenses (Article 8) (See Section 4.02). Tenant’s Pro Rata Share is defined in Section 4.06 hereof.

Original Address of Landlord for Notices:

c/o Related Beal, LLC
177 Milk Street
Boston, Massachusetts 02109
Attention: Michael Tammaro, Vice President

with copies to:

c/o Related Beal, LLC
177 Milk Street
Boston, Massachusetts 02109
Attention: Stephen N. Faber, Executive Vice President

and

Sherin and Lodgen LLP
101 Federal Street
Boston, Massachusetts 02110
Attention: Deborah Howitt Easton, Esquire

Original Address of Tenant for Notices:

Before Term Commencement Date:	One Kendall Square, Building 1400W, Suite 14303 Cambridge, MA 02139 with a copy to: Faber Daeufer & Itrato PC 890 Winter Street, Suite 315 Waltham, MA 02451 Attn: Brian Connelly

After Term Commencement Date:	Ledgemont Technology Center 99 Hayden Avenue/128 Spring Street Lexington, Massachusetts 02421

with a copy to: Faber Daeufer & Itrato PC 890 Winter Street, Suite 315 Waltham, MA 02451 Attn: Brian Connelly

Initial Tenant Improvements:	To be constructed by Landlord as set forth in Article 11.

Exhibits:

Exhibit A:	Floor Plan of the Premises

Exhibit B:	Rules and Regulations

Exhibit C:	Rules and Regulations for Tenant Work

Exhibit D:	Tenant Work Insurance Schedule

Exhibit E:	Plans and Specifications for Initial Tenant Improvements

Exhibit E-1:	Vivarium Plans and Specifications

Exhibit F:	Construction Documents

Exhibit G:	Environmental Substances

Exhibit H:	Form of Term Commencement Date Agreement

Exhibit I:	Form of Letter of Credit

ARTICLE 2: PREMISES AND APPURTENANT RIGHTS

2.01 Lease of Premises; Appurtenant Rights. Landlord hereby leases the Premises to Tenant, and Tenant hereby leases the Premises from Landlord, for the Term, subject to all matters of record and mailers referred to below. Subject to Landlord’s rules and regulations attached hereto as Exhibit B and such other reasonable rules and regulations as Landlord may from time to time adopt and of which Tenant is given notice (collectively, “Landlord’s Rules”) and to Force Majeure (as hereinafter defined), Tenant shall have access to the Premises twenty-four (24) hours a day, seven (7) days a week. The Premises have yet to be fully demised so the rentable square feet of the Premises set forth in this Lease is an estimate.

(a) Exclusions. The Premises exclude common areas and facilities of the Property, including, without limitation, exterior faces of exterior walls, the common stairways and stairwells (subject to Tenant’s rights to use the stairways for access between portions of the Premises pursuant to Section 2.01(b)), entranceways and the main lobby, elevators and elevator wells, fan rooms, electric and telephone closets, janitor closets, freight elevator vestibules, and pipes, ducts, conduits, wires and appurtenant fixtures serving other parts of the Property (exclusively or in common) and other common areas and facilities from time to time designated as such by Landlord. If the Premises include less than the entire rentable area of any floor, then the Premises also exclude the common corridors, elevator lobby and toilets located on such floor.

(b) Appurtenant Rights. Tenant shall have, as appurtenant to the Premises, the non-exclusive right to use in common with others (subject to Landlord’s Rules and Force Majeure) the common areas and facilities of the Property necessary for Tenant’s use and occupancy of the Premises, including, without limitation, common lavatories, stairways, corridors, lobbies, the loading dock servicing the Premises and, subject to Section 2.01(d) below, parking areas. Subject to Landlord’s Rules and to Force Majeure, Tenant shall have access to the seating area of the common café in the building twenty-four (24) hours a day, seven (7) days a week. Tenant shall have the exclusive right to use, for the benefit of the Premises, an emergency generator that exclusively serves the Premises and provides 5 watts/rsf of backup power (the “Generator”), which Generator shall be provided as part of the Initial Tenant Improvements. Tenant shall, at its sole cost and expense, maintain and repair the Generator to keep same in good, working order (excluding any cost to replace the same unless the need for replacement is due to Tenant’s negligence, in which case Tenant shall be responsible for the costs of replacement thereof). Tenant shall have the right to access for the benefit of the Premises up to 13.5kw of capacity from the emergency generator that serves the Premises in common with other tenants in the Building (the “Shared Generator”) and the right to use, as appurtenant to the Premises, the shared pH neutralization system (the “pH System”). Tenant’s right to use of the Shared Generator and the pH System is non-exclusive. Tenant shall pay to Landlord, as additional rent, its pro rata share of the maintenance, repair, replacement and operating costs for the Shared Generator and pH System as billed by Landlord in common with other tenants having shared use of the Shared Generator and/or pH System. As of the Commencement Date, Tenant’s pro-rata share of the operating costs for the Shared Generator and pH Systems is 51%.

(c) Reservations. In addition to other rights reserved herein or by law, Landlord reserves the right from time to time, provided that Landlord shall use commercially reasonable efforts to avoid unreasonable (except in emergency) interference with Tenant’s use of the Premises: (i) to make additions to or reconstructions of the Building and to install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building, or either, pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises, the Building, or elsewhere in the Property; (ii) to alter, eliminate or relocate any other common area or facility, including the drives, lobbies and entrances; and (iii) to grant easements and other rights with respect to the Property. Installations, replacements and relocations within the Premises referred to in clause (i) shall be located as far as practicable in the core areas of the Building, above ceiling surfaces, below floor surfaces or within perimeter walls of the Premises. The Building may be subdivided or combined into separate or unified lots, submitted to or removed from a condominium regime or divided or combined into separate leasehold lots by ground leases to facilitate financing, ownership or operation of all or portions of the Property and Building, provided that Tenant’s rights and obligations under this Lease shall not be affected in any material respect and shall not result in any additional costs to Tenant. Tenant agrees to enter into any instruments reasonably requested by Landlord in connection with the foregoing, so long as the same are not inconsistent with the rights of Tenant under this Lease and are otherwise reasonably acceptable to Tenant.

(d) Parking.

(i) Commencing on the Term Commencement Date, Tenant shall have the appurtenant right to use up to 13 unreserved parking spaces for standard size automobiles and small utility vehicles (2.4 per each 1,000 rentable square feet of the Premises). The parking spaces shall be used by Tenant and Tenant’s employees and business invitees and may be located on the Property and/or within the Building, and the location of said parking spaces, and the layout and location of the parking facilities, are subject to change from time to time. Tenant’s right to use such parking spaces shall be non-exclusive.

(ii) None of Tenant’s parking rights hereunder shall be assigned or sublicensed except in connection with a Transfer permitted under Article 13. Landlord shall have the right to make such parking available pursuant to a pass system or on any other reasonable basis determined by Landlord, and such parking rights shall be subject to Landlord’s reasonable rules and regulations of which Tenant is provided written notice, from time to time, and the right of Landlord to limit the number of parking spaces available to Tenant, its employees and invitees, where the use of the same exceeds the above-stated ratio. Tenant acknowledges that Landlord has informed Tenant that Landlord intends to allocate in its tenant leases more than the actual parking spaces servicing the Property. It is further acknowledged and agreed that as a consequence of such over-allocation of parking spaces, there may occasionally occur instances in which the number of parking spaces actually available to Tenant shall be less than the Parking Spaces to which Tenant is entitled under this Lease. Landlord shall incur no liability to Tenant as a consequence of such over-allocation of parking spaces. Landlord shall have the right to alter the parking areas or their operation from time to time, and to temporarily close portions thereof for maintenance as necessary. Tenant’s parking privileges constitute a license only, and no bailment is intended or shall be created. Neither Landlord nor any parking operator of the parking areas will have any responsibility for loss or damage due to fire or theft or otherwise to any automobile parked in the parking areas or to any personal property therein.

2.02 Roof License.

(a) Tenant shall have the non-exclusive license, at no additional cost, to install, operate and maintain, all in good order and repair, an antenna or dish (“Antenna”) and supplemental HVAC unit (“Tenant’s HVAC Unit”) on a portion or portions of the roof of the Building (“Roof’) in compliance with all of the terms and conditions of this Lease, including, but not limited to, Section 10.05 and Exhibit C. Tenant acknowledges and agrees that the right granted to Tenant hereunder is a non-exclusive license and is not a lease or an appurtenant right to the Premises and, further, that Tenant’s liabilities and obligations under this Lease are not contingent or conditioned upon its ability to use the Antenna and Tenant shall continue to be obligated to perform all of its obligations under the Lease if Tenant is unable to use the Antenna. Tenant shall only use the Antenna to transmit and receive data transmissions for Tenant’s use in the Premises. No person or entity other than Tenant (or a Permitted Transferee, subtenant, successor or assign) shall have the right to use or receive transmissions from the Antenna.

(b) The Antenna and Tenant’s HVAC Unit shall be installed at a location or locations on the Roof selected by Landlord, in its sole but reasonable discretion, and Landlord shall have the right, to be exercised in good faith, to require Tenant to relocate the Antenna, but not Tenant’s HVAC Unit, from time to time, at Tenant’s sole cost and expense; provided, however, Landlord shall not require Tenant to so relocate its Antenna at Tenant’s cost for purposes benefiting a third party, including another Building Tenant or occupant. Landlord makes no representation or warranty to Tenant that the Roof will be satisfactory to Tenant or will permit Tenant to receive the transmissions it desires to receive. Prior to installing, removing or replacing either the Antenna or Tenant’s HVAC Unit, Tenant shall submit to Landlord plans and specifications for the installation of the Antenna and/or Tenant’s HVAC Unit, as the case may be, prepared by a licensed engineer reasonably satisfactory to Landlord (the “Plans”). The Plans shall be reasonably satisfactory to Landlord, and shall show the location of the installations of the Antenna and/or Tenant’s HVAC Unit and all related equipment and components on the Roof, the location and type of all piping, conduit, wiring, cabling, the manner in which the Antenna and/or Tenant’s HVAC Unit will be placed on and fastened to the Roof, number, type, size and sealing of any Roof penetrations, and any other information requested by Landlord, in Landlord’s good faith discretion. Landlord shall have the right to require that the Antenna and/or Tenant’s HVAC Unit not be visible from any location on the ground and/or that the all such equipment be screened in a manner satisfactory to Landlord, in Landlord’s good faith discretion. Landlord shall have the right to employ an engineer or other consultant to review the Plans and the reasonable, actual cost of such engineer or consultant shall be paid by Tenant to Landlord within thirty (30) days after request therefor. After Landlord has approved the Plans and prior to installing the Antenna and/or Tenant’s HVAC Unit and any related equipment, wiring, conduit, piping, or cabling, Tenant shall obtain and provide to Landlord: (a) all required governmental and quasi-governmental permits, licenses, special zoning variances and authorizations, as required by applicable Laws and Restrictions, all of which Tenant shall obtain at its own cost and expense; and (b) a policy or certificate of insurance evidencing such insurance coverage as may be reasonably required by Landlord. Any alteration or modification of the Antenna and/or Tenant’s HVAC Unit or any associated piping, conduit, wiring, cabling, equipment after the Plans have been approved shall require Landlord’s prior written approval, which may be given or withheld in Landlord’s good faith discretion.

(c) Installation and maintenance of the Antenna, Tenant’s HVAC Unit or any associated piping, conduit, wiring, cabling, equipment shall be performed solely by contractors approved by Landlord, in its reasonable discretion. Landlord’s may require Tenant to use a roofing contractor selected by Landlord to perform any work that could damage, penetrate or alter the Roof and an electrician selected by Landlord to install any associated piping, conduit, wiring, cabling, equipment on the Roof or in the Building. Landlord may require anyone going on the Roof to execute in advance a liability waiver satisfactory to Landlord. Tenant shall bear all costs and expenses incurred in connection with the installation, operation and maintenance of the Antenna and Tenant’s HVAC Unit.

(d) Tenant acknowledges that Landlord may decide, in its good faith discretion, from time to time, to repair or replace the Roof (hereinafter “Roof Repairs”). If Landlord elects to make Roof Repairs, Tenant shall, upon Landlord’s request, temporarily remove the Antenna so that the Roof Repairs may be completed. The cost of removing and reinstalling the Antenna shall be paid by Tenant, at Tenant’s sole cost and expense. Landlord shall not be liable to Tenant for any damages, lost profits or other costs or expenses incurred by Tenant as the result of the Roof Repairs.

(e) On the termination or expiration of the Lease, Tenant shall remove the Antenna and all associated conduit, wiring, cabling, equipment and repair any damages caused thereby, at Tenant’s sole cost and expense. If Tenant does not remove the Antenna on or before the date this Lease terminates or expires, Tenant hereby authorizes Landlord to remove and dispose of the Antenna and associated conduit, wiring, cabling, equipment, and Tenant shall promptly reimburse Landlord for the costs and expenses it incurs in removing and disposing of same and repairing any damages caused thereby. Tenant agrees that Landlord may dispose of the Antenna and any associated conduit, wiring, cabling, equipment in any manner selected by Landlord.

(f) Tenant’s license to operate and maintain the Antenna and Tenant’s HVAC Unit shall automatically expire and terminate on the date that the term of the Lease expires or is otherwise terminated. This license to operate and maintain the Antenna shall also terminate if any of the following continue for more than three (3) days after written notice from Landlord to Tenant: (a) the Antenna is causing physical damage to the Building or the Roof, (b) the Antenna is interfering with the normal or customary transmission or receipt of transmission or receipt of signals from or to the Building, (c) the Antenna is causing Landlord to be in violation of any agreement to which Landlord is a party or (d) the Antenna is causing Landlord to be in violation any local, state or federal law, regulation or ordinance.

(g) Tenant represents and warrants to Landlord that neither the Antenna nor Tenant’s HVAC Unit will cause interference with (i) any existing communications equipment installed on the Building, or (ii) with the ability of office tenants/occupants of the Building or Project to receive or transmit radio, television, telephone, microwave, short-wave, long-wave or other signals of any sort presently or hereafter installed, or (iii) with any equipment, installation, wires, cabling or machinery (electronic or otherwise) at the Building or Project. Should any such interference occur, Landlord shall provide Tenant with notice of such interference and Tenant shall promptly make all necessary repairs and adjustments, at Tenant’s expense, to insure cessation of interference to Landlord’s reasonable satisfaction and any costs and expenses incurred by Landlord in connection therewith shall be paid to Landlord within thirty (30) days after Tenant’s receipt of Landlord’s invoice. If interference cannot be eliminated within forty eight (48) hours after receipt of notice from Landlord to Tenant, Tenant shall temporarily disconnect the electric power and shut down the interfering equipment, except for intermittent operation for the purpose of testing correction of such interference. In the event Tenant does not shut down such equipment as aforesaid, Landlord may do so without liability to Tenant.

ARTICLE 3: LEASE TERM

3.01 Lease Term. Subject to the terms and conditions of this Lease, the Initial Term of this Lease is set forth in Article 1, unless sooner terminated as provided herein. Landlord and Tenant agree to execute a Term Commencement Date Agreement substantially in the form attached hereto as Exhibit H, or as otherwise reasonably requested by Landlord confirming the actual Term Commencement Date and expiration date of the Term, once same are determined.

3.02 Hold Over. If Tenant (or anyone claiming through Tenant) shall remain in occupancy of the Premises or any part thereof after the expiration or early termination of the Term without a written agreement therefor executed and delivered by Landlord, then without limiting Landlord’s other rights and remedies the person remaining in possession shall be deemed a tenant at sufferance, and Tenant shall thereafter pay monthly rent (pro rated for such portion of any partial month as Tenant shall remain in possession) at a rate equal to the greater of (a) one and one-quarter times the market rent then being quoted by Landlord for the Premises or reasonably comparable space in the Building, or (b) 1.75 times the amount payable as Base Rent for the twelve (12) month period immediately preceding such expiration or termination, and in either case with all Additional Rent also payable as provided in this Lease. After Landlord’s acceptance of the full amount of such rent for the first month of such holding over, the person remaining in possession shall be deemed a tenant at will at such rent and otherwise subject to all of the provisions of this Lease. Notwithstanding the foregoing, if Landlord desires to regain possession of the Premises promptly after the termination or expiration hereof and prior to acceptance of rent for any period thereafter, Landlord may, at its option, forthwith re-enter and take possession of the Premises or any part thereof without process or by any legal process in force in the state where the Property is located. In any case, Tenant shall be liable to Landlord for all damages resulting from any failure by Tenant to vacate the Premises or any portion thereof when required hereunder.

3.03 Right to Extend.

(a) Extension Term. The Term of this Lease of all of the Premises may be extended for the Extension Term by unconditional written notice from Tenant to Landlord at least twelve (12) (but not more than fifteen (15)) months before the end of the Initial Term, time being of the essence. If Tenant does not timely exercise this option, or if on the date of such notice or at the beginning of the Extension Term (i) an Event of Default by Tenant exists, or (ii) Tenant is not leasing sixty percent (60%) or more of the Premises, or (iii) Tenant has made any Transfer under Article 13 (other than a Related Party Transfer), at Landlord’s option upon written notice to Tenant, Tenant’s right to extend the Term of this Lease shall irrevocably lapse and be void and of no further force and effect, Tenant shall have no further right to extend, and this Lease shall expire at the end of the Initial Term. If Tenant fails to timely exercise its rights hereunder, then within seven (7) days of Landlord’s request therefor, Tenant shall execute and deliver to Landlord a certification, in recordable form, confirming the Tenant’s failure to exercise (or waiver of) such right, and Tenant’s failure to so execute and deliver such certification shall (without limiting Landlord’s remedies on account thereof) entitle Landlord to execute and deliver to any third party, and record, an affidavit confirming the failure or waiver, which affidavit shall be binding on Tenant and may be conclusively relied on by third parties. All references to the Term shall mean the Initial Term as it may be extended by the Extension Term. The Extension Term shall be on all the same terms and conditions except that the Base Rent for the Extension Term shall be as set forth below.

(b) Extension Term Base Rent. Base Rent for each year of the Extension Term shall be established as the higher of (x) one hundred percent (100%) of the Market Rent (as defined in Section 3.03(c)) or (y) the Base Rent last in effect for the last Lease Year prior to the Extension Term. If Tenant gives Landlord timely notice of its exercise of the Extension Term option, then Landlord shall give Tenant written notice of Landlord’s determination of Market Rent for the

Premises for the Extension Term no later than three (3) months prior to the expiration of the Initial Term. Within ten (10) days after Tenant receives such notice, Tenant shall notify Landlord of its agreement with or objection to Landlord’s determination of the Market Rent, whereupon in the case of Tenant’s objection, Market Rent shall be determined by arbitration conducted in the manner set forth below. If Tenant does not notify Landlord within such ten (10) day period of Tenant’s agreement with or objection to Landlord’s determination of the Market Rent, then the Market Rent for the Extension Term shall be conclusively deemed to be Landlord’s determination of the Market Rent as set forth in Landlord’s notice to Tenant.

(c) Arbitration of Market Rent. If Tenant timely notifies Landlord of Tenant’s objection to Landlord’s determination of Market Rent under the preceding subsection with respect to the Extension Term, such notice shall also set forth a request for arbitration and Tenant’s appointment of a commercial real estate appraiser (an “Arbitrator”). Within five (5) business days thereafter, Landlord shall by notice to Tenant appoint a second Arbitrator. Each Arbitrator shall determine the Market Rent for the Extension Term within thirty (30) days after Landlord’s appointment of the second Arbitrator. On or before the expiration of such thirty (30) day period, the two Arbitrators shall confer to compare their respective determinations of the Market Rent. If the difference between the amounts so determined by the two (2) Arbitrators is less than or equal to ten percent (10%) of the lower of said amounts then the final determination of the Market Rent shall be equal to the arithmetical average of said amounts. If such difference between said amounts is greater than ten percent (10%), then the two arbitrators shall within ten (10) days thereafter to appoint a similarly qualified third Arbitrator (“Third Arbitrator”), who shall determine the Market Rent for the Extension Term within ten (10) days after his or her appointment by selecting one or the other of the amounts determined by the other two (2) Arbitrators. Each party shall bear the cost of the Arbitrator selected by such party. The cost for the Third Arbitrator, if any, shall be shared equally by Landlord and Tenant. All Arbitrators appointed hereunder shall be licensed real estate brokers with at least ten (10) years’ experience in the leasing of office/laboratory space in buildings similar in character and location to the Premises. The foregoing determination shall be conclusive, final and binding on the parties and enforceable in any court having jurisdiction over the parties.

(d) “Market Rent” shall be the fair market rent that willing parties would pay and receive as the Base Rent to lease similar space in the Building and similar space in similar buildings in the same geographic area, during the Extension Term and under the applicable terms and conditions of this Lease (and other relevant market factors).

(e) Rent Continuation. For any part of the Extension Term during which the Base Rent is in dispute or has otherwise not finally been determined, Tenant shall make payment on account of Base Rent at the Market Rent estimated by Landlord, and the parties shall adjust for any overpayments or underpayments upon the final determination of Base Rent. The failure by the parties to complete the process contemplated under this Section prior to commencement of the Extension Term shall not affect the continuation of the Term or the parties’ obligation to make any adjustments for any overpayments or underpayments for the Base Rent due for the Extension Term promptly after the determination thereof is made.

ARTICLE 4: RENT

4.01 Base Rent. On the Rent Commencement Date and thereafter on the first day of each month during the Term, Tenant shall pay Landlord the monthly installment of Base Rent and commencing on the Term Commencement Date the monthly installments of Tenant’s Pro Rata Share of Total Operating Costs and Tenant’s Pro Rata Share of Taxes required by Section 4.02, in each case in advance. Rent shall be payable at Landlord’s address or otherwise as Landlord may designate in writing from time to time.

4.02 Additional Rent.

(a) General. “Rent” means Base Rent and Additional Rent. Landlord shall estimate in advance (i) all Taxes under Article 5, (ii) all utility costs (unless separately metered to or separately contracted for by Tenant) under Article 6, (iii) all insurance premiums to be paid by Landlord under Article 7 and (iv) all Operating Expenses under Section 8.04 (individually, all such items in clauses (i) through (iv) being “Operating Costs” and collectively, being “Total Operating Costs”) and Tenant shall pay one-twelfth (1/12th) of Tenant’s Pro Rata Share of such estimated Total Operating Costs monthly in advance together with Base Rent but commencing on the Term Commencement Date. Landlord may adjust its estimates of Total Operating Costs at any time based upon its experience and reasonable anticipation of costs. Such adjustments shall be effective as of the next Rent payment date after notice to Tenant. Within one hundred twenty (120) days after the end of each fiscal year of the Property during the Term, Landlord shall endeavor to give to Tenant a reasonably detailed statement of the Total Operating Costs paid or incurred by Landlord during the preceding fiscal year and Tenant’s Pro Rata Share of such expenses. Within the next thirty (30) days, Tenant shall pay Landlord any underpayment, or Landlord shall credit Tenant with any overpayment, of Tenant’s Pro Rata Share of such Total Operating Costs. If the Term expires or the Lease is terminated as of a date other than the last day of a fiscal year, Tenant’s payment of Additional Rent pursuant to this Section for such partial fiscal year shall be based on Landlord’s reasonable estimate of the items otherwise includable in Total Operating Costs and shall be made on or before the later of (x) ten (10) days after Landlord delivers such estimate to Tenant or (y) the last day of the Term, with an appropriate payment or refund to be made upon Tenant’s receipt of Landlord’s statement of Total Operating Costs for such fiscal year. This Section shall survive the expiration or earlier termination of the Term.

(b) Allocation of Certain Operating Costs; Gross Up. If at any time during the Term Landlord provides services only with respect to particular portions of the Building that include the Premises or incurs other Operating Costs allocable to particular portions of the Building that include the Premises alone, then such Operating Costs shall be charged entirely to those tenants, including Tenant, if applicable, of such portions, notwithstanding the provisions hereof referring to Tenant’s Pro Rata Share. If, during any period for which Landlord’s Operating Costs are being computed, less than all of the Building is occupied by tenants, or if Landlord is not supplying all tenants with the services being supplied hereunder, Operating Costs shall be reasonably estimated and extrapolated by Landlord to determine the Operating Costs that would have been incurred if the Building were fully occupied for such year and such services were being supplied to all tenants, and such estimated and extrapolated amount shall be deemed to be the Operating Costs for such period. Landlord shall make a reasonable allocation of any Operating Costs incurred jointly for the Property and any other property.

(c) This Lease requires Tenant to pay directly to suppliers, vendors, carriers, contractors, etc., certain insurance premiums, utility costs, personal property taxes, maintenance and repair costs and other expenses. If Landlord pays any of these amounts in accordance with this Lease, Tenant shall reimburse such costs in full with the next monthly Rent payment. Unless this Lease provides otherwise, Tenant shall pay all Additional Rent then due on or before the date for the next monthly Rent payment.

(d) Audit Right. Provided there is no Event of Default, Tenant shall have the right to cause Landlord’s determination of Tenant’s Pro Rata Share of Total Operating Costs to be audited by an auditor reasonably acceptable to Landlord, one time with respect to any Fiscal Year, provided notice of Tenant’s desire to so audit is given to Landlord no later than forty-five (45) days after Tenant receives an annual statement from Landlord and provided that such review is thereafter commenced and prosecuted by Tenant with due diligence. Any Operating Costs statement or accounting by Landlord shall be binding and conclusive upon Tenant unless (i) Tenant duly requests such review within such 45-day period, and (ii) within 3 months after such review request, Tenant shall notify Landlord in writing that Tenant disputes the correctness of such statement, specifying the particular respects in which the statement is claimed to be incorrect. The auditor conducting the review shall be compensated on an hourly basis and shall not be compensated based upon percentage of overcharges it discovers. No subtenant shall have any right to conduct a review, and no assignee shall conduct a review for any period during which such assignee was not in possession of the Premises. Tenant agrees that all information obtained from any such Operating Costs review, including without limitation, the results of any Operating Costs review shall be kept strictly confidential by Tenant and shall not be disclosed to any other person or entity. If as a result of such audit it is mutually agreed, or if it is ultimately determined, that Landlord’s determination of the foregoing is (i) overstated, or (ii) understated, then in the case of (i) Landlord shall credit the difference against monthly installments of Rent next thereafter coming due (or refund he difference if the Term has ended and Tenant has no further obligation to Landlord), or in the case of (ii) Tenant shall pay to Landlord the amount of such excess. The cost of such audit shall be paid by Tenant unless the final result of such audit shall indicate an overstatement of more than 10%, in which case the cost of such audit shall be paid for by Landlord up to a maximum amount of $3,000.

4.03 Late Charge. Tenant acknowledges that if it pays Rent late, Landlord shall incur unanticipated costs, which shall be extremely difficult to ascertain exactly. Such costs include processing and accounting charges, and late charges that may be imposed on Landlord by any mortgage on the Property. Accordingly, if Landlord does not receive any Rent payment within five (5) days following its due date, Tenant shall pay Landlord a late charge equal to ten percent (10%) of the overdue amount; provided that no such late fee shall be due with respect to the first late payment in any calendar year if Tenant makes payment within one business day following notice (which need not be written). The parties agree that this late charge represents a fair and reasonable estimate of the costs Landlord shall incur by reason of Tenant’s payment default. Payment of the late charge shall not cure Tenant’s payment default or prevent Landlord from exercising other rights and remedies.

4.04 Interest. Any late Rent shall bear interest from the date due until paid at the rate equal to the Prime Rate plus four percent (4%) per annum except to the extent such interest would cause the total interest to be in excess of that legally permitted. The “Prime Rate” shall mean the prime lending rate per annum published in the Wall Street Journal from time to time. Payment of interest shall not cure Tenant’s payment default or prevent Landlord from exercising other rights and remedies.

4.05 Method of Payment. Tenant shall pay the Base Rent to Landlord in advance in equal monthly installments by the first of each calendar month during the Term commencing on the Rent Commencement Date. Tenant shall make a pro rata payment of Base Rent and Additional Rent for any period of less than a month at the beginning or end of the Term. All payments of Base Rent, Additional Rent and other sums due shall be paid in current U.S. exchange by check drawn on a clearinghouse bank at the Original Address of Landlord or such other place as Landlord may from time to time direct (or if requested by Landlord in the case of Base Rent, by electronic fund transfer), without demand, set-off or other deduction. Without limiting the foregoing, Tenant’s obligation to pay Rent shall be absolute, unconditional, and independent and shall not be discharged or otherwise affected by any law or regulation now or hereafter applicable to the Premises, or any other restriction on Tenant’s use, or, except as expressly provided in herein, any casualty or taking, or any failure by Landlord to perform or other occurrence; and Tenant assumes the risk of the foregoing and waives all rights now or hereafter existing to quit or surrender this Lease or the Premises or any part thereof. It is intended that Base Rent payable hereunder shall be a net return to Landlord throughout the Term, free of expense, charge, offset, diminution or other deduction whatsoever on account of the Premises (excepting Landlord’s financing expenses, federal and state income taxes of general application, and those expenses that this Lease expressly makes the responsibility of Landlord), and all provisions hereof shall be construed in terms of such intent.

4.06 Tenant’s Pro Rata Share.

(a) For the purposes of this Lease, Tenant’s Pro Rata Share of Taxes is equal to the product of the rentable square footage of the Premises multiplied by Landlord’s PSF Taxes (hereafter defined) for each fiscal year, or ratable portion thereof, included in the Term. “Landlord’s PSF Taxes” shall mean the Taxes (as defined in Section 5.02) divided by the rentable square footage of the Building, as same may be adjusted by Landlord from time to time for a remeasurement of or changes in the physical size of the Premises, the Building and/or the Project (as defined below), whether such changes in size are due to an addition to or a sale or conveyance of a portion of the Building, the Project or otherwise.

(b) Tenant’s Pro Rata Share of Operating Expenses (as defined in Section 8.01), utilities and insurance is equal to the product of the rentable square footage of the Premises multiplied by Landlord’s PSF Operating Expenses (hereafter defined) for each calendar year, or ratable portion thereof, included in the Term. “Landlord’s PSF Operating Expenses” shall mean Operating Expenses (as defined in Section 8.01), utilities and insurance costs divided by the rentable square footage of the Building or the portion thereof with respect to which such Operating Expenses, utilities and insurance costs are determined.

(c) Tenant’s Pro Rata Share shall be the percentage set forth in Article 1, which percentage has been determined by dividing the total number of rentable square feet in the Premises by the total number of rentable square feet in the Building, and multiplying the resulting quotient by one hundred (100). As of the date hereof, the rentable floor area of the Premises is as set forth in Article 1 and the Building is conclusively deemed to be 187,507 rentable square feet. Once the premises are demised and Building E is completed, the rentable square footage of the Building will be adjusted for changes in the physical size of the Premises, the Building and/or the Project (as defined below). Thereafter, the rentable floor area may be further adjusted by Landlord from time to time for a remeasurement of or changes in the physical size of the Premises, the Building and/or the Project, whether such changes in size are due to an addition to or a sale or conveyance of a portion of the Building, the Project or otherwise. Without limiting the generality of the foregoing, Landlord may equitably adjust Tenant’s Pro Rata Share upon Tenant’s use of the Utility Services as reasonably estimated and equitably determined by Landlord based upon factors such as the intensity of use of such Utility Services by Tenant such that Tenant shall pay the portion of such charges reasonably consistent with Tenant’s use thereof.

ARTICLE 5: TAXES

5.01 Taxes. Tenant covenants and agrees to pay to Landlord as Additional Rent Tenant’s Pro Rata Share of the Taxes for each fiscal tax period, or ratable portion thereof, included in the Lease Term. If Landlord receives a refund of any such Taxes, Landlord shall pay Tenant Tenant’s Pro Rata Share of the refund after deducting Landlord’s costs and expenses incurred in obtaining the refund. Tenant shall make estimated payments on account of Taxes in monthly installments on the first day of each month, in amounts reasonably estimated from time to time by Landlord pursuant to Section 4.02(a).

5.02 Definition of “Taxes.” “Taxes” means all taxes, assessments, betterments, excises, user fees and all other governmental charges and fees of any kind or nature, or impositions or agreed payments in lieu thereof or voluntary payments made in connection with the provision of governmental services or improvements of benefit to the Building or the Property (including any so-called linkage, impact, or voluntary betterment payments), and all penalties and interest thereon (if due to Tenant’s failure to make timely payments), assessed or imposed against the Premises or the property of which the Premises are a part (including, without limitation, any personal property taxes levied on such property or on fixtures or equipment used in connection therewith), other than a federal or state income tax of general application, franchise, estate, conveyance or transfer taxes. If during the Term the present system of ad valorem taxation of property shall be changed so that, in lieu of or in addition to the whole or any part of such ad valorem tax there shall be assessed, levied or imposed on such property or Premises or on Landlord any kind or nature of federal, state, county, municipal or other governmental capital levy, income, sales, franchise, excise or similar tax, assessment, levy, charge or fee (as distinct from the federal and state income tax in effect on the Date of Lease) measured by or based in whole or in part upon Building valuation, mortgage valuation, rents, services or any other incidents, benefits or measures of real property or real property operations, then any and all of such taxes, assessments, levies, charges and fees shall be included within the term of Taxes. Taxes shall also include expenses, including fees of attorneys, appraisers and other consultants, incurred in connection with any efforts to obtain abatements or reduction or to assure maintenance of Taxes for any year wholly or partially included in the Term, whether or not successful and whether or not such efforts involved filing of actual abatement applications or initiation of formal proceedings.

5.03 Personal Property Taxes. Tenant shall pay directly all taxes charged against Tenant Property (as defined in Section 10.06). Tenant shall use its best efforts to have personal property taxed separately from the Property. Landlord shall notify Tenant if any of Tenant’s personal property is taxed with the Property, and Tenant shall pay such taxes to Landlord within fifteen (15) days of such notice.

ARTICLE 6: UTILITIES AND LANDLORD SERVICES

6.01 Utility Services. Commencing on the Term Commencement Date, Tenant shall provide and pay all charges and deposits for gas, water, sewer, electricity, and other energy, utilities and services used or consumed on the Premises (“Utility Services”) during the Term which now or hereafter separately serve the Premises, or are not expressly to be provided by Landlord elsewhere hereunder. If such Utility Services are submetered or checkmetered to measure Tenant’s actual consumption at the Premises, Tenant will reimburse Landlord for the cost of such consumption as measured thereby and as billed by Landlord. If such Utility Services are not separately metered, Tenant shall pay the cost of the same as part of the Operating Costs payable hereunder or, based upon Tenant’s pro rata share of its usage of the system generating the Utility Services as billed by Landlord in common with other tenants having shared use of such system. It is understood and agreed that except as may be expressly provided hereunder, Landlord shall be under no obligation whatsoever to furnish any such services to the Premises, and shall not be liable for (nor suffer any reduction in any rent on account of) any interruption or failure in the supply of the same. If the Premises are not separately metered, Landlord reserves the right, at any time during the Term, to install a monitor or check meter to measure Tenant’s consumption of any Utility Services, in which event Landlord shall calculate the applicable Utility Services based on Tenant’s actual usage thereof, rather than as otherwise provided herein. To the extent permitted by law, Landlord shall have the right at any time and from time to time during the Term to contract for or purchase one or more Utility Services from any company or third-party providing Utility Services (“Utility Service Provider”). Tenant agrees reasonably to cooperate with Landlord and the Utility Service Providers and at all times as reasonably necessary, and on reasonable advance notice, shall allow Landlord and the Utility Service Providers reasonable access to any utility lines, equipment, feeders, risers, fixtures, wiring and any other such machinery or personal property within the Premises and associated with the delivery of Utility Services.

6.02 Landlord Services. Landlord agrees to furnish reasonable heat and air conditioning (HVAC) to the Premises and to common lobbies, hallways and lavatories, if any, during normal business hours on regular business days during the heating or air conditioning season, as applicable, to light common lobbies, passageways twenty-four (24) hours a day, to provide hot water to common lavatories, and to clean common areas, common area glass, common lavatories and glass main entry doorways to the Premises Mondays through Fridays, in substantially the same fashion as is typical for comparable first class office and laboratory projects in the Lexington area, subject to interruption due to accident, to the making of repairs, alterations or improvements, to labor difficulties, to trouble in obtaining fuel, electricity, service or supplies from the sources from which they are usually obtained for such Building, governmental restraints, or to any cause beyond the Landlord’s control. In no event shall Landlord be liable for any interruption or delay in any of the above services for any of such causes. For the purposes of this clause, reasonable heating of the Premises and the common areas shall be provided between the hours of 8:00 a.m. to 6:00 p.m. Monday through Friday and 8:00 a.m. to 1:00 p.m. on Saturday during the months from November through April (holidays excepted). Reasonable cooling of the Premises and the common areas shall be provided between the hours of 8:00 a.m. and 6:00 p.m. Monday through Friday and 8:00 a.m. to 12:00 p.m. on Saturday during the cooling season (holidays excepted). If Tenant requests Landlord to provide additional heat or air conditioning outside of such hours, Tenant shall pay therefor (within fifteen (15) days after billing) at reasonable rates established by Landlord from time to time. If such additional requested heat or air conditioning is furnished to other portions of the Building in addition to the Premises, the cost of the same shall be allocated among all portion of the Building requesting such additional service.

Notwithstanding the foregoing, Tenant shall be entitled to a proportionate abatement of Yearly Rent in the event of a Landlord Service Interruption (as defined below). For the purposes hereof, a “Landlord Service Interruption” shall occur in the event (i) the Premises shall lack any service which Landlord is required to provide hereunder thereby rendering the Premises untenantable for the entirety of the Landlord Service Interruption Cure Period (as defined below), (ii) such lack of service was not caused by Tenant, its employees, contractors, invitees or agents; (iii) Tenant in fact ceases to use the entire Premises for the entirety of the Landlord Service Interruption Cure Period; and (iii) such interruption of service was the result of causes, events or circumstances within the Landlord’s reasonable control and the cure of such interruption is within Landlord’s reasonable control. For the purposes hereof, the “Landlord Service Interruption Cure Period” shall be defined as fifteen (15) consecutive calendar days after Landlord’s receipt of written notice from Tenant of the Landlord Service Interruption

6.03 Excess Usage by Tenant. Tenant shall not introduce to the Premises personnel, fixtures or equipment which (individually or in the aggregate) exceed those used by the average Building tenant or overload the capacity of the electrical, heating, ventilating and air conditioning, mechanical, plumbing or other utility systems serving the Premises or generate above average heat, noise or vibration at the Premises. If Tenant uses the Premises or installs fixtures or equipment in such a manner as would so overload said systems, as reasonably determined by Landlord, then, in addition to any other remedies Landlord may have, Tenant shall pay, as additional rent, within ten (10) days of billing therefor, the cost of providing and installing any additional equipment, facilities or services that may be required as a result thereof, and for any repairs or damage resulting therefrom.

ARTICLE 7: INSURANCE

7.01 Coverages. Tenant shall, at its own expense, maintain and keep in force, or cause to be maintained and kept in force by any general contractors, sub-contractors or third party entities where required by contract, throughout the term of this Lease and/or alteration or construction period and for such longer period, if any, Tenant remains in occupancy of the Premises, the following insurance coverages:

(a) Property Insurance. “All-Risk” or “Special” Form property insurance, and/or Builders Risk coverage for renovation projects, including, without limitation, coverage for fire, earthquake and flood; boiler and machinery (if applicable); sprinkler damage; vandalism; malicious mischief coverage on all equipment, furniture, fixtures, fittings, Tenant Work, Tenant Property or other improvements and betterments, business income, extra expense, merchandise, inventory/stock, contents, and personal property located on or in the Premises. Such insurance shall be in an amount equal to the full replacement cost of the aggregate of the foregoing and shall provide coverage comparable to the coverage in the standard ISO “All-Risk” or “Special” Form, when such coverage is supplemented with the coverages required above. Property policy shall also include coverage for plate glass, where required by written contract.

(b) Liability Insurance. Commercial General Liability insurance against any and all claims for personal injury, death or property damage occurring in, or about the Premises and arising out of Tenant’s operations on the Premises, or Tenant’s agents’, invitees’, sublessees’ use or occupancy of the Premises. Such insurance shall have a limit of not less than One Million Dollars ($1,000,000) per occurrence with a Two Million Dollar ($2,000,000) aggregate limit. Such insurance shall contain an extended (broad form) liability endorsement, including contractual liability coverage (including this Lease, and Tenant’s indemnity obligations hereunder). Such liability insurance shall be primary and not contributing to any insurance available to Landlord, and Landlord’s insurance (if any) shall be in excess thereto. Tenant’s commercial general liability insurance policy shall include Landlord, Landlord’s Management Agent, Landlord’s mortgagees and Landlord’s designees as additional insureds, and shall provide that such parties may, although additional insureds, recover for any loss suffered by Tenant’s negligence.

(c) Umbrella / Excess Liability Insurance. The foregoing liability limits shall be adequate as long as Tenant maintains an Umbrella policy limit of not less than Three Million Dollars ($3,000,000) per occurrence. Should Tenant not maintain an Umbrella policy with such limits, then the limits of the underlying Commercial General Liability policy shall be increased to Two Million Dollars ($2,000,000) per occurrence and Four Million Dollars ($4,000,000) aggregate.

(d) Other. Such other insurance as Landlord may reasonably require, from time to time, provided such other insurance is routinely required by reasonably prudent landlords of similar properties, and as may be required by law, including, without limitation (i) workers’ compensation insurance with a limit of liability as required by law to be maintained; (ii) employer’s liability insurance with a minimum limit of coverage of Two Million Dollars ($2,000,000); and (iii) business interruption and extra expense insurance coverage(s) satisfactory to Landlord.

(e) Form of the Policies. Tenant shall have the right to provide insurance coverage which it is obligated to carry pursuant to the terms hereof in a blanket policy, provided such policy expressly affords coverage to the Premises and to Landlord as required by this Lease.

(f) Failure by Tenant to Obtain Insurance. If Tenant does not procure the insurance required pursuant to this Section, or keep the same in full force and effect, Landlord may, but shall not be obligated to, take out the necessary insurance and pay the premium therefor after notice thereof to Tenant, and Tenant shall repay to Landlord, as additional rent, the amount so paid promptly upon demand. In addition, Landlord may recover from Tenant, as additional rent, any and all reasonable expenses (including attorneys’ fees) and damages which Landlord may sustain by reason of the failure by Tenant to obtain and maintain such insurance, it being expressly declared that the expenses and damages of Landlord shall not be limited to the amount of the premiums thereon.

(g) Contractor Insurance. Tenant shall cause all contractors and subcontractors to maintain during any period of Tenant Work the insurance described on Exhibit D attached hereto.

(h) Deductibles. Tenant’s insurance policies shall not include deductibles in excess of Five Thousand Dollars ($5,000) without Landlord’s prior written consent. If any of the above insurances have deductibles or self-insured retentions, the Tenant and/or contractor (policy Named Insured) shall be responsible for the deductible amount.

(i) General Requirements. All of the insurance policies required in this Section (“Insurance Requirements”) shall be written by insurance companies which are licensed to do business in the state where the Property is located, or obtained through a duly authorized surplus lines insurance agent or otherwise in conformity with the laws of such state, with an A.M. Best rating of at least “A” and a financial size category of not less than “VII”. The liability policy(ies) shall name, as additional insureds, Landlord, Landlord’s Management Agent, Landlord’s mortgagees and Landlord’s designees, and provide thirty (30) days’ notice of cancellation, non-renewal of coverage. Tenant shall provide Landlord with certificates of insurance upon request, prior to move-in date, prior to commencement of the Tenant/contractor work, or within thirty (30) days of coverage inception and subsequent renewals or rewrites/replacements of any cancelled/non-renewed policies.

7.02 Avoid Action Increasing Rates. Tenant shall comply with Sections 9.01, 9.02, 9.03 and 9.04 and in addition shall not, directly or indirectly, use the Premises in any way that is prohibited by law or dangerous to people or property or that may jeopardize or increase the cost of any insurance coverage or require additional insurance. Tenant shall cure any breach of this Section within ten (10) days after notice from Landlord (or Tenant’s independent knowledge of such breach) by (i) stopping any use that jeopardizes any insurance coverage or increases its cost and (ii) paying the increased cost of insurance. Tenant shall have no further notice or cure right under Article 14 for any such breach. Tenant shall reimburse Landlord for all of Landlord’s costs incurred in providing any insurance that is attributable to any special endorsement or increase in premium resulting from the business or operations of Tenant, and any special or extraordinary risks or hazards resulting therefrom, including, without limitation, any risks or hazards associated with the generation, storage and disposal of Environmental Substances.

7.03 Waiver of Subrogation. Landlord and Tenant each waive any and every claim for recovery from the other for any and all loss of or damage to the Property or any part of it, or to any of its contents, which loss or damage is covered by valid and collectible property insurance. Landlord waives any and every such claim against Tenant that would have been covered had the insurance policies required to be maintained by Landlord by this Lease been in force, to the extent that such loss or damage would have been recoverable under such policies.

Tenant waives any and every such claim against Landlord that would have been covered had the insurance policies required to be maintained by Tenant under this Lease been in force, to the extent that such loss or damage would have been recoverable under such policies. This mutual waiver precludes the assignment of any such claim by subrogation (or otherwise) to an insurance company (or any other person), and Landlord and Tenant each agree to give written notice of this waiver to each insurance company that has issued or shall issue any property insurance policy to it, and to have the policy properly endorsed, if necessary, to prevent invalidation of the insurance coverage because of this waiver.

7.04 Landlord’s Insurance. Landlord shall purchase and maintain during the Term with insurance companies qualified to do business in the state where the Property is located insurance that may include the following: (i) commercial general liability insurance for incidents occurring in the common areas, with coverage for premises/operations, personal and advertising injury, products/completed operations and contractual liability for bodily injury and property damage per occurrence, together with such other coverages and risks as Landlord shall reasonably decide or a mortgagee may require; (ii) property insurance covering property damage to the Building (including the Initial Tenant Improvements but excluding any Tenant Work), and loss of rental income, for full replacement cost value of the Building with co-insurance waived by inclusion of an agreed amount endorsement; and (iii) such other coverage(s) as may be required by Landlord’s mortgagee or otherwise be deemed commercially reasonable by Landlord. As set forth in Section 4.02, the cost thereof shall be borne by Tenant and other tenants.

ARTICLE 8: OPERATING EXPENSES

8.01 Operating Expenses.

(a) “Operating Expenses” shall mean all costs and expenses associated with the ownership, operation, management, maintenance and repair of the Building and Property and of all heating, ventilating, air conditioning, plumbing, electrical, utility and safety systems for the Building. “Common Elements” shall mean all areas in the Building available for the common use of tenants of the Building and not leased or held for the exclusive use of Tenant or other tenants, including, but not limited to, the common café and common parking areas, driveways, sidewalks, access roads, plazas, landscaping and planted areas located in the Building or on the Property. Operating Expenses include, without limitation, the costs and expenses incurred in connection with the following: compliance with Landlord’s obligations under Section 10.03; planting and landscaping; snow plowing and removal; utility, water and sewage services; maintenance of signs; supplies, materials and equipment purchased or rented, total wage and salary costs paid to, and all contract payments made on account of, all persons engaged in the operation, maintenance, security, cleaning and repair of the Property and Common Elements, including Social Security, old age and unemployment taxes and so called “fringe benefits”; services generally furnished to tenants of the Building; maintenance, repair and replacement of Building and Common Elements equipment and components; utilities consumed and expenses incurred in the operation, maintenance and repair of the Property and Common Elements; costs incurred under any reciprocal easement agreements benefiting the Property; costs incurred by Landlord to comply with the terms and conditions of any governmental approvals affecting operations of the Property; the amortized portion, properly attributable to the year in question, of the cost, with interest thereon at a rate reasonably determined by Landlord, of any capital repairs, improvements or replacements made to the Property, by Landlord (i) which are for the primary purpose of reducing Operating Expenses, or (ii) which are required by governmental authority to comply with changes in applicable law taking effect after the execution of this Lease or (iii) which are costs incurred which are not considered annual recurring routine maintenance but maintains (as opposed to improving) the general appearance or condition of the Building (i.e. painting of Common Elements, replacement of carpet in Common Elements); workers’ compensation insurance and property, liability and other insurance premiums; personal property taxes; rental or lease payments paid by Landlord for rented or leased personal property used in the operation or maintenance of the Property and Common Elements; fees for required licenses and permits; losses or subsidies paid or incurred by Landlord in operating the common café; routine maintenance and repair of parking areas and paving (including sweeping, striping, repairing, resurfacing, and repaving); refuse removal; security; reasonable reserves, including for roof replacement and exterior painting; and property management fees. Operating Expenses shall also include the Building’s share (as reasonably determined and allocated by Landlord) of: (i) the costs incurred by Landlord in operating, maintaining, repairing, insuring and paying real estate taxes upon any common facilities of the office park or development (including, without limitation, the common facilities from time to time serving the Building in common with other buildings or parcels of land) of which the Property may be a part, from time to time, such as any so-called “loop” access roads, retention ponds, sewer and other utility lines, amenities and the like; (ii) shuttle bus service (if and so long as Landlord shall provide the same); (iii) the actual or imputed cost of the space occupied by on the grounds building attendant(s) and related personnel and the cost of administrative and or service personnel whose duties are not limited solely to the Building, as allocated to the Building by Landlord; and (iv) payments made by Landlord under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the payment or sharing of costs among park or development property owners. Landlord may use third parties or affiliates to perform any of the foregoing services, and the cost thereof shall be included in Operating Expenses, provided that with respect to affiliates such costs do not exceed the customary amount charged for the services provided by unaffiliated persons or entities of similar skill, competence and experience (it being agreed by Tenant that a management fee of four and one-half percent (4.5%) of the gross revenue of the Property complies with the foregoing). Costs referred to in this Section shall be ascertained in accordance with generally accepted accounting principles, including allowances for appropriate reserves, and allocated to appropriate fiscal periods on the accrual method of accounting.

(b) Operating Expenses shall not include: the cost of casualty repairs to the extent covered by insurance (except for reasonable deductibles paid by Landlord under insurance policies maintained by Landlord); costs associated with the operation of the business of Landlord and/or the sale and/or financing of the Building, as distinguished from the cost of Building operations, maintenance and repair; and costs of disputes between Landlord and its employees, tenants or contractors; any expenses for any item or service not provided to Tenant but to certain other tenant(s) on the Property; expenses for any item or service which Tenant pays directly to a third party or separately pays to Landlord; leasing commissions; expenses that relate to preparation of space for another tenant; legal expenses relating to other tenants; principal, interest and other expenses upon loans to Landlord or secured by a mortgage covering the Building or Property or a portion thereof; rent under any ground lease; salaries of executive officers of Landlord; depreciation claimed by Landlord for tax purposes; capital expenditures except as expressly provided above; reserves; costs to rent equipment which if purchased would constitute a prohibited capital expenditure; management fees in excess of those that are customary for similar properties in the same geographic area as the Property (it being agreed by Tenant that a management fee of four and one-half percent (4.5%) of the gross revenue of the Property is considered customary as of the date hereof); costs incurred due to the negligence or willful misconduct of the Landlord, its agents and employees; penalties, fines and other costs incurred due to violation by the Landlord of any lease or any laws in force or effect as of the date of this Lease and any interest or penalties attributable to late payment by Landlord of any of the Operating Expenses (except if due to an action by Tenant); and costs and expenses of investigating, monitoring and remediating hazardous materials on, under or about the Building or Property (except if due to acts of Tenant)..

(c) Tenant shall pay Tenant’s Pro Rata Share of Operating Expenses in accordance with Section 4.02.

ARTICLE 9: USE OF PREMISES

9.01 Permitted Uses. Tenant may use the Premises only for the Permitted Uses described in Article 1, and for no other purpose(s). Tenant shall keep the Premises equipped with appropriate safety appliances to the extent required by applicable laws or insurance requirements. The vivarium permitted to be operated in the laboratory portion of the Premises shall be used for biopharmaceutical research and development and the handling and testing of mice and rats only (the “Permitted Animals”), and for no other purpose or use. If Tenant proposes to use any animals other than the Permitted Animals in its operations, it shall first obtain the prior written consent of Landlord, which consent Landlord shall not unreasonably withhold. Animal testing, solely of Permitted Animals, shall be permitted subject to the following: (i) all testing shall be conducted in strict compliance with all applicable governmental rules and regulations and with good scientific and medical practice; (ii) all dead animals, any part thereof or any waste products related thereto, shall be disposed of, at Tenant’s sole cost and expense, in strict compliance with all applicable governmental rules and regulations and with good scientific and medical practice; (iii) no odors, noises or any similar nuisance shall be permitted to emanate from or permeate the vivarium; and (iv) Tenant’s use of the vivarium shall not interfere with the peaceable and quiet use and enjoyment by other tenants or occupants of the Building of their respective premises in the Building. Tenant shall procure and deliver to Landlord copies of all necessary permits and approvals necessary for the use and operation of the vivarium before allowing any actual Permitted Animals into the Premises and shall maintain such permits and approvals during the Lease term. Landlord may require Tenant to bring Permitted Animals in and out of the Building only before or after normal business hours. Tenant shall defend, save harmless, exonerate and indemnify Landlord from all injury, loss or damage to any person or property occasioned by or growing out of the use and operation of the vivarium and the presence of the Permitted Animals in and about the Premises.

9.02 Indemnification. Tenant shall assume exclusive control of all areas of the Premises, including all improvements, utilities, equipment, and facilities therein. Tenant is responsible for the Premises and any Tenant’s improvements, equipment, facilities and installations, wherever located on the Property and all liabilities, including, without limitation, tort liabilities, incident thereto. To the maximum extent this agreement may be made effective according to law, Tenant shall indemnify, save harmless and defend Landlord and Landlord’s members, managers, officers, mortgagees, agents, employees, independent contractors, invitees, Landlord’s Managing Agent and other persons acting under them (collectively, “Indemnitees”) from and against all liability, claim, damage or cost (including reasonable attorneys’ fees) arising in whole or in part out of (i) any injury, loss, theft or damage to any person or property while on or about the Premises, the Property or the Building; (ii) any condition within the Premises or, to the extent arising from the acts or omissions of Tenant, the Property or the Building; (iii) failure to comply with any Lease covenant by Tenant; or (iv) the use of the Premises (or, to the extent arising from the acts or omissions of Tenant, the Property or the Building) by, or any act or omission of, Tenant or persons claiming by, through or under Tenant, or any of its agents, employees, independent contractors, suppliers or invitees, in each case paying any cost to Landlord on demand as Additional Rent. The foregoing indemnity shall not apply to any liability, claim, damage or cost to the extent caused by the negligence or willful misconduct of Landlord and/or the Indemnitees. The provisions of this Section shall survive the expiration or earlier termination of this Lease.

9.03 Compliance With Legal Requirements. Tenant shall not cause or permit the Premises, the Property or the Building to be used in any way that violates any law, code, ordinance, restrictive covenant, encumbrance, governmental regulation, order, permit, approval, variance, covenants or restrictions of record or any provision of the Lease (each a “Legal Requirement”), annoys or interferes with the rights of tenants of the Building, or constitutes a nuisance or waste. Tenant shall obtain, maintain and pay for all permits and approvals and shall promptly take all actions necessary to comply with all Legal Requirements, including, without limitation, the Occupational Safety and Health Act, applicable to Tenant’s use of the Premises, the Property or the Building. Tenant shall maintain in full force and effect all certifications or permissions to provide its services required by any authority having jurisdiction to authorize, franchise or regulate such services. Tenant shall be solely responsible for procuring and complying at all times with any and all necessary permits and approvals directly or indirectly relating or incident to: the conduct of its activities on the Premises; its scientific experimentation, transportation, storage, handling, use and disposal of any chemical or radioactive or bacteriological or pathological substances or organisms or other hazardous wastes or environmentally dangerous substances or materials or medical waste or animals or laboratory specimens. Within ten (10) days of a request by Landlord, which request shall be made not more than once during each period of twelve (12) consecutive months during the Term hereof, unless otherwise reasonably requested by any mortgagee of Landlord, Tenant shall furnish Landlord with copies of all such permits and approvals that Tenant possesses or has obtained together with a certificate certifying that such permits are all of the permits that Tenant possesses or has obtained with respect to the Premises. Tenant shall promptly give written notice to Landlord of any warnings or violations relative to the above received from any federal, state or municipal agency or by any court of law and shall promptly cure the conditions causing any such violations. Tenant shall not be deemed to be in default of its obligations under the preceding sentence to promptly cure any condition causing any such violation in the event that, in lieu of such cure, Tenant shall contest the validity of such violation by appellate or other proceedings permitted under applicable law, provided that: (i) any such contest is made reasonably and in good faith, (ii) Tenant makes provisions, including, without limitation, posting bond(s) or giving other security, acceptable to Landlord to protect Landlord, the Building and the Property from any liability, costs, damages or expenses arising in connection with such violation and failure to cure, (iii) Tenant shall agree to indemnify, defend (with counsel reasonably acceptable to Landlord) and hold Landlord harmless from and against any and all liability, costs, damages, or expenses arising in connection with such condition and/or violation, (iv) Tenant shall promptly cure any violation in the event that its appeal of such violation is overruled or rejected, and (v) Tenant’s decision to delay such cure shall not, in Landlord’s good faith determination, be likely to result in any actual or threatened bodily injury, property damage, or any civil or criminal liability to Landlord, any tenant or occupant of the Building or the Property, or any other person or entity. Tenant shall have no obligation under this Lease to make structural or capital improvements to the Premises, the Building or the Property to comply with Legal Requirements unless said improvements are required because of Tenant’s particular manner of use of the Premises or Tenant Work. Landlord represents and warrants that as of the Term Commencement Date it has not received any written notices that the Premises are in violation of applicable law including, without limitation, the Americans with Disabilities Act.

9.04 Environmental Substances. “Environmental Law(s)” means all statutes, laws, rules, regulations, codes, ordinances, standards, guidelines, authorizations and orders of federal, state and local public authorities pertaining to any of the Environmental Substances or to environmental compliance, contamination, cleanup or disclosures of any release or threat of release to the environment, of any hazardous, biological, chemical, radioactive or toxic substances, wastes or materials, any pollutants or contaminants that are included under or regulated by any municipal, county, state or federal statutes, laws, rules, regulations, codes, ordinances, standards, guidelines, authorizations or orders, including, without limitation, the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.; the Clean Water Act, 33 U.S.C. § 1251, et seq.; the Clean Air Act, 42 U.S.C. § 7401, et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f-300j, et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1321, et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq.; the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.; the Massachusetts Hazardous Waste Management Act, as amended, M.G.L. Chapter 21C, and the Massachusetts Oil and Hazardous Material Release Prevention Act, as amended, M.G.L., Chapter 21E, as any of the same are from time to time amended, and the rules and regulations promulgated thereunder, and any judicial or administrative interpretation thereof, including any judicial or administrative orders or judgments, and all other federal, state and local statutes, laws, rules, regulations, codes, ordinances, standards, guidelines, authorizations and orders regulating the generation, storage, containment or disposal of any Environmental Substances, including, but not limited to, those relating to lead paint, radon gas, asbestos, storage and disposal of oil, biological, chemical, radioactive and hazardous wastes, substances and materials, and underground and above ground oil storage tanks; and any amendments, modifications or supplements of any of the foregoing.

“Environmental Substances” means, but shall not be limited to, any hazardous substances, hazardous waste, environmental, biological, chemical, radioactive substances, oil, petroleum products and any waste or substance, which because of its quantitative concentration, chemical, biological, radioactive, flammable, explosive, infectious or other characteristics, constitutes or may reasonably be expected to constitute or contribute to a danger or hazard to public health, safety or welfare or to the environment, or that would trigger any employee or community “right-to-know” requirements adopted by any federal, state or local governing or regulatory body, or for which any such body has adopted any requirements for the preparation or distribution of a materials safety data sheet (“MSDS”), including, without limitation, any asbestos (whether or not friable) and any asbestos-containing materials, lead paint, waste oils, solvents and chlorinated oils, polychlorinated biphenyls (PCBs), toxic metals, etchants, pickling and plating wastes, explosives, reactive metals and compounds, pesticides, herbicides, radon gas, urea formaldehyde foam insulation and chemical, biological and radioactive wastes, or any other similar materials that are mentioned under or regulated by any Environmental Law; and the regulations adopted under these acts, and including any other products or materials subsequently found by an authority of competent jurisdiction to have adverse effects on the environment or the health and safety of persons.

Tenant shall neither cause or permit any Environmental Substances to be generated, produced, brought upon, used, stored, treated or disposed of in or about or on the Building by Tenant, nor permit or suffer persons acting under Tenant, to do the same, whether with or without negligence, without (i) Landlord’s prior written consent and (ii) complying with all applicable Environmental Laws and Legal Requirements pertaining to the transportation, storage, use or disposal of such Environmental Substances, including obtaining proper permits and approvals and providing Landlord the applicable MSDS for each Environmental Substance. Landlord may take into account any factors or facts that Landlord reasonably believes relevant in determining whether to grant its consent. Landlord consents to Tenant’s use of the Environmental Substances listed in Exhibit G in the amounts also listed in Exhibit G. Tenant shall not be permitted to use any Environmental Substances other than those identified on foregoing exhibit and not in excess of the quantities listed on said exhibit in the Premises without Landlord’s prior written consent. From time to time at Landlord’s request, Tenant shall execute affidavits, representations and the like concerning Tenant’s best knowledge and belief, after due inquiry, regarding the presence or absence of Environmental Substances on the Premises, the Property or the Building and shall provide a then current list of all Environmental Substances and quantities used in the Premises. Tenant agrees to pay the cost of any environmental inspection or assessment requested by any lender that holds a security interest in the Property or this Lease, or by any insurance carrier, to the extent that such inspection or assessment pertains to any release, threat of release, contamination, claim of contamination, loss or damage or determination of condition in the Premises by Tenant, its employees, invitees, contractors or other persons acting under Tenant. In addition, at Landlord’s request, Tenant shall promptly provide to Landlord all MSDSs for products used within the Premises.

If any transportation, storage, use or disposal of Environmental Substances on or about the Property or Building by Tenant, its agents, employees, independent contractors, or invitees results in any escape to, release to, threat of release to or contamination of the soil, surface or ground water, sewage system or ambient air or any loss or damage to person or property, Tenant agrees to: (a) notify Landlord immediately of the occurrence; (b) after consultation with Landlord, clean up the occurrence in full compliance with all applicable statutes, regulations and standards; and (c) indemnify, defend and hold Landlord, and the Indemnitees harmless from and against any claims, suits, causes of action, costs and fees, including attorneys’ fees and costs, arising from or connected with any such occurrence. In the event of such occurrence, Tenant agrees to cooperate fully with Landlord and provide such documents, affidavits, information and actions as may be requested by Landlord (1) to comply with any Environmental Law or Legal Requirement, (2) to comply with any request of any mortgagee or tenant and/or (3) for any other reason deemed necessary by Landlord in its sole discretion. In the event of any such occurrence that is required to be reported to a governmental authority under any Environmental Law or Legal Requirement, Tenant shall simultaneously deliver to Landlord copies of any notices given or received by Tenant and shall promptly pay when due any fine or assessment against Landlord, Tenant or the Premises or Property relating to such occurrence.

9.05 Signs and Auctions. Except as may be expressly set forth herein, no sign, antenna or other structure or thing, shall be erected or placed on the Premises or any part of the exterior of the Building or erected so as to be visible from the exterior of the Building without first securing the written consent of the Landlord. Tenant shall not conduct or permit any auctions or sheriffs sales at the Property. Landlord, at Landlord’s cost, shall provide Tenant identification on existing multi-tenant signs or directories at the entrance to Building E and in the parking garage, as appropriate. Such signs will be mutually agreed upon by Landlord and Tenant provided that all such signs will be consistent with standard Building signage and will conform to local regulations.

9.06 Landlord’s Access. Landlord or its agents may enter the Premises at all reasonable times to show the Premises to potential buyers, investors or other parties, or during the last nine (9) months of the Term, to potential tenants; to inspect and conduct tests in order to monitor Tenant’s compliance with Legal Requirements governing Environmental Substances; for purposes described in Sections 2.01, 9.04, 10.03 and/or 10.04(b) or for any other purpose Landlord reasonably deems necessary. Landlord shall give Tenant prior notice (which may be oral) of such entry. However, in case of emergency, Landlord may enter any part of the Premises without prior notice to Tenant’s representative and shall make reasonable efforts to notify Tenant. Except in the case of an emergency, Landlord agrees to provide Tenant with twenty-four (24) hours’ advance written notice (which notice may be by e-mail) prior to entering the Premises.

ARTICLE 10: CONDITION AND MAINTENANCE OF PREMISES AND PROPERTY

10.01 Existing Conditions. Tenant shall accept the Premises and Property in their condition as of the Term Commencement Date “as is”, subject to Landlord’s completion of the Initial Tenant Improvements, and subject to all Legal Requirements. Notwithstanding the foregoing, on the Term Commencement Date, the Initial Tenant Improvements and all Core Building Systems shall be in good working condition. Tenant acknowledges that except for any express representations in this Lease, neither Landlord nor any person acting under Landlord has made any representation as to the condition of the Property or the suitability of the Property for Tenant’s intended use. Tenant represents and warrants that Tenant has made its own inspection and inquiry regarding the Property and is not relying on any representations of Landlord or any Broker or persons acting under either of them.

10.02 Exemption and Limitation of Landlord’s Liability.

(a) Exemption of Landlord from Liability. Tenant shall insure its personal property under an all risk full replacement cost property insurance policy. Landlord shall not be liable for any damage or injury to the person, property or business (including loss of revenue, profits or data) of Tenant, Tenant’s employees, agents, contractors, or invitees, or any other person on or about the Property or the Building; provided, however, that this Section 10.02(a) shall not exempt Landlord from liability for Landlord’s negligence or willful misconduct. This exemption shall apply whether such damage or injury is caused by (among other things): (i) fire, steam, electricity, water, gas, sewage, sewer gas or odors, snow, ice, frost or rain; (ii) the breakage, leakage, obstruction or other defects of pipes, faucets, sprinklers, wires, appliances, plumbing, windows, air conditioning or lighting fixtures or any other cause; (iii) any other casualty or any Taking; (iv) theft; (v) conditions in or about Property or the Building or from other sources or places; or (vi) any act or omission of any other tenant.

(b) Limitation On Landlord’s Liability. Tenant agrees that Landlord shall be liable only for breaches of its covenants occurring while it is owner of the Property (provided, however, that if Landlord from time to time is lessee of the ground or improvements constituting the Building, then Landlord’s period of ownership of the Property shall be deemed to mean only that period while Landlord holds such leasehold interest). Upon any sale or transfer of the Building, the transferor Landlord (including any mortgagee) shall be freed of any liability or obligation thereafter arising and, subject to Section 9.1, Tenant shall look solely to the transferee Landlord as aforesaid for satisfaction of such liability or obligation. Tenant and each person acting under Tenant agrees to look solely to Landlord’s interest from time to time in the Property for satisfaction of any claim against Landlord. No owner, trustee, beneficiary, partner, member, manager, agent, or employee of Landlord (or of any mortgagee or any lender or ground or improvements lessor) nor any person acting under any of them shall ever be personally or individually liable to Tenant or any person claiming under or through Tenant for or on account of any default by Landlord or failure by Landlord to perform any of its obligations hereunder, or for or on account of any amount or obligations that may be or become due under or in connection with this Lease or the Premises; nor shall it or they ever be answerable or liable in any judicial proceeding or order beyond the extent of their interest in the Property. No deficit capital account of any member or partner of Landlord shall be deemed to be a liability of such member or partner or an asset of Landlord. Any lien obtained to enforce any judgment against Landlord shall be subject and subordinate to any mortgage encumbering the Property. In no event shall Landlord (or any such persons) ever be liable to Tenant for indirect or consequential damages.

(c) Limitation On Tenant’s Liability. The obligations of Tenant under this Lease are not intended to be and shall not be personally binding on, nor shall any resort be had to the personal assets of, any of its directors, officers, partners, beneficiaries, members, stockholders, employees, or agents. Except for damages incurred by Landlord as a result of Tenant’s holdover after the expiration of the Term or in connection with a breach of Tenant’s obligations under Sections 9.04 and 10.07, in no case shall Tenant be liable to Landlord hereunder for any lost profits, damage to business, or any form of special, indirect or consequential damages.

10.03 Landlord’s Obligations.

(a) Repair and Maintenance. Subject to the provisions of Article 12, and except for damage caused by any act or omission of Tenant or persons acting under Tenant (but subject to the waiver in Section 7.03), Landlord shall keep the common areas of the Building (including, without limitation, common elevators and common parking areas) and the foundation, roof, Building systems including Core Building Systems (as defined in Section 10.05(a)) (to the extent not serving the Premises or another tenant’s premises exclusively), structural supports, exterior windows and exterior walls of the Building in good order, condition and repair reasonable wear and tear excepted. Landlord shall not be obligated to maintain or repair any interior windows, doors, plate glass, the surfaces of walls or other fixtures, components or equipment within the Premises, but the same shall be Tenant’s obligation. Tenant shall promptly report in writing to Landlord any defective condition known to it that Landlord is required to repair. Tenant waives the benefit of any present or future law that provides Tenant the right to repair the Premises or Property at Landlord’s expense or to terminate this Lease because of the condition of the Property or Premises.

10.04 Tenant’s Obligations.

(a) Repair and Maintenance. Except for work that Section 10.03 or Article 12 requires Landlord to do, Tenant at its sole cost and expense shall keep the Premises including, without limitation, all Initial Tenant Improvements, other Tenant Work, Tenant Property, fixtures, systems and equipment now or hereafter on the Premises, or elsewhere exclusively serving the Premises, in good order, condition and repair, reasonable wear and tear excepted; shall keep in a safe, secure and sanitary condition all trash and rubbish temporarily stored at the Premises; and shall make all repairs and replacements and to do all other work necessary for the foregoing purposes whether the same may be ordinary or extraordinary, foreseen or unforeseen. The foregoing shall include, without limitation, Tenant’s obligation to maintain floors and floor coverings, to paint and repair walls and doors, to replace and repair all interior glass and windows, ceiling tiles, lights and light fixtures, pipes, drains and the like in the Premises. Tenant shall hire its own cleaning contractor for the Premises and shall provide first-class janitorial service in the Premises on each business day during the Term (including daily disposal of trash from trash bins in the Premises). Tenant shall have the non-exclusive use of the Building compactor for disposal of trash that is not lab-related or Environmental Substances. If applicable, Tenant shall arrange for disposal of its own lab-related refuse by a licensed vendor in accordance with all applicable Legal Requirements. No storage shall be permitted outside of the Premises. Storage inside the Premises shall be provided in a manner not visible from outside the Premises. (For purposes of this Section, the term “reasonable wear and tear” constitutes that normal, gradual deterioration that occurs due to aging and ordinary use despite reasonable and timely maintenance and repairs or repairs and restoration, as the case may be; in no event shall “reasonable wear and tear” excuse Tenant from its obligations duty to maintain and/or repair as may be required hereunder.)

(b) Landlord’s Right to Cure. If Tenant does not perform any of its obligations under Section 10.04(a), Landlord upon ten (10) days’ prior notice to Tenant (or without prior notice in the case of an emergency) may perform such maintenance, repair or replacement on Tenant’s behalf, and Tenant shall reimburse Landlord for all costs reasonably incurred together with an Administrative Charge (as defined in Section 14.02(f)), promptly upon demand.

10.05 Tenant Work.

(a) General. “Tenant Work” shall mean all work including demolition, improvements, additions and alterations in or to the Premises, except for the Initial Tenant Improvements. Without limitation, Tenant Work includes any penetrations in the walls, partitions, ceilings or floors and all attached carpeting, all signs visible from the exterior of the Premises, and any change in the exterior appearance of the windows in the Premises (including shades, curtains and the like). All Tenant Work shall be subject to Landlord’s prior written approval (which approval shall not be unreasonably withheld, conditioned or delayed) and shall be arranged and paid for by Tenant all as provided herein; provided that any interior, non-structural Tenant Work (including any series of related Tenant Work projects) that (a) costs less than the “Tenant Work Threshold Amount” (which shall be $10,000.00), (b) does not affect any fire-safety, telecommunications, electrical, mechanical, ventilation or plumbing systems of the Building (“Core Building Systems”), and (c) does not affect any penetrations in or otherwise affect any walls, floors, roofs, or other structural elements of the Building or any signs visible from the exterior of the Premises or any change in the exterior appearance of the windows in the Premises (including shades, curtains and the like) shall not require Landlord’s prior approval if Tenant delivers the Construction Documents (as defined in Section 10.05(b)) for such work to Landlord at least five (5) business days’ prior to commencing such work, provided that Construction Documents shall not be required with respect to Tenant Work which is of a purely decorative or cosmetic nature (e.g., painting, carpeting) provided no building permit is required. Whether or not Landlord’s approval is required, Tenant shall neither propose nor effect any Tenant Work that in Landlord’s reasonable judgment (i) adversely affects any structural component of the Building, (ii) would be incompatible with the Core Building Systems, (iii) affects the exterior or the exterior appearance of the Building or common areas within or around the Building or other property than the Premises, (iv) diminishes the value of the Premises, or (v) requires any unusual expense to readapt the Premises. Prior to commencing any Tenant Work affecting air disbursement from ventilation systems serving Tenant or the Building, including, without limitation, the installation of Tenant’s exhaust systems, Tenant shall provide Landlord with a third party report from a consultant, and in a form, reasonably acceptable to Landlord, showing that such work will not adversely affect the ventilation systems of the Building (or of any other tenant in the Building) and shall, upon completion of such work, provide Landlord with a certification reasonably satisfactory to Landlord from such consultant confirming that no such adverse effects have resulted from such work. If, as a result of any Tenant Work, Landlord is obligated to comply with any Legal Requirement, including, but not limited to, the Americans With Disabilities Act, and such compliance requires Landlord to make any improvement or alteration to any portion of the Property, as a condition to Landlord’s consent, Landlord shall have the right to require Tenant to pay to Landlord prior to the construction of any improvement or alteration by Tenant, the entire cost of any improvement or alteration Landlord is obligated to complete by such law or regulation.

(b) Construction Documents. No Tenant Work shall be effected except in accordance with complete, coordinated construction drawings and specifications (“Construction Documents”) prepared in accordance with Exhibit F. Before commencing any Tenant Work requiring Landlord’s approval hereunder, Tenant shall obtain Landlord’s prior written approval of the Construction Documents for such work, which approval shall not be unreasonably withheld or delayed. The Construction Documents shall be prepared by an architect (“Tenant’s Architect”) registered in the Commonwealth of Massachusetts experienced in the construction of tenant space improvements in comparable buildings in the area where the Premises are located and, if the value of such Tenant Work will equal or exceed the Tenant Work Threshold Amount or will affect any Core Building Systems or structural components of the Building, the identity of such Architect shall be approved by Landlord in advance, such approval not to be unreasonably withheld in the case of interior, non-structural Tenant Work. Tenant shall be solely responsible for the liabilities associated with and expenses of all architectural and engineering services relating to Tenant Work and for the adequacy, accuracy, and completeness of the Construction Documents even if approved by Landlord (and even if Tenant’s Architect has been otherwise engaged by Landlord in connection with the Building). The Construction Documents shall set forth in detail the requirements for construction of the Tenant Work and shall show all work necessary to complete the Tenant Work including all cutting, fitting, and patching and all connections to the mechanical, electrical, and plumbing systems and components of the Building. Submission of the Construction Documents to Landlord for approval shall be deemed a warranty by Tenant that all Tenant Work described in the Construction Documents (i) complies with all applicable laws, regulations, building codes, and highest design standards, (ii) does not adversely affect any structural component of the Building, (iii) is compatible with and does not adversely affect the Core Building Systems, (iv) does not affect any property other than the Premises, (v) conforms to floor loading limits specified by Landlord, and (vi) with respect to all materials, equipment and special designs, processes or products, does not infringe on any patent or other proprietary rights of others. The Construction Documents shall comply with Landlord’s requirements for the uniform exterior appearance of the Building, including, without limitation, the use of Building standard window blinds and Building standard light fixtures within fifteen (15) feet of each exterior window. Landlord’s approval of Construction Documents shall signify only Landlord’s consent to the Tenant Work shown and shall not result in any responsibility or warranty of Landlord concerning compliance of the Tenant Work with laws, regulations, or codes, or coordination or compatibility with any component or system of the Building, or the feasibility of constructing the Tenant Work without damage or harm to the Building, all of which shall be the sole responsibility of Tenant.

(c) Performance. The identity of any person or entity (including any employee or agent of Tenant) performing or designing any Tenant Work (“Tenant Contractor”) shall, if the cost of such work in any instance is in excess of the Tenant Work Threshold Amount or will affect any Core Building Systems or structural components of the Building or involves any work other than interior, nonstructural alterations, be approved in advance by Landlord, such approval not to be unreasonably withheld. Once any Tenant Contractor has been approved, then the same Tenant Contractor may thereafter be used by Tenant for the same type of work until Landlord notifies Tenant that such Tenant Contractor is no longer approved. Tenant shall procure at Tenant’s expense all necessary permits and licenses before undertaking any Tenant Work but shall not take any plans for Tenant Work to the municipal inspection services or fire departments, without on each occasion obtaining Landlord’s prior written consent. Tenant shall perform all Tenant Work at Tenant’s risk in compliance with all applicable laws and the rules and regulations attached hereto as Exhibit C as the same may be amended by Landlord from time to time and in a good and workmanlike manner employing new materials of good quality and producing a result at least equal in quality to the other parts of the Premises. When any Tenant Work is in progress, Tenant shall cause to be maintained insurance as described in the Tenant Work Insurance Schedule attached as Exhibit D and such other insurance as may be required under this Lease or reasonably required by Landlord covering any additional hazards due to such Tenant Work, and, if the cost of such Tenant Work exceeds the Tenant Work Threshold Amount also such bonds or other assurances of satisfactory completion and payment as Landlord may reasonably require, in each case for the benefit of Landlord. If the Tenant Work in any instance requires Landlord’s approval hereunder, Tenant shall reimburse Landlord for its reasonable costs of reviewing the proposed Tenant Work and inspecting installation of the same. At all times while performing Tenant Work, Tenant shall require any Tenant Contractor to comply with all applicable laws, regulations, permits and Landlord’s rules and regulations relating to such work, including, without limitation, use of loading areas, elevators and lobbies. Landlord shall have the right to stop any work not being performed in conformance with this Lease, and, at its option, may repair or remove non-conforming work at the expense of Tenant. Each Tenant Contractor working on the roof of the Building shall coordinate with Landlord’s roofing contractor, shall comply with its requirements and shall not violate existing roof warranties. Each Tenant Contractor shall work on the Premises without causing labor disharmony, coordination difficulties, or delay to or impairing of any guaranties, warranties or the work of any other contractor. Tenant shall obtain from each Tenant Contractor, prior to entry into the Building, an agreement to indemnify and hold the Indemnitees harmless from any claim, loss or expense arising in whole or in part out of any act or neglect committed by or under such person while on or about the Premises or Building to the same extent as Tenant has so agreed in this Lease, the indemnities of Tenant and Tenant Contractor being joint and several.

(d) Payment. Tenant shall pay the entire cost of all Tenant Work so that the Premises, including Tenant’s leasehold, shall always be free of liens for labor or materials. If any such lien is filed that is claimed to be attributable to Tenant or persons acting under Tenant, then Tenant shall promptly (and always within thirty (30) days of Tenant’s notice of filing thereof) discharge the same.

(e) Other.

(i) Tenant must schedule and coordinate all aspects of work with the Building manager and Building engineer and shall make prior arrangements for elevator use with the Building manager. If an operating engineer is required by any union regulations, Tenant shall pay for such engineer. If shutdown of risers and mains for electrical, mechanical and plumbing work is required, such work shall be supervised by Landlord’s representative at Tenant’s cost. If special security arrangements must be made (e.g., in connection with work outside normal business hours), Tenant Contractor shall pay the actual cost of such security. No work shall be performed in Building mechanical or electrical equipment rooms without Landlord’s approval, which approval shall not be unreasonably withheld or delayed, and all such work shall be performed under Landlord’s supervision. Except in case of emergency, at least forty-eight (48) hours’ prior notice must be given to the Building management office prior to the shutdown of fire, sprinkler and other alarm systems, and in case of emergency, prompt notice shall be given. In the event that such work unintentionally alerts the Fire or Police Department or any private alarm monitoring company through an alarm signal, Tenant shall be liable for any fees or charges levied in connection with such alarm. Tenant shall pay to Landlord such charges as may from time to time be in effect with respect to any such shutdown. All demolition, installations, removals or other work that is reasonably likely to inconvenience other tenants or disturb Building operations must be scheduled with the Building manager at least twenty-four (24) hours in advance.

(ii) Tenant shall take all necessary and appropriate steps to ensure that any work carried out by or on behalf of Tenant is done in a manner so as to not interfere with any other tenants or occupants of the Building. Installations within the Premises (and elsewhere where Tenant is permitted to make installations) shall not interfere with existing services and shall be installed so as not to unreasonably interfere with subsequent installation of ceilings or services for other tenants. Redundant electrical, control and alarm systems and mechanical equipment and sheet metal used or placed on the Property during construction and not maintained as part of Tenant’s use of the Premises must be removed as part of the work.

(iii) Each Tenant Contractor shall take all reasonable steps to assure that any work is carried out without disruption from labor disputes arising from whatever cause, including disputes concerning union jurisdiction and the affiliation of workers employed by said Tenant Contractor or its subcontractors. Tenant shall be responsible for, and shall reimburse Landlord for, all actual costs and expenses, including reasonable attorneys’ fees incurred by Landlord in connection with the breach by any Tenant Contractor of such obligations. If Tenant does not promptly resolve any labor dispute caused by or relating to any Tenant Contractor, Landlord may in its sole discretion request that Tenant remove such Tenant Contractor from the Property, and if such Tenant Contractor is not promptly removed, Landlord may prohibit such Tenant Contractor from entering the Property.

(iv) Tenant shall diligently pursue and complete all Tenant Work and upon completion thereof, Tenant shall give to Landlord (x) a permanent certificate of occupancy (if one is legally required) and any other final governmental approvals required for such work, (y) copies of “as built” plans and all construction contracts and (z) proof of payment for all labor and materials.

10.06 Condition upon Termination. At the expiration or earlier termination of the Term, Tenant (and all persons claiming through Tenant) shall without the necessity of notice, deliver the Premises (including all Initial Tenant Improvements and Tenant Work, and all replacements thereof, except such additions, alterations, Initial Tenant Improvements and other Tenant Work as the Landlord may direct to be removed at the time the Landlord approves the plans thereof, or, in the case of Tenant Work not subject to Landlord approval, at the time of expiration or earlier termination of the Term) broom-clean, in compliance with the requirements of Section 10.07 and in good and tenantable condition, reasonable wear and tear, and damage by casualty or taking (to the extent provided in Article 12 only) excepted. (For purposes of the foregoing sentence, the term “reasonable wear and tear” constitutes that normal, gradual deterioration that occurs due to aging and ordinary use despite reasonable and timely maintenance and repairs; in no event shall “reasonable wear and tear” excuse Tenant from its duty to maintain same in good condition and repair and otherwise serviceable.) The Premises shall be surrendered to Landlord free and clear of any mechanic’s liens (or any similar lien related to labor or materials) filed against any part of the Premises and free and clear of any financing or other encumbrance on any equipment and/or Initial Tenant Improvements or Tenant Work to be surrendered with the Premises. As part of such delivery, Tenant shall also provide all keys (or lock combinations, codes or electronic passes) to the Premises to Landlord; remove all signs wherever located; and, except as provided in this Section 10.06, remove all Tenant Property whether or not bolted or otherwise attached. As used herein, “Tenant Property” shall mean all trade fixtures, furnishings, equipment inventory, cabling and other personal property owned by Tenant or any person acting under Tenant at the Premises. Tenant shall repair all damage that results from such removal and restore the Premises substantially to a fully functional and tenantable condition (including the filling of all floor and wall holes, the removal of all disconnected wiring back to junction boxes and the replacement of all damaged ceiling tiles). Any property not so removed shall be deemed abandoned, shall at once become the property of Landlord, and may be disposed of in such manner as Landlord shall see fit; and Tenant shall pay the cost of removal and disposal to Landlord upon demand. The covenants of this Section shall survive the expiration or earlier termination of the Term.

10.07 Decommissioning of the Premises. Prior to the expiration of this Lease (or within thirty (30) days after any earlier termination), Tenant shall clean and otherwise decommission all interior surfaces (including floors, walls, ceilings, and counters), piping, supply lines, waste lines and plumbing in and/or exclusively serving the Premises, and all exhaust or other ductwork in and/or exclusively serving the Premises, in each case which has carried or released or been exposed to any Environmental Substances, and shall otherwise clean the Premises so as to permit the report hereinafter called for by this Section 10.07 to be issued. Prior to the expiration of this Lease (or within thirty (30) days after any earlier termination), Tenant, at Tenant’s expense, shall obtain for Landlord a report addressed to Landlord and Landlord’s designees (and, at Tenant’s election, Tenant) by a reputable licensed environmental engineer or industrial hygienist that is designated by Tenant and acceptable to Landlord in Landlord’s reasonable discretion, which report shall be based on the environmental engineer’s or industrial hygienist’s inspection of the Premises and shall show: that the Environmental Substances, to the extent, if any, existing prior to such decommissioning, have been removed as necessary so that the interior surfaces of the Premises (including floors, walls, ceilings, and counters), piping, supply lines, waste lines and plumbing, and all such exhaust or other ductwork in and/or exclusively serving the Premises, may be reused by a subsequent tenant or disposed of in compliance with applicable Environmental Laws (as defined in Section 9.04 hereof) without taking any special precautions for Environmental Substances, without incurring special costs or undertaking special procedures for demolition, disposal, investigation, assessment, cleaning or removal of Environmental Substances and without incurring regulatory compliance requirements or giving notice in connection with Environmental Substances; and that the Premises may be reoccupied for office or laboratory use, demolished or renovated without taking any special precautions for Environmental Substances, without incurring special costs or undertaking special procedures for disposal, investigation, assessment, cleaning or removal of Environmental Substances and without incurring regulatory requirements or giving notice in connection with Environmental Substances.

Further, for purposes of this Section: “special costs” or “special procedures” shall mean costs or procedures, as the case may be, that would not be incurred but for the nature of the Environmental Substances as Environmental Substances instead of non-hazardous materials. The report shall include reasonable detail concerning the clean-up location, the tests run and the analytic results. If Tenant fails to perform its obligations under this Section, without limiting any other right or remedy, Landlord may, on five (5) business days’ prior written notice to Tenant perform such obligations at Tenant’s expense, and Tenant shall promptly reimburse Landlord upon demand for all costs and expenses reasonably incurred together with an Administrative Charge, as defined in Section 14.02(f). Tenant’s obligations under this Section shall survive the expiration or earlier termination of this Lease.

ARTICLE 11: INITIAL TENANT IMPROVEMENTS

11.01 Tenant has provided Landlord with all necessary information regarding Tenant’s space planning needs in connection with its use of the Premises. Based upon such information supplied by Tenant, space plans and specifications have been prepared (the “Plans and Specifications”) for the layout of Tenant’s leasehold improvements to the Premises (“Initial Tenant Improvements”). The Initial Tenant Improvements shall not include Tenant’s furniture, trade fixtures, equipment and personal property and are limited to the fit-up construction, as generally laid out and specified on the Plans and Specifications. Tenant acknowledges that the Initial Tenant Improvements, except as expressly provided in the Plans and Specifications, will be designed and constructed at Landlord’s sole cost and expense (except as otherwise provided herein), in compliance with all applicable law and to the general quality of the design and construction of the Building and in accordance with Landlord’s building standards for the Building. Tenant has approved and agreed to the Plans and Specifications. The Plans and Specifications are attached hereto as Exhibit E.

11.02 Tenant agrees that Landlord shall have no obligation to make any changes to the Plans and Specifications requested by Tenant, provided, however, to the extent Landlord agrees to any such changes, Tenant agrees that any additional cost resulting from such approved changes shall be the responsibility of Tenant and shall be paid in full by Tenant to Landlord within ten (10) business days of billing therefor by Landlord; and Tenant agrees that if any such changes do result in delay in Substantial Completion, same shall be deemed a Tenant Delay (as defined below).

11.03 Landlord shall proceed, using reasonable efforts, to obtain all necessary permits and approvals for the construction of the Initial Tenant Improvements, to engage a contractor or construction manager to perform or supervise the construction and to proceed to construct the Initial Tenant Improvements in substantial conformance with the Plans and Specifications. Landlord reserves the right to make changes and substitutions to the Plans and Specifications in connection with the construction of the Initial Tenant Improvements, provided (i) same do not materially adversely modify the Plans and Specifications; and (ii) such changes and substitutions will not adversely affect Tenant’s operations in the Premises. Landlord hereby agrees to notify Tenant of such changes and substitutions before implementing the same. Landlord agrees to use reasonable efforts to Substantially Complete the Initial Tenant Improvements in a good and workmanlike manner by August 10, 2017, but in no event shall Landlord be liable to Tenant for any failure to deliver the Premises on any specified date, nor shall such failure give rise to any default or other remedies under this Lease or at law or equity; provided that in the event the Initial Tenant Improvements are not completed by October 10, 2017 (the “Abatement Date”), and provided that such failure to complete is not due to Tenant Delay (as defined below), Tenant shall receive a rent abatement of Base Rent on a day for day basis for each day after the Abatement Date that such work has not been Substantially Completed. Except for the Initial Tenant Improvements and any repairs expressly required to be made by Landlord under this Lease, Landlord shall have no obligation to perform any work or construction to make the Premises fit for use and occupation or for Tenant’s particular purpose or to make them acceptable to Tenant.

11.04 The Initial Tenant Improvements shall be deemed “Substantially Complete” on the date (the “Substantial Completion Date”) Tenant receives notice from Landlord that Landlord has received a certificate of occupancy (temporary or permanent) or a fully-signed off building permit for the Premises issued by the Town of Lexington (the “Certificate of Occupancy”) and a letter from Landlord’s contractor that the Initial Tenant Improvements are Substantially

Complete (subject to the Punchlist (as defined below)) and that the same may be occupied by Tenant for the Permitted Use. Landlord agrees to endeavor to keep Tenant reasonably apprised of the progress of the construction of the Initial Tenant Improvements and to give Tenant no less than fourteen (14) days’ notice of the anticipated Substantial Completion Date. If a temporary Certificate of Occupancy is issued by the Town of Lexington, Landlord shall be responsible for obtaining a permanent Certificate of Occupancy or fully signed off building permit to the extent that is the common practice of the Town. Any of the Punchlist items that are not fully completed (of which Tenant shall give Landlord notice as provided below) on the Term Commencement Date shall thereafter be so completed with reasonable diligence by Landlord. Notwithstanding the foregoing, if any delay in the Substantial Completion of the Initial Tenant Improvements by Landlord is due to Tenant Delays (hereinafter defined), then Tenant shall be liable for Rent for each day that the Initial Tenant Improvements would have been Substantially Complete, if not for such Tenant Delays, as reasonably determined by Landlord. “Tenant Delays” shall mean delays caused by: (i) requirements of the Plans and Specifications requested by Tenant that do not conform to Landlord’s building standards for office and lab build-out, or which contain long lead-time or non-standard items requested by Tenant; provided that Landlord has notified Tenant of such deviations upon execution of this Lease (ii) any material change in the Plans and Specifications requested by Tenant and agreed to by Landlord; (iii) any request by Tenant for a delay in the commencement or completion of the Initial Tenant Improvements for any reason; (iv) Tenant delay in finalizing and approving the design of the vivarium and value engineering of same or (v) any other act or omission of Tenant or its employees, agents or contractors which reasonably inhibits the Landlord from timely completing the Initial Tenant Improvements including, without limitation any delays caused by Tenant’s presence in the Premises prior to the Term Commencement Date. The Premises shall not be deemed to be incomplete if only minor or insubstantial details of construction, decoration or mechanical adjustments remain to be done which do not unreasonably interfere with Tenant’s occupancy of the Premises. If as a result of Tenant Delays the Premises are deemed ready for Tenant’s occupancy, pursuant to the foregoing (and the term shall have commenced by reason thereof), but the Premises are not in fact actually ready for Tenant’s occupancy, Tenant shall not (except with Landlord’s consent not to be unreasonably withheld, conditioned or delayed) be entitled to take possession of the Premises for the permitted use until the Premises are in fact actually ready for such occupancy.

11.05 Within seven (7) business days after the Term Commencement Date, Landlord and Tenant shall confer and create a specific list of any defects or incomplete remaining items of work with respect to the Initial Tenant Improvements (a “Punchlist”). Except with respect to the items contained in the Punchlist and defects not readily discoverable by Tenant upon a reasonably diligent inspection and which are identified in writing to Landlord within nine (9) months after the Term Commencement Date , Tenant shall be deemed satisfied with the Initial Tenant Improvements, Landlord shall be deemed to have completed all of its obligations under this Article 11 and Tenant shall have no claim that Landlord has failed to perform in full its obligations hereunder

11.06 Intentionally omitted.

11.07 If Tenant occupies the Premises prior to the Term Commencement Date (which shall only be allowed upon the prior written consent of the Landlord), such occupancy shall be subject to all provisions of this Lease, such occupancy shall not change the Termination Date, and Tenant shall pay rent and all other charges provided for in this Lease during the period of such occupancy. Tenant shall be liable for any damages or delays caused by Tenant’s activities at the Premises. Prior to entering the Premises, Tenant shall obtain all insurance it is required to obtain by the Lease and shall provide certificates of said insurance to Landlord; Tenant shall coordinate such entry with Landlord’s building manager, and such entry shall be made in compliance with all terms and conditions of this Lease and the rules and regulations in effect from time to time.

11.08 All components of the Initial Tenant Improvements shall be part of the Building.

11.09 Based upon information provided by Tenant to Landlord regarding the vivarium portion of the Initial Tenant Improvements as shown on Exhibit E, Landlord shall cause final plans and specifications for the vivarium to be prepared and submitted to Tenant for approval, which approval shall not be unreasonably withheld or delayed and shall be deemed given if not disapproved of in writing within five (5) business days of submittal. The final plans and specifications for the vivarium shall be attached to this Lease as Exhibit E-1 following completion. Tenant acknowledges and agrees that the estimated cost to complete the vivarium portion of the Initial Tenant Improvements based upon Tenant’s specifications as detailed on Exhibit E is expected to be $304,900.00 (the “Estimate”). Tenant has agreed to pay $196,864.00 towards the cost of the vivarium portion of the Initial Tenant Improvements. Landlord acknowledges and agrees that all costs associated with the construction of the vivarium within the Premises in excess of $196,864.00 shall be Landlord’s responsibility; provided, however, that Tenant shall be responsible for any costs in excess of the Estimate due to Tenant requested changes to the plans and specifications for the vivarium as attached in Exhibit E and Exhibit E-1. Tenant understands and agrees that changes to the plans and specifications for the vivarium that may be needed or desired by Tenant will be subject to Landlord’s reasonable approval. Tenant may elect to amortize, on a straight line basis, up to $196,864.00 of Tenant’s contribution to the total cost of the vivarium over the Initial Term with an implied interest rate of 8%. Such payments shall be made with Tenant’s payment of the Monthly Installment of Base Rent and shall be considered additional rent due under this lease. The balance, if any, owed by Tenant that cannot be amortized shall be paid by Tenant to Landlord within fifteen (15) days of when billed therefor.

ARTICLE 12: DAMAGE OR DESTRUCTION; CONDEMNATION

12.01 Damage or Destruction of Premises.

12.01.01 If the Premises or any part thereof shall be damaged by fire or other insured casualty, then, subject to the last paragraph of this Section, Landlord shall proceed with diligence, subject to then applicable statutes, building codes, zoning ordinances and regulations of any governmental authority, and at the expense of Landlord (but only to the extent of insurance proceeds made available to Landlord by any mortgagee of the Building and any ground lessor) to repair or cause to be repaired such damage (including the Initial Tenant Improvements but excluding Tenant Work, which Tenant shall promptly commence, and proceed with diligence, to restore). All such repairs made necessary by any act or omission of Tenant shall be made at the Tenant’s expense to the extent that the cost of such repairs are less than the deductible amount in Landlord’s insurance policy. All repairs to and replacements of

Tenant Property and any Tenant Work shall be made by and at the expense of Tenant. The cost of any repairs performed under this Section by Landlord which pursuant to this Section are to be at Tenant’s expense (including costs of design fees, financing, and charges for administration, overhead and construction management services by Landlord and Landlord’s contractor) shall constitute Additional Rent hereunder. If the Premises or any part thereof shall have been rendered unfit for use and occupation hereunder by reason of such damage, the Base Rent or a just and proportionate part thereof, according to the nature and extent to which the Premises shall have been so rendered unfit, shall be abated until the Premises (except as to Tenant Property, and any Tenant Work) shall have been restored as nearly as practicable to the condition in which they were immediately prior to such fire or other casualty, and that if and to the extent Landlord shall be unable to collect the insurance proceeds (including rent insurance proceeds) applicable to such damage because of some action or inaction on the part of Tenant, or the employees, licensees or invitees of Tenant, the cost of repairing such damage shall be paid by Tenant and there shall be no abatement of rent. Landlord shall not be liable for delays in the making of any such repairs that are due to government regulation, casualties, and strikes, unavailability of labor and materials, delays in obtaining insurance proceeds, and other causes beyond the reasonable control of Landlord, nor shall Landlord be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting from delays in repairing such damage.

12.01.02 If (i) the Premises are so damaged by fire or other casualty (whether or not insured) at any time during the last thirty (30) months of the Term that the cost to repair such damage is reasonably estimated to exceed one-third (1/3) of the total Base Rent payable hereunder for the period from the estimated completion date of repair until the end of the Term, (ii) at any time the Building (or any portion thereof, whether or not including any portion of the Premises) is so damaged by fire or other casualty (whether or not insured) that substantial alteration or reconstruction or demolition of the Building (or a portion thereof) shall in Landlord’s judgment be required, or (iii) at any time damage to the Building occurs by fire or other insured casualty and any mortgagee or ground lessor shall refuse to permit insurance proceeds to be utilized for the repair or replacement of such property and Landlord determines not to repair such damage, then and in any of such events, this Lease and the term hereof may be terminated at the election of Landlord by a notice from Landlord to Tenant within six (6) months, or such longer period as is required to complete arrangements with any mortgagee or ground lessor regarding such situation, following such fire or other casualty; the effective termination date pursuant to such notice shall be not less than thirty (30) days after the day on which such termination notice is received by Tenant. If any mortgagee refuses without fault by Tenant to permit insurance proceeds to be applied to replacement of the Premises, and neither Landlord nor such mortgagee has commenced such replacement within six (6) months following adjustment of such casualty loss with the insurer, then Tenant may, until any such replacement commences, terminate this Lease by giving at least thirty (30) days prior written notice thereof to Landlord and such termination shall be effective on the date specified if such replacement has not then commenced. Notwithstanding anything to the contrary herein, if the Premises or the Building are substantially damaged so as to render the Premises completely untenantable or inaccessible for the uses permitted under this Lease, Tenant shall have the right to terminate this Lease by prior written notice thereof either (i) within fifteen (15) days after receipt of Landlord’s notice electing to repair the damage if Landlord estimates that the repair will take longer than six (6) months to complete or that once the damage is repaired there will be less than nine (9) months remaining in the Term, or (ii) given upon thirty (30) days if Landlord fails to repair the damage prior to six (6) months from the date of Landlord’s notice; provided Tenant’s termination shall be void if Landlord delivers the Premises to Tenant within such thirty (30) day period. In the event of any termination, the Term shall expire as though such effective termination date were the date originally stipulated in Article I for the end of the Term and the Base Rent and Additional Rent for Total Operating Costs (to the extent not abated as set forth above) shall be apportioned as of such date.

12.02 Eminent Domain. In the event that all or any substantial part of the Premises or the Building or its common areas is taken (other than for temporary use, hereafter described) by public authority under power of eminent domain (or by conveyance in lieu thereof), then by notice given within three (3) months following the recording of such taking (or conveyance) in the appropriate registry of deeds, this Lease may be terminated at Landlord’s election thirty (30) days after such notice. In the event there is a taking that results in the loss of reasonable access to the Premises; results in the loss of more than twenty-five percent (25%) of the rentable floor area of the Premises; or results in loss of parking facilities for the Building and Landlord reasonably determines it is not practical to relocate such parking or relocate and reconnect such facilities within the remaining Building or Property then Tenant shall have the right, upon written notice to Landlord given within thirty (30) days after notice of the taking, to terminate the Lease. In the event of termination, Base Rent and Tenant’s share of Total Operating Costs and Taxes shall be apportioned as of the date of termination. If this Lease is not terminated as aforesaid, subject to the rights of mortgagees Landlord shall within a reasonable time thereafter, diligently restore what may remain of the Premises (excluding any Tenant Property or other items installed or paid for by Tenant that Tenant is permitted or may be required to remove upon expiration and any and Tenant Work) to a tenantable condition. In the event some portion of rentable floor area of the Premises is taken (other than for temporary use) and this Lease is not terminated, Base Rent and Tenant’s Pro Rata Share of Total Operating Costs shall be proportionally abated for the remainder of the Term. In the event of any taking of the Premises or any part thereof for temporary use, (i) this Lease shall be and remain unaffected thereby and rent shall not abate, and (ii) Tenant shall be entitled to receive for itself such portion or portions of any award made for such use with respect to the period of the taking that is within the Term, provided that if such taking shall remain in force at the expiration or earlier termination of this Lease, then Tenant shall pay to Landlord a sum equal to the reasonable cost of performing Tenant’s obligations hereunder with respect to surrender of the Premises and upon such payment shall be excused from such obligations.

So long as Tenant is not then in breach of any covenant or condition of this Lease, any specific damages that are expressly awarded to Tenant on account of its relocation expenses, and specifically so designated, shall belong to Tenant. Except as provided in the preceding sentence of this paragraph, Landlord reserves to itself, and Tenant releases and assigns to Landlord, all rights to damages accruing on account of any taking or by reason of any act of any public authority for which damages are payable. Tenant agrees to execute such further instruments of assignment as may be reasonably requested by Landlord, and to turn over to Landlord any damages that may be recovered in any proceeding or otherwise; and Tenant irrevocably appoints Landlord as its attorney-in-fact with full power of substitution so to execute and deliver in Tenant’s name, place and stead all such further instruments if Tenant shall fail to do so after ten (10) days’ notice.

ARTICLE 13: ASSIGNMENT AND SUBLETTING

13.01 Landlord’s Consent Required. Except as set forth in this Article, Tenant shall not directly or indirectly assign this Lease, or sublet or license the Premises or any portion thereof, or advertise the Premises for assignment or subletting or permit the occupancy of all or any portion of the Premises by any person other than Tenant (each of the foregoing actions are collectively referred to as a “Transfer”) without obtaining, on each occasion, the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed provided that Tenant complies with the provisions of this Article. A Transfer shall include, without limitation, any transfer of Tenant’s interest in this Lease by operation of law, merger or consolidation of Tenant into any other firm or corporation, and the transfer or sale of a controlling interest in Tenant, whether by sale of its capital stock or otherwise or any sale of all or a substantial part of Tenant’s assets. Any Transfer shall be subject to this Lease, all of the provisions of which shall be conditions to such Transfer and be binding on any transferee. No transferee shall have any right further to transfer its interest in the Premises except in accordance with this Article 13. The foregoing restrictions shall be binding on any assignee or sublessee to which Landlord has consented, provided, notwithstanding anything else contained in this Lease, Landlord’s consent to any further assignment, subleasing or any sub-subleasing by any approved assignee or sublessee may be granted or withheld by Landlord in accordance with this Article 13. If Tenant does Transfer with (or without) Landlord’s consent, any option or other right that Tenant may have relating to the Premises, including any right to extend the Term or lease other premises, shall automatically be terminated except in the case of a Related Party Transfer.

13.02 Terms. Without limitation, it shall not be unreasonable for Landlord to withhold such consent for any Transfer where, in Landlord’s reasonable opinion: (i) the proposed transferee does not have a financial standing and credit rating reasonably acceptable to Landlord; (ii) the proposed transferee does not have a good reputation in the community; (iii) the business in which the proposed transferee is engaged could detract from, or be inappropriate for, the Building, its value or the costs of ownership thereof; (iv) intentionally omitted; (v) the proposed transferee is a current tenant or a prospective tenant (or any affiliate of such tenant or prospective tenant), meaning such tenant has been shown space or has been presented with or has made an offer to lease space, of the Building or the Project and Landlord has comparable space available in the Project; (vi) the use of the Premises by any transferee (even though a Permitted Use) violates any use restriction granted by Landlord in any other lease or would otherwise cause Landlord to be in violation of its obligations under another lease or agreement to which Landlord is a party; (vii) if such Transfer is not approved of by the holder of any mortgage on the Property (if such approval is required); (viii) a proposed transferee’s business will impose a burden on the Property’s parking facilities, elevators, common areas, facilities, or utilities that is greater than the burden imposed by Tenant, in Landlord’s reasonable judgment; (ix) any guarantor of this Lease refuses to consent to the proposed transfer or to execute a written agreement reaffirming the guaranty; (x) Tenant is in default of any of its obligations under the Lease at the time of the request or at the time of the proposed Transfer; (xi) if requested by Landlord, the transferee refuses to sign a non-disturbance and attornment agreement in favor of Landlord’s lender; (xii) Landlord has sued or been sued by the proposed transferee or has otherwise been involved in a legal dispute with the proposed transferee; (xiii) the transferee is involved in a business which is not in keeping with the then current standards of the Property; (xiv) the Transfer will result in there being more than one subtenant of the Premises; or (xv) the transferee is a governmental or quasi-governmental entity or an agency, department or instrumentality of a governmental or quasi-governmental agency. Landlord may condition its consent upon such transferee depositing with Landlord such additional security as Landlord may reasonably require to assure the performance and observance of the obligations of such party to Landlord. In no event, however, shall Tenant assign this Lease or sublet the whole or any part of the Premises to a proposed transferee which has been judicially declared bankrupt or insolvent according to law, or with respect to which an assignment has been made of property for the benefit of creditors, or with respect to which a receiver, guardian, conservator, trustee in involuntary bankruptcy or similar officer has been appointed to take charge of all or any substantial part of the proposed transferee’s property by a court of competent jurisdiction, or with respect to which a petition has been filed for reorganization under any provisions of the Bankruptcy Code now or hereafter enacted, or if a proposed transferee has filed a petition for such reorganization, or for arrangements under any provisions of the Bankruptcy Code now or hereafter enacted and providing a plan for a debtor to settle, satisfy or extend the time for the payment of debts.

13.03 Right of Termination or Recapture. If Tenant requests Landlord’s consent to a Transfer (excepting a Related Party Transfer, as hereinafter defined) of all or a portion of the Premises, Landlord shall have the option, exercisable by written notice to Tenant given within thirty (30) days after Landlord’s receipt of Tenant’s completed request, to terminate this Lease as of the date specified in such notice, which shall not be less than thirty (30) nor more than one hundred twenty (120) days after the date of such notice, as to the entire Premises in the case of a proposed Transfer of the whole Premises, and as to the portion of the Premises to be transferred in the case of a partial Transfer. In the event of termination in respect of a portion of the Premises, the portion so eliminated shall be delivered to Landlord on the date specified in good order and condition in the manner required under this Lease at the end of the Term and thereafter, to the extent necessary in Landlord’s judgment, Landlord, at Tenant’s cost and expense, may have access to and may make modification to the Premises (or portion thereof) so as to make such portion a self-contained rental unit with access to common areas, elevators and the like. Base Rent and the Tenant’s share shall be adjusted according to the extent of the rentable square footage of the Premises for which the Lease is terminated. If Landlord does exercise its right to terminate this Lease or recapture the portion of the Premises pursuant to this Section 13.03, Tenant may rescind its request for consent to Transfer within three (3) business days and, in such case, Landlord’s recapture shall be null and void and this Lease shall continue in full force and effect. If Landlord does not exercise its right to terminate this Lease or recapture the portion of the Premises pursuant to this Section 13.03, then Landlord, subject to the provisions of Section 13.02, will not unreasonably withhold, condition or delay its consent to the proposed Transfer.

13.04 Procedures. At least twenty (20) days prior to the effective date of any Transfer, Tenant shall give Landlord in writing the details of the proposed Transfer, including, but not limited to: (i) the name, business, and financial condition of the prospective transferee, (ii) a true and complete copy of the letter of intent containing all of the principal terms and conditions of such Transfer, and (iii) any other information Landlord reasonably deems relevant. Prior to the effective date of the Transfer, Tenant shall give Landlord (y) a true and complete copy of the proposed assignment or sublease, and (z) a written agreement of the assignee, subtenant or licensee agreeing with Landlord to perform and observe all of the terms, covenants, and conditions of this Lease undertaken by such transferee and such other matters as are contained in

Landlord’s standard form of consent to a Transfer. Tenant shall pay to Landlord, as Additional Rent, Landlord’s reasonable out-of-pocket attorneys’ fees in reviewing any Transfer up to a maximum amount of $5,000. Notwithstanding the foregoing, Tenant may make a Related Party Transfer (as defined below) without the consent of Landlord provided that Tenant gives Landlord at least ten (10) days’ prior notice thereof together with evidence reasonably satisfactory to Landlord that the proposed Transfer is a Related Party Transfer and such Related Party Transfer is subject to all of the other terms and conditions for this Article. A “Related Party Transfer” transactions with an entity (i) into or with which Tenant is merged or consolidated, (ii) to which substantially all of Tenant’s assets are transferred as a going concern, or (iii) which controls or is controlled by Tenant or is under common control with Tenant, shall not be deemed to be a Transfer within the meaning of this Section, provided that in any of such events (1) Landlord receives prior written notice of any such transactions, (2) the assignee or subtenant agrees directly with Landlord, by written instrument in form satisfactory to Landlord, to be bound by all the obligations of Tenant hereunder including, without limitation, the covenant against further assignment and subletting without complying with this Article 13, (3) in no event shall Tenant be released from its obligations under this Lease, (4) any such transfer or transaction is for a legitimate, regular business purpose of Tenant other than a transfer of Tenant’s interest in this Lease, and (5) the involvement by Tenant or its assets in any transaction, or series of transactions (by way of merger, sale, acquisition, financing, refinancing, transfer, leveraged buy-out or otherwise) whether or not a formal assignment or hypothecation of this Lease or Tenant’s assets occurs, will not result in a reduction of the Net Worth of Tenant (as defined below), from the Net Worth of Tenant as it is represented to Landlord at the time of the execution by Landlord of this Lease, or as it exists immediately prior to said transaction or transactions constituting such reduction, at whichever time said Net Worth of Tenant was or is greater. “Net Worth” of Tenant for purposes of this Section shall be the tangible net worth of Tenant (excluding any guarantors) established under generally accepted accounting principles consistently applied.

13.05 Excess Rents. If the consideration, rent, or other amounts payable to Tenant under any other Transfer exceed the Rent and Tenant’s Transfer Expenses ((a) pro rated based on floor area in the case of a subletting, license or other occupancy of less than the entire area of the Premises and (b) amortized on a straight line basis over the remaining Term), then Tenant shall pay to Landlord, as Additional Rent, fifty percent (50%) of the amount of such excess when and as received. Tenant’s “Transfer Expenses” shall mean Tenant’s actual reasonable payments to third parties in connection with such a Transfer on account of brokerage, legal and market-based fit-up costs or market-based improvement allowances. Without limiting the generality of the first sentence of this Section, any non-market lump-sum payment or series of payments (including, without limitation, for the purchase or use of so-called leasehold improvements or Tenant Property and any separate charges for services) on account of any Transfer shall be deemed to be in excess of Rent and other charges in its or their entirety.

13.06 No Release. Notwithstanding any Transfer and whether or not the same is a Related Party Transfer or is consented to, the liability of Tenant to Landlord shall remain direct and primary. Any transferee of all or substantially all of Tenant’s interest in the Premises (including any such transferee under a Related Party Transfer) shall be jointly and severally liable with Tenant to Landlord for the performance of all of Tenant’s covenants under this Lease; and such assignee shall upon request execute and deliver such instruments as Landlord reasonably requests in confirmation thereof (and agrees that its failure to do so shall be a default). Tenant hereby irrevocably authorizes Landlord to collect Rent from any transferee (and upon notice any transferee shall pay directly to Landlord) and apply the net amount collected to the rent and other charges reserved under this Lease. No Transfer shall be deemed a waiver of the provisions of this Section, or the acceptance of the transferee as a tenant, or a release of Tenant from direct and primary liability for the performance of all of the covenants of this Lease. Notwithstanding anything to the contrary in the documents effecting the Transfer, no Transfer shall alter in any manner whatsoever the terms of this Lease, to which any Transfer at all times shall be subject and subordinate. The breach by Tenant or any transferee of any covenant in this Article shall be a default for which there is no cure period.

Anything contained in the foregoing provisions of this section to the contrary notwithstanding, neither Tenant nor any transferee nor any other person having an interest in the possession, use, occupancy or utilization of the Premises shall enter into any lease, sublease, assignment, license, concession or other agreement for use, occupancy or utilization of space in the Premises that provides for rental or other payment for such use, occupancy or utilization based, in whole or in part, on the net income or profits derived by any person from the Premises leased, used, occupied or utilized (other than an amount based on a fixed percentage or percentages of receipts or sales), and any such purported lease, sublease, assignment, license, concession or other agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use, occupancy or utilization of any part of the Premises.

13.07 Certain Additional Rights. If the Premises or any part thereof are Transferred by Tenant, following the occurrence of a default which has continued beyond any applicable cure period, Landlord, in addition to any other remedies provided hereunder or at law, may at its option collect directly from any such transferee(s) all rents becoming due to the Tenant under any such Transfer and apply such rent against any amounts due Landlord by Tenant under this Lease, and Tenant hereby irrevocably authorizes and directs such transferee(s) to so make all such rent payments, if so directed by Landlord; and it is understood that no such election or collection or payment shall be construed to constitute a novation of this Lease or a release of Tenant hereunder, or to create any lease or occupancy agreement between the Landlord and such subtenant or impose any obligations on Landlord, or otherwise constitute the recognition of such sublease by Landlord for any purpose whatsoever. Tenant hereby absolutely and unconditionally assigns and transfers to Landlord all of Tenant’s interest in all rentals and income arising from any Transfer entered into by Tenant, and Landlord may collect such rent and income and apply same toward Tenant’s obligations under this Lease; provided, however, that until a default occurs in the performance of Tenant’s obligations under this Lease, Tenant may receive, collect and enjoy the rents accruing under such Transfer. Landlord shall not, by reason of this or any other assignment of such rents to Landlord nor by reason of the collection of the rents from a transferee, be deemed to have assumed or recognized any Transfer or to be liable to the transferee for any failure of Tenant to perform and comply with any of Tenant’s obligations to such transferee under such Transfer, including, but not limited to, Tenant’s obligation to return any security deposit. Tenant hereby irrevocably authorizes and directs any such transferee, upon receipt of a written notice from Landlord stating that a default exists in the performance of Tenant’s obligations under this Lease, to pay to Landlord the rents due as they become due under the Transfer. Tenant agrees that such transferee shall have the right to rely upon any such statement and request from Landlord, and that such transferee shall pay such rents to Landlord without any obligation or right to inquire as to whether such default exists and notwithstanding any notice from or claim from Tenant to the contrary. In the event Tenant shall default in the performance of its obligations under this Lease or Landlord terminates this Lease by reason of a default of Tenant, Landlord at its option and without any obligation to do so, may require any transferee to attorn to Landlord.

ARTICLE 14: EVENTS OF DEFAULT AND REMEDIES

14.01 Events of Default. Landlord and Tenant hereby agree that the occurrence of any one or more of the following events is a material default (sometimes referred to as an “Event of Default”) by Tenant under this Lease:

14.01.01 Tenant’s failure to make any payment of Base Rent, Additional Rent, Rent, Tenant’s share of Operating Expenses, Tenant’s share of Taxes, late charges, or any other payment required to be made by Tenant hereunder, as and when due, where such failure shall continue for a period of five (5) days after written notice thereof from Landlord to Tenant; provided if Landlord has given two (2) prior notices of any such failure (under this subsection 14.01.01) in any twelve (12) month period, then Tenant shall be in default if any such payment is not made on or before the due date without notice;

14.01.02 Tenant’s failure to observe or perform any of the covenants, conditions or provisions of this Lease to be observed or performed by Tenant (other than those referenced in Section 14.01(a), above) where such failure shall continue for a period of thirty (30) days after written notice thereof from Landlord to Tenant (or such additional time as may be reasonable provided that Tenant notifies Landlord within such thirty (30) day period of the circumstances requiring such extended cure period; commences cure of such failure within such 30-day period and is diligently pursuing completion of the same and keeps Landlord reasonably apprised of such diligent efforts to cure same. In no event, however, shall such extended cure period exceed sixty (60) days) plus reasonable extensions for delays due to Force Majeure;

14.01.03 Tenant’s abandonment of the Premises; provided that Tenant shall not be deemed to have abandoned the Premises if Tenant has made reasonable arrangements for the security of the Premises for the balance of the Term, has decommissioned the Premises as required by Section 10.07 herein and Tenant continues to satisfy its obligations under this Lease;

14.01.04 Tenant’s (or any transferee of Tenant’s) attempt to make any Transfer of the Premises in violation of this Lease;

14.01.05 (i) The making by Tenant or any guarantor of Tenant’s obligations hereunder of any general arrangement or general assignment for the benefit of creditors; (ii) Tenant or any guarantor becoming a “debtor” as defined in 11 U.S.C. 101 or any successor statute thereto (unless, in the case of a petition filed against Tenant or guarantor, the same is dismissed within sixty (60) days); (iii) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within thirty (30) days; (iv) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where such seizure is not discharged within thirty (30) days; or (v) the insolvency of Tenant. In the event that any provision of this Section 14.04(e) is unenforceable under applicable law, such provision shall be of no force or effect;

14.01.06 The discovery by Landlord that any financial statement, representation or warranty given to Landlord by Tenant, or by any guarantor of Tenant’s obligations hereunder, was materially false at the time given, Tenant acknowledging that Landlord has entered into this Lease in material reliance on such information;

14.01.07 The failure of Tenant to comply with any of its obligations within the applicable specified timeframes under (i) Article 7 with respect to maintaining and evidencing the required insurance coverages; (ii) Article 15; (iii) Section 16.03; and (iv) Section 16.04.

then, and in any such case, Landlord and its agents lawfully may, in addition to any remedies for any preceding breach, immediately or at any time thereafter without demand or notice and with or without process of law, enter upon any part of the Premises in the name of the whole or mail or deliver a notice of termination of the Term of this Lease addressed to Tenant at the Premises or any other address herein, and thereby terminate the Term and repossess the Premises as of Landlord’s former estate. At Landlord’s election such notice of termination may be included in any notice of default. Upon such entry or mailing the Term shall terminate, all executory rights of Tenant and all obligations of Landlord will immediately cease, and Landlord may expel Tenant and all persons claiming under Tenant and remove their effects without any trespass and without prejudice to any remedies for arrears of Rent or prior breach; and Tenant waives all statutory and equitable rights to its leasehold (including rights in the nature of further cure or redemption, if any). If Landlord engages attorneys in connection with any failure to perform by Tenant hereunder, Tenant shall promptly reimburse Landlord for the fees of such attorneys on demand as Additional Rent. Without implying that other provisions do not survive, the provisions of this Article shall survive the Term or earlier termination of this Lease.

Rent forgiveness, allowances for (and/or Landlord expenses in designing and constructing) leasehold improvements to ready the Premises for Tenant’s occupancy and the like, if any, have been agreed to by Landlord as inducements for Tenant faithfully to perform all of its obligations. For all purposes, upon the occurrence and during the pendency of any Event of Default any future payments relating to such inducements shall be, at Landlord’s election, be tolled until the Event of Default has been cured.

14.02 Remedies for Default.

14.02.01 Reletting Expenses Damages. If the Term of this Lease is terminated for an Event of Default, Tenant covenants, as an additional cumulative obligation after such termination, to pay all of Landlord’s reasonable out-of-pocket costs, including reasonable attorneys’ fees, related to Tenant’s Event of Default and in collecting amounts due and all reasonable expenses in connection with reletting, including tenant inducements to new tenants, brokerage commissions, fees for legal services, expenses of preparing the Premises for reletting and the like together with an administrative charge of fifteen percent (15%) of all the foregoing costs (“Reletting Expenses”). It is agreed that Landlord may (i) relet the Premises or part or parts thereof for a term or terms that may be equal to, less than or exceed the period that would otherwise have constituted the balance of the Term, and may grant such tenant inducements, including free rent, as Landlord in its sole discretion considers advisable, and (ii) make such alterations to the Premises as Landlord in its sole discretion considers advisable, and no failure to relet or to collect rent under any reletting shall operate to reduce Tenant’s liability. Any obligation to relet imposed by law will be subject to Landlord’s reasonable objectives of developing its property in a harmonious manner with appropriate mixes of tenants, uses, floor areas, terms and the like. Landlord’s Reletting Expenses together with all other sums provided for whether incurred prior to or after such termination will be due upon demand. Subject to the conditions and limitations hereafter set forth, Landlord agrees to use commercially reasonable efforts to relet the Premises to another tenant after Tenant vacates the Premises in the event that this Lease is terminated by Landlord as the result of an Event of Default hereunder. Marketing of the Premises in a manner similar to the manner in which Landlord markets other premises within Landlord’s control in the Building shall be deemed to have satisfied Landlord’s obligation to use “commercially reasonable efforts” to relet the Premises. In no event shall Landlord be required to (a) solicit or entertain negotiations with any other prospective tenants for the Premises until Landlord obtains full and complete possession of the Premises including, without limitation, the final and unappealable legal right to relet the Premises free of any claim of Tenant, (b) relet the Premises before leasing other vacant space in the Building, (c) lease the Premises for a rental or upon terms and conditions less than the current fair market rental and terms and conditions then prevailing for similar office space in the Building, (d) enter into a lease with any proposed tenant that does not have, in Landlord’s good faith opinion, sufficient financial resources or operating experience to operate the Premises in a first-class manner, or (e) relet the Premises for a use that is inconsistent with other uses in the Building or inconsistent with Landlord’s leasing program for the Building.

14.02.02 Termination Damages. If the Term of this Lease is terminated for default, unless and until Landlord elects lump sum liquidated damages described in the next paragraph, Tenant covenants, as an additional, cumulative obligation after any such termination, to pay punctually to Landlord all the sums and perform all of its obligations in the same manner as if the Term had not been terminated. In calculating such amounts Tenant will be credited with the net proceeds of any rent then actually received by Landlord from a reletting of the Premises after deducting all Rent that has not then been paid by Tenant, provided that Tenant shall never be entitled to receive any portion of the re-letting proceeds, even if the same exceed the Rent originally due hereunder.

14.02.03 Lump Sum Liquidated Damages. If this Lease is terminated for default, Tenant covenants, as an additional, cumulative obligation after any such termination, to pay forthwith to Landlord at Landlord’s election made by written notice at any time after termination, as liquidated damages a single lump sum payment equal to the sum of (i) all sums to be paid by Tenant and not then paid at the time of such election, plus, (ii) the excess of the present value of all of the Rent reserved for the residue of the Term (with Additional Rent deemed to increase ten percent (10%) in each year on a compounding basis) over the present value of the aggregate fair market rent and Additional Rent payable (if less than the Rent payable hereunder) on account of the Premises during such period, which fair market rent shall be reduced by reasonable projections of vacancies and by Landlord’s Reletting Expenses described above to the extent not theretofore paid to Landlord). (The Federal Reserve discount rate (or equivalent) shall be used in calculating such present values under clause (ii), and in the event the parties are unable to agree on such fair market rent, the matter shall be submitted, upon the demand of either party, to the office of the American Arbitration Association (or successor) closest to the Property, with a request for arbitration in accordance with the rules of the Association by a single arbitrator who shall be a licensed real estate broker with at least ten (10) years’ experience in the leasing of office/laboratory buildings similar in character and location to the Premises, whose decision shall be conclusive and binding on the parties.)

14.02.04 Remedies Cumulative; Late Performance. The remedies to which Landlord may resort under this Lease, and all other rights and remedies of Landlord are cumulative, and any two or more may be exercised at the same time. Nothing in this Lease shall limit the right of Landlord to prove and obtain in proceedings for bankruptcy or insolvency an amount equal to the maximum allowed by any statute or rule of law in effect at the time; and Tenant agrees that the fair value for occupancy of all or any part of the Premises at all times shall never be less than the Base Rent and all Additional Rent payable from time to time. Tenant shall also indemnify and hold Landlord harmless in the manner provided elsewhere herein if Landlord shall become or be made a party to any claim or action (a) instituted by Tenant against any third party, or by any third party against Tenant, or by or against any person claiming Tenant; (b) for foreclosure of any lien for labor or material furnished to or for Tenant or such other person; (c) otherwise arising out of or resulting from any act or transaction of Tenant or such other person; or (d) necessary to protect Landlord’s interest under this Lease in a bankruptcy proceeding, or other proceeding under Title 11 of the United States Code, as amended.

14.02.05 Waivers; Accord and Satisfaction. No consent by Landlord or Tenant to any act or omission that otherwise would be a default shall be construed to permit other similar acts or omissions. Neither party’s failure to seek redress for violation or to insist upon the strict performance of any covenant, nor the receipt by Landlord of Rent with knowledge of any breach of covenant, shall be deemed a consent to or waiver of such breach. No breach of covenant shall be implied to have been waived unless such is in writing, signed by the party benefiting from such covenant and delivered to the other party; and no acceptance by Landlord of a lesser sum than the Rent due shall be deemed to be other than on account of the earliest installment of such Rent. Nor shall any endorsement or statement on any check or in any letter accompanying any check or payment be deemed an accord and satisfaction; and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other right or remedy. The acceptance by Landlord of any Rent following the giving of any default and/or termination notice shall not be deemed a waiver of such notice. If Landlord commences any summary proceeding for possession of the Premises or in any action based on non-payment of Rent by Tenant hereunder, Tenant hereby waives the right to interpose any non-compulsory claim or counterclaim of whatever nature or description in any such proceeding.

14.02.06 Landlord’s Curing. If Tenant fails to perform any covenant within any applicable cure period, then Landlord at its option may (without waiving any right or remedy for Tenant’s non-performance) at any time thereafter perform the covenant for the account of Tenant. Tenant shall upon demand reimburse Landlord’s out-of-pocket cost (including reasonable attorneys’ fees) of so performing, together with an administrative charge equal to fifteen percent (15%) of such cost (“Administrative Charge”) on demand as Additional Rent. Notwithstanding any other provision concerning cure periods, Landlord may cure any non-performance for the account of Tenant after such notice to Tenant, if any, as is reasonable under the circumstances if curing prior to the expiration of the applicable cure period is reasonably necessary to prevent likely damage to the Premises or possible injury to persons, or to protect Landlord’s interest in the Premises.

ARTICLE 15: SECURITY DEPOSIT/LETTER OF CREDIT

Simultaneously with the execution and delivery of this Lease, Tenant shall deliver to Landlord a clean, irrevocable letter of credit in the Letter of Credit Amount (as defined in Article 1) in the form attached hereto as Exhibit I or otherwise satisfactory in form and content to Landlord and issued by an FDIC insured bank reasonably satisfactory to Landlord in favor of Landlord. During the Term hereof, including any extensions thereof, or for any period that Tenant remains in possession of the premises following the expiration of the term, or for any period Tenant has obligations hereunder to Landlord that remain unsatisfied following the expiration of the term (as may be extended), and for ninety (90) days after the latest to occur of the foregoing (i.e., the expiration of the term (as may be extended), the date on which Tenant vacates and yields up the premises, etc.), the letter of credit shall be held to ensure the full and timely performance of Tenant’s obligations under this Lease; which letter of credit may be drawn upon by Landlord after an Event of Default (provided, however, that delivery of a default notice to Tenant shall not be required for purposes of this Article 15 and to draw on the letter of credit if Landlord is prohibited from delivering same under applicable law, including, without limitation, all applicable bankruptcy insolvency laws) and applied from time to time against outstanding obligations of Tenant hereunder without notice or demand. Tenant shall have no right to require Landlord to so draw and apply the letter of credit, nor shall Tenant be entitled to credit the same against rents or other sums payable hereunder. During the entire Term hereof, including any extension thereof, Tenant shall cause said letter of credit to be renewed, in form reasonably acceptable to Landlord if different in form to that delivered hereunder, prior to the date of expiration of same. Without limiting any other remedies of Landlord, in the event that Tenant fails to renew any letter of credit given hereunder prior to the date of expiration thereof, then Landlord shall have the right to draw down the entire amount of said letter of credit and hold such sums as a cash deposit. If and to the extent that Landlord makes such use of the letter of credit, or any part thereof, the sum so applied by Landlord (from cash or from a drawing on the letter of credit) shall be restored to the letter of credit (or by a new letter of credit equal to the difference) by Tenant forthwith upon notice from Landlord, and failure to so restore (within the grace period applicable to Base Rent hereunder) shall be a default hereunder giving rise to all of Landlord’s rights and remedies applicable to a default in the payment of rent. In the event of a change of circumstance relating to the bank issuing the letter of credit, or Landlord otherwise reasonably believes the financial conditions of the issuing bank has been degraded, Landlord reserves the right to require Tenant to replace the letter of credit from time to time with a substitute similar letter of credit issued by another bank satisfactory to Landlord.

Notwithstanding the foregoing, in the event Tenant fails to provide Landlord with evidence reasonably satisfactory to Landlord by the date that is two (2) months following the Term Commencement Date indicating that Tenant has closed on its second (2nd) tranche of financing in the amount of $3,000,000.00 (the “2nd Tranche”) Tenant shall increase the Letter of Credit Amount to $168,339.78 by providing Landlord with a substitute letter of credit in the increased amount in exchange for the existing letter of credit(s) which Landlord is then holding, or by an amendment to the existing letter of credit(s) then held by Landlord, in form and substance acceptable to Landlord, which is accepted by Landlord in writing.

Provided that: (i) Tenant has not been in default of any of its obligations under this Lease after the giving of any applicable notice and the expiration of any applicable cure period prior to any Reduction Date, as hereinafter defined, in question, (ii) Tenant is, as of such Reduction Date, not in default of its obligation under the Lease (provided, however, that if there is no reduction of the security deposit based upon Tenant’s failure to satisfy the condition set forth in this clause (ii), then Tenant may subsequently achieve a reduction in the security deposit pursuant to this sentence at such time as Tenant cures such default, so long as the Lease is then in full force and effect and Tenant is otherwise then in full compliance with its obligations under the Lease), and (iii) the Lease is then in full force and effect, Landlord shall refund to Tenant such portion of the letter of credit which it is then holding so as to cause the Letter of Credit Amount to be reduced as of each Reduction Date to the amount shown in the following schedule:

Reduction Date	New Reduced Letter of Credit Amount
The date Tenant provides Landlord with evidence reasonably satisfactory to Landlord indicating that Tenant has closed on the 2nd Tranche	$112,226.52
The date Tenant provides Landlord with evidence reasonably satisfactory to Landlord indicating that Tenant has closed on its third (3rd) tranche of financing in an amount of at least $3,000.000.00	$93,522.10
The last day of the third (3rd) Lease Year	$74,817.68
The last day of the fourth (4th) Lease Year	$37,408.84

Any reduction in the Letter of Credit Amount shall be accomplished by Tenant providing Landlord with a substitute letter of credit in the reduced amount in exchange for the existing letter of credit(s) which Landlord is then holding, or by an amendment to the existing letter of credit(s) then held by Landlord, in form and substance acceptable to Landlord, which is accepted by Landlord in writing.

ARTICLE 16: PROTECTION OF LENDERS

16.01 Subordination and Superiority of Lease. Tenant agrees that this Lease and the rights of Tenant hereunder will be subject and subordinate to any lien of the holder of any existing or future mortgage, and to the rights of any lessor under any ground or improvements lease of the Building (all mortgages and ground or improvements leases of any priority are collectively referred to in this Lease as “mortgage,” and the holder or lessor thereof from time to time as a “mortgagee”), and to all advances and interest thereunder and all modifications, renewals, extensions and consolidations thereof. With respect to future liens of any mortgage hereafter granted, Landlord will request that the mortgagee execute and deliver to Tenant an agreement (in such form as such mortgagee may request) in which the mortgagee agrees that such mortgagee shall not disturb Tenant in its possession of the Premises upon Tenant’s execution thereof and attornment to such mortgagee as Landlord and performance of its Lease covenants (which conditions Tenant agrees with all mortgagees to perform). Upon such attornment, this Lease shall continue in full force and effect as a direct lease between the mortgagee and Tenant upon all of the terms, conditions and covenants as are set forth in this Lease, except that the mortgagee shall not be (i) liable in any way to Tenant for any act or omission, neglect or default on the part of Landlord under this Lease, (ii) responsible for any monies owing by or on deposit with Landlord to the credit of Tenant unless actually received by the mortgagee, (iii) subject to any counterclaim or setoff which theretofore accrued to Tenant against Landlord, (iv) bound by any amendment or modification of this Lease subsequent to such mortgage, or by any previous prepayment of Rent for more than one (1) month, which was not approved in writing by the mortgagee, (v) liable beyond mortgagee’s interest in the Property, (vi) responsible for the performance of any work to be done by the Landlord under this Lease to render the Premises ready for occupancy by the Tenant, or (vii) required to remove any person occupying the Premises or any part thereof, except if such person claims under the mortgagee. Tenant agrees that any present or future mortgagee may at its option unilaterally elect to subordinate, in whole or in part and by instrument in form and substance satisfactory to such mortgagee alone, the lien of its mortgagee (or the priority of its ground lease) to some or all provisions of this Lease.

Tenant agrees that this Lease shall survive the merger of estates of ground (or improvements) lessor and lessee. Until a mortgagee (either superior or subordinate to this Lease) forecloses Landlord’s equity of redemption (or terminates or succeeds to a new lease in the case of a ground or improvements lease) no mortgagee shall be liable for failure to perform any of Landlord’s obligations (and such mortgagee shall thereafter be liable only after it succeeds to and holds Landlord’s interest and then only as limited herein). Tenant shall, if requested by Landlord or any mortgagee, give notice of any alleged non-performance on the part of Landlord to any such mortgagee provided that an address for such mortgagee has been designated to Tenant in writing, and Tenant agrees that such mortgagee shall have a separate, consecutive reasonable cure period of no less than thirty (30) days (to be reasonably extended in the same manner Landlord’s cure period is to be extended and for such additional periods as is necessary to allow such Mortgagee to take possession of the Property) following Landlord’s cure period during which such mortgagee may, but need not, cure any non-performance by Landlord. The agreements in this Lease with respect to the rights and powers of a mortgagee constitute a continuing offer to any person that may be accepted by taking a mortgage (or entering into a ground or improvements lease) of the Premises. This Section shall be self-operative, but in confirmation thereof, Tenant shall execute and deliver the subordination agreement in such form as any mortgagee may request.

16.02 Rent Assignment. If from time to time Landlord assigns this Lease or the rents payable hereunder to any person, whether such assignment is conditional in nature or otherwise, such assignment shall not be deemed an assumption by the assignee of any obligations of Landlord; but, subject to the limitations herein including Sections 16.01 and 10.02(b), the assignee shall be responsible only for non-performance of Landlord’s obligations that occur after it succeeds to, and only during the period it holds possession of, Landlord’s interest in the Premises after foreclosure or voluntary deed in lieu of foreclosure.

16.03 Other Instruments. The provisions of this Article shall be self-operative; nevertheless, Tenant agrees to execute, acknowledge and deliver any subordination, attornment or priority agreements or other instruments conforming to the provisions of this Lease (and being otherwise commercially reasonable) from time to time requested by Landlord or any mortgagee, and further agrees that its failure to do so within ten (10) business days after written request shall be a default for which this Lease may be terminated without further notice. Without limitation, where Tenant in this Lease indemnifies or otherwise covenants for the benefit of mortgagees, such agreements are for the benefit of mortgagees as third-party beneficiaries; and at the request of Landlord, Tenant from time to time will confirm such matters directly with such mortgagee.

16.04 Estoppel Certificates. Within ten (10) business days after Landlord’s request, Tenant shall execute, acknowledge and deliver to Landlord a written statement certifying: (i) that none of the terms or provisions of this Lease have been changed (or if they have been changed, stating how); (ii) that this Lease has not been canceled or terminated; (iii) the last date of payment of Base Rent and other charges and the time period covered; (iv) that Landlord is not in default under this Lease (or if Tenant states that Landlord is in default, describing it in reasonable detail); and (v) such other information with respect to Tenant or this Lease as Landlord may reasonably request or which any prospective purchaser or encumbrancer of the Property may require. Landlord may deliver any such statement by Tenant to any such prospective purchaser or encumbrancer, which may rely conclusively upon such statement as true and correct. If Tenant does not deliver such statement to Landlord within such ten (10) business day period, Landlord, and any such prospective purchaser or encumbrancer, may conclusively presume and rely upon the following facts: (i) that the terms and provisions of this Lease have not been changed except as represented by Landlord; (ii) that this Lease has not been canceled or terminated except as otherwise represented by Landlord; (iii) that not more than one (1) month’s Base Rent or other charges have been paid in advance; and (iv) that Landlord is not in default under this Lease. In such event, Tenant shall be estopped from denying the truth of such facts.

16.05 Tenant’s Financial Condition. Tenant, within ten (10) business days after request from Landlord from time to time, shall deliver to Landlord Tenant’s annual audited financial statements for the latest available two (2) fiscal years, including the year ending no more than six (6) months prior to Landlord’s request, and quarterly financial statements certified in writing by Tenant’s chief financial officer. Landlord may deliver such financial statements to its investors, mortgagees, lenders and prospective mortgagees, lenders, investors and purchasers on the condition that such parties agree to maintain such financial statements on a confidential basis. Tenant represents and warrants to Landlord that each such financial statement shall be true and accurate as of its date. Except for publicly available information, Landlord shall maintain such financial statements on a confidential basis. Notwithstanding anything set forth herein to the contrary, Landlord agrees that a breach of such confidentiality may cause Tenant harm for which recovery of damages would be an inadequate remedy, and in such event, Tenant shall be entitled to obtain timely injunctive relief, as well as such further relief as may be granted by a court of competent jurisdiction.

ARTICLE 17: MISCELLANEOUS PROVISIONS

17.01 Landlord’s Consent Fees. In addition to fees and expenses in connection with Tenant Work, as described in Section 10.05, Tenant shall pay Landlord’s reasonable out-of-pocket fees and expenses, including legal, engineering and other consultants’ fees and expenses, incurred in connection with Tenant’s request for Landlord’s consent under Article 13 (Assignment and Subletting) or in connection with any other act by Tenant that requires Landlord’s consent or approval under this Lease; provided however, in no event shall any such fees and expenses exceed $5,000 for each request.

17.02 Notice of Landlord’s Default. Landlord shall in no event be in default in the performance of any of Landlord’s obligations under this Lease unless and until Landlord shall have failed to perform such obligations within thirty (30) days, or such additional time as is reasonably required to correct any such default, after notice by Tenant to Landlord properly specifying wherein Landlord has failed to perform any such obligation. It is the express understanding and agreement of the parties and a condition of Landlord’s agreement to execute this Lease that in no event shall Tenant have the right to terminate this Lease or seek an abatement to or offset from Base Rent, Additional Rent or Rent as a result of Landlord’s default, but Tenant shall be entitled to seek all other remedies, at law or equity, as a result of such default, subject to the terms and conditions of this Lease. Tenant hereby waives its right to recover punitive, special or consequential damages arising out any act, omission or default by Landlord (or any party for whom Landlord is responsible). This Lease and the obligations of Tenant hereunder shall not be affected or impaired because Landlord is unable to fulfill any of its obligations hereunder or is delayed in doing so, if such inability or delay is caused by reason of Force Majeure, and the time for Landlord’s performance shall be extended for the period of any such delay. Any claim, demand, right or defense by Tenant or Landlord that arises out of this Lease or the negotiations which preceded this Lease shall be barred unless the other party commences an action thereon, or interposes a defense by reason thereof, within twelve (12) months after the date of the inaction, omission, event or action that gave rise to such claim, demand, right or defense.

17.03 Quiet Enjoyment. Landlord agrees that, so long as (i) Tenant is not in default under the terms of this Lease and (ii) this Lease is in full force and effect, Tenant shall lawfully and quietly hold, occupy and enjoy the Premises during the Term of this Lease without disturbance by Landlord or by any person claiming through or under Landlord, subject to the terms of this Lease and any encumbrances of record. The foregoing covenant of quiet enjoyment is in lieu of any other covenant, expressed or implied.

17.04 Interpretation. In any provision relating to the conduct, acts or omissions of Tenant, the term “Tenant” includes Tenant’s agents, employees, contractors, invitees, successors, assigns or others using the Premises with Tenant’s expressed or implied permission.

17.05 Notices. All notices, requests and other communications required under this Lease shall be in writing, addressed as specified in Article 1, and shall be (i) personally delivered, (ii) sent by certified mail, return receipt requested, postage prepaid, or (iii) delivered by a national overnight delivery service that maintains delivery records. All notices shall be effective upon delivery (or refusal to accept delivery).

17.06 No Recordation. Tenant shall not record this Lease but, if required by applicable law in order to protect Tenant’s interest in the Premises, each party hereto agrees, on the request of the other, to execute a so-called memorandum of lease or short form lease in recordable form and complying with applicable law and reasonably satisfactory to Landlord’s attorneys. The party requesting or requiring such recording shall pay all expenses, transfer taxes and recording fees. In no event shall such document set forth the rent or other charges payable by Tenant under this Lease; and any such document shall expressly state that it is executed pursuant to the provisions contained in this Lease and is not intended to vary the terms and conditions of this Lease.

17.07 Security Measures. Tenant acknowledges that Landlord shall have no obligation to provide guard service or other security measures for the benefit of the Premises or the Property, and Landlord shall have no liability to Tenant due to its failure to provide such services. Tenant assumes all responsibility for the protection of Tenant, its agents, employees, contractors and invitees and the property of Tenant and of Tenant’s agents, employees, contractors and invitees from acts of third parties. Nothing herein contained shall prevent Landlord, at Landlord’s sole option, from implementing security measures for the Building or any part thereof, in which event Tenant shall participate in such security measures and the cost thereof shall be included within the definition of Operating Expenses, and to the maximum extent permissible by law, Landlord shall have no liability to Tenant and its agents, employees, contractors and invitees arising out of Landlord’s provision of security measures. As of the date hereof, Landlord provides periodic patrolled security of the Building common areas and grounds from time to time throughout the day and night, the cost of which is included in Operating Expenses. Landlord reserves the right at any time or from time to time, in its sole discretion, to implement additional, modify, alter or discontinue security measures for the Building, Property or any part thereof, in which event Tenant shall participate in such security measures and the cost thereof shall be included within the definition of Operating Expenses, and to the maximum extent permissible by law, Landlord shall have no liability to Tenant and its agents, employees, contractors and invitees arising out of Landlord’s provision of security measures. Landlord shall have the right, but not the obligation, to require all persons entering or leaving the Building to identify themselves to a security guard and to reasonably establish that such person should be permitted access to the Building.

17.08 Corporate Authority. If Tenant is a business entity, then the person or persons executing this Lease on behalf of Tenant jointly and severally warrant and represent in their capacity as a duly authorized representative of Tenant and not in his or her individual capacities that (a) Tenant is duly organized, validly existing and in good standing under the laws of the jurisdiction in which such entity was organized; (b) Tenant has the authority to own its property and to carry on its business as contemplated under this Lease; (c) Tenant is in material compliance with all laws and orders of public authorities applicable to Tenant; (d) Tenant has duly executed and delivered this Lease; (e) the execution, delivery and performance by Tenant of this Lease (i) are within the powers of Tenant, (ii) have been duly authorized by all requisite action, (iii) will not violate any provision of law or any order of any court or agency of government, or any agreement or other instrument to which Tenant is a party or by which it or any of its property is bound, and (iv) will not result in the imposition of any lien or charge on any of Tenant’s property, except by the provisions of this Lease; and (f) the Lease is a valid and binding obligation of Tenant in accordance with its terms. Tenant, if a business entity, agrees that breach of the foregoing warranty and representation shall at Landlord’s election be a default under this Lease for which there shall be no cure. This warranty and representation shall survive the termination of the Term. Upon execution of this Lease, Tenant shall provide a board resolution or other entity vote authorizing the execution of this Lease on behalf of Tenant and identifying the person authorized to execute this Lease on behalf of Tenant together with a clerk’s or secretary’s certificate indicating that such authorized person has in fact executed this Lease.

17.09 Relocation. Landlord shall have the right at any time to relocate Tenant to any other leasable space in the Property (or Project) provided that said space shall be approximately the same size as the Premises and that Landlord shall pay the cost of moving Tenant’s furniture and equipment to the new space. The new space shall include tenant improvements that are substantially equivalent to the tenant improvements contained in the Premises, and the cost of any required tenant improvements shall be paid by Landlord. Landlord shall deliver substitute space to Tenant not more than one hundred eighty (180) days after Tenant approves plans for the construction of required tenant improvements at the new space, if any. Tenant shall not unreasonably withhold or delay its approval of any plans for the construction of tenant improvements. Landlord shall give Tenant not less than thirty (30) days advance notice of the estimated move in date. Prior to the date that Tenant is moved to the new space, Tenant shall remain in the Premises and shall continue to perform all of its obligations under this Lease. After Tenant moves into the new space, this Lease shall remain in full force and effect and be deemed applicable to such new space, except as to Base Rent, Tenant’s share of Operating Expenses and Taxes, all of which shall be adjusted based on the relationship between the number of rentable square feet in the original Premises and the number of rentable square feet in the new space; provided, however, in the event the square footage of the new space is greater than the Premises then Base Rent and Tenant’s Pro Rata Share shall not change. Upon Tenant’s election to be relocated, Landlord and Tenant shall amend this Lease to provide for the relocation of the Premises.

17.10 Joint and Several Liability; Right to Lease. If more than one (1) party signs this Lease as Tenant, they shall be jointly and severally liable for all obligations of Tenant. Landlord reserves the absolute right to effect such other tenancies in the Property as Landlord in its sole discretion shall determine, and Tenant is not relying on any representation that any specific tenant or number of tenants will occupy the Property.

17.11 Force Majeure. If Landlord cannot perform any of its obligations under this Lease due to an event(s) of Force Majeure, the time provided for performing such obligations shall be extended by a period of time equal to the duration of the events. In case Tenant is prevented or delayed from performing any covenant or duty to be performed on Tenant’s part by reason of an event(s) of Force Majeure, Tenant shall not be deemed in default hereunder while such cause continues. The preceding sentence shall not apply to Tenant’s covenants and obligations to pay rent, additional charges and/or other charges or sums due Landlord hereunder or required to be paid to third parties hereunder. The preceding sentence shall not be interpreted to diminish Landlord’s rights hereunder to cure a breach of this Lease by Tenant or to recover the expense of such cure. As used in this Lease, an event or events of “Force Majeure” shall include strike or labor troubles, lockout, breakdown, accident, order, preemption or regulation of or by any governmental authority or failure to supply or inability by the exercise of reasonable diligence to obtain supplies, parts or employees necessary to furnish such services or because of war, civil commotion, or other emergency, or other extraordinary conditions of supply and demand, extraordinary weather conditions, so-called acts of God, or for any other cause beyond the party’s reasonable control.

17.12 Limitation of Warranties. Landlord and Tenant expressly agree that there are and shall be no implied warranties of merchantability, habitability, suitability, fitness for a particular purpose or of any other kind arising out of this Lease, and there are no warranties that extend beyond those expressly set forth in this Lease.

17.13 No Other Brokers. Landlord and Tenant represent and warrant to each other that the Broker(s) named in Article 1 and Landlord’s Managing Agent are the only agents, Broker(s), finders or other parties with whom such party has dealt who may be entitled to any commission or fee with respect to this Lease or the Premises or the Property. Landlord and Tenant agree to indemnify and hold the other harmless from any claim, demand, cost or liability, including attorneys’ fees and expenses, asserted by any party other than the Broker(s) named in Article 1 and Landlord’s Managing Agent based upon dealings of that party with the indemnifying party. Landlord shall be responsible for the payment of any brokerage fees to the Broker(s) named in Article 1 and Landlord’s Managing Agent. The provisions of this Section shall survive the Term or early termination of this Lease.

17.14 Applicable Law and Construction. This Lease may be executed in counterparts, shall be construed as a sealed instrument, and shall be governed exclusively by the provisions hereof and by the laws of the state where the Property is located without regard to principles of choice of law or conflicts of law. A facsimile signature to this Lease shall be sufficient to prove the execution by a party. The covenants of Landlord and Tenant are independent, and such covenants shall be construed as such in accordance with the laws of the state where the Property is located. If any provisions shall to any extent be invalid, the remainder shall not be affected. Other than contemporaneous instruments executed and delivered of even date, if any, this Lease contains all of the agreements between Landlord and Tenant relating in any way to the Premises and supersedes all prior agreements and dealings between them. There are no oral agreements between Landlord and Tenant relating to this Lease or the Premises. This Lease may be amended only by instrument in writing executed and delivered by both Landlord and Tenant. The provisions of this Lease shall bind Landlord and Tenant and their respective successors and assigns, and shall inure to the benefit of Landlord and its successors and assigns and of Tenant and its permitted successors and assigns, subject to Article 13. The titles are for convenience only and shall not be considered a part of the Lease. This Lease shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties, it being recognized that both Landlord and Tenant have contributed substantially and materially to the preparation of this Lease. If Tenant is granted any extension or other option, to be effective the exercise (and notice thereof) shall be unconditional; and if Tenant purports to condition the exercise of any option or to vary its terms in any manner, then the option granted shall be void and the purported exercise shall be ineffective. The enumeration of specific examples of a general provision shall not be construed as a limitation of the general provision. Unless a party’s approval or consent is required by the express terms of this Lease not to be unreasonably withheld, such approval or consent may be withheld in the party’s sole discretion. The submission of a form of this Lease or any summary of its terms shall not constitute an offer by Landlord to Tenant; but a leasehold shall only be created and the parties bound when this Lease is executed and delivered by both Landlord and Tenant. Nothing herein shall be construed as creating the relationship between Landlord and Tenant of principal and agent, or of partners or joint venturers or any relationship other than landlord and tenant. This Lease and all consents, notices, approvals and all other related documents may be reproduced by any party by any electronic means or by facsimile, photographic, microfilm, microfiche or other reproduction process and the originals may be destroyed; and each party agrees that any reproductions shall be as admissible in evidence in any judicial or administrative proceeding as the original itself (whether or not the original is in existence and whether or not reproduction was made in the regular course of business), and that any further reproduction of such reproduction shall likewise be admissible. If any payment in the nature of interest provided for in this Lease shall exceed the maximum interest permitted under controlling law, as established by final judgment of a court, then such interest shall instead be at the maximum permitted interest rate as established by such judgment. The term “Term” includes the Initial Term as it may be extended pursuant to Section 3.03.

17.15 Construction on the Property or Adjacent Property. Tenant acknowledges that Landlord is undertaking, or may undertake in the future, certain renovations in the Building or on or about the Property (the “Project”) including the right to make changes to the size, shape, location, number and extent of the improvements comprising the Property. In connection therewith, Landlord may, among other things, erect scaffolding or other necessary structures at the Property, limit or eliminate access to portions of the Property, including portions of the common areas, or perform work in or about the Building, which work may create noise, dust or leave debris in the Building. Landlord and its agents, employees, licensees and contractors shall also have the right to enter on the Property or Building to undertake work pursuant to any easement granted pursuant to the above paragraph; to shore up the foundations and/or walls of the Building; to erect scaffolding and protective barricades around, within or adjacent to the Building; and to do any other act necessary for the safety of the Building or the expeditious completion of such work. Tenant hereby agrees that such work and Landlord’s actions in connection therewith shall in no way constitute a constructive eviction of Tenant or entitle Tenant to any abatement of rent. Although Landlord shall use commercially reasonable efforts to minimize any material interference of Tenant’s use or occupancy of or access to the Premises, Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the foregoing work, nor shall Tenant be entitled to any compensation or damages from Landlord for any inconvenience or annoyance occasioned by such work or Landlord’s actions in connection therewith. Landlord shall have the right, in connection with the development, redevelopment, alteration, improvement, operation, maintenance, or repair of the Building, the Property or the Project, to subject the Property to easements for the construction, reconstruction, alteration, improvement, operation, repair or maintenance of elements thereof, for access and egress for parking, for the installation, maintenance, repair, replacement or relocation of utilities serving the Building, the Property or the Project and to subject the Property to such other rights, agreements, and covenants for such purposes as Landlord may determine. Tenant hereby agrees that this Lease shall be subject and subordinate to any such matters that do not unreasonably interrupt Tenant’s use of or access to the Premises. The foregoing sentence shall be self-operative, but Tenant hereby irrevocably appoints Landlord as Tenant’s attorney-in-fact to execute, acknowledge and deliver any documents appropriate to accomplish or confirm the same if Tenant fails to do so within ten (10) days after request therefor. Neither Tenant nor any persons acting under Tenant shall take any action to oppose the Project, nor shall the Tenant knowingly permit any persons acting under Tenant to take any action in opposition to the Project.

17.16 Vacancy at End of Term. If Tenant vacates substantially all of the Premises (or substantially all of a major portion of the Premises, including a floor of the Building) at any time within the last six (6) months of the Term, Landlord may enter the vacated Premises (or such portions) and commence demolition work or construction of leasehold improvements for future tenants, provided that such entry does not materially interfere with any continuing operations of Tenant in any other portions of the Premises. The exercise of such right by Landlord will not affect Tenant’s obligations to pay Base Rent or Additional Rent with respect to the Premises vacated (or such portions), which obligations shall continue without abatement until the end of the Term.

17.17 Confidentiality. Tenant acknowledges and agrees that the terms of this Lease are confidential. Disclosure of the terms hereof could adversely affect the ability of Landlord to negotiate other leases with respect to the Building and may impair Landlord’s relationship with other tenants of the Building. Tenant agrees that it and its partners, officers, directors, employees, brokers, and attorneys, if any, shall not disclose the terms and conditions of this Lease to any other person or entity without the prior written consent of Landlord which may be given or withheld by Landlord, in Landlord’s sole discretion, except as required for financial disclosures or securities filings. Notwithstanding the foregoing, it is agreed that Tenant may disclose the terms of this Lease as it deems necessary to existing and potential lenders, investors, acquirers and potential subtenants provided such entities are advised to keep the terms confidential. It is understood and agreed that damages alone would be an inadequate remedy for the breach of this provision by Tenant, and Landlord shall also have the right to seek specific performance of this provision and to seek injunctive relief to prevent its breach or continued breach.

17.18 OFAC CERTIFICATION AND INDEMNITY. Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 10756, the “Patriot Act”) prohibit certain property transfers. Tenant hereby represents and warrants to Landlord (which representations and warranties shall be deemed to be continuing and re-made at all times during the Term) that neither Tenant nor any stockholder, manager, beneficiary, partner, or principal of Tenant is subject to the Executive Order, that none of them is listed on the United States Department of the Treasury Office of Foreign Assets Control (“OFAC”) list of “Specially Designated Nationals and Blocked Persons” as modified from time to time, and that none of them is otherwise subject to the provisions of the Executive Order or the Patriot Act. The most current list of “Specially Designated Nationals and Blocked Persons” can be found at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html. Tenant shall from time to time, within ten days after request by Landlord, deliver to Landlord any certification or other evidence requested from time to time by Landlord in its reasonable discretion, confirming Tenant’s compliance with these provisions. No assignment or subletting shall be effective unless and until the assignee or subtenant thereunder delivers to Landlord written confirmation of such party’s compliance with the provisions of this subsection, in form and content satisfactory to Landlord. If for any reason the representations and warranties set forth in this subsection, or any certificate or other evidence of compliance delivered to Landlord hereunder, is untrue in any respect when made or delivered, or thereafter becomes untrue in any respect, then an event of default hereunder shall be deemed to occur immediately, and there shall be no opportunity to cure. Tenant shall indemnify, defend with counsel reasonably acceptable to Landlord, and hold Landlord harmless from and against, any and all liabilities, losses claims, damages, penalties, fines, and costs (including reasonable attorneys’ fees and costs) arising from or related to the breach of any of the foregoing representations, warranties, and duties of Tenant. The provisions of this subsection shall survive the expiration or earlier termination of this Lease for the longest period permitted by law.

17.19 WAIVER OF JURY TRIAL. LANDLORD AND TENANT HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, COUNTERCLAIM OR CROSS-COMPLAINT IN ANY ACTION, PROCEEDING AND/OR HEARING BROUGHT BY EITHER LANDLORD AGAINST TENANT OR TENANT AGAINST LANDLORD ON ANY MATTER WHATSOEVER ARISING OUT OF, OR 1N ANY WAY CONNECTED WITH, THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, OR ANY CLAIM OF INJURY OR DAMAGE, OR THE ENFORCEMENT OF ANY REMEDY UNDER ANY LAW, STATUTE, OR REGULATION, EMERGENCY OR OTHERWISE, NOW OR HEREAFTER IN EFFECT.

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Executed to take effect as a sealed instrument on the Date of Lease first set forth above.

LANDLORD:

128 SPRING STREET LEXINGTON, LLC

By:	/s/ Robert L. Beal
Name: Robert L. Beal
Title: Authorized Signatory

TENANT:

KEROS THERAPEUTICS, INC.

By:	/s/ Jasbir S. Seehra
Name:	Jasbir S. Seehra
Title:	President and Treasurer
Duly Authorized

By:
Name:
Title:
Duly Authorized

Exhibit A

Floor Plan of Premises

A-1

Exhibit B

Rules and Regulations

1. If Tenant requires telephone, data, burglar alarm or similar service, the cost of purchasing, installing and maintaining such service shall be borne solely by Tenant. No boring or cutting for wires will be allowed without the prior written consent of Landlord. Landlord shall direct electricians as to where and how telephone, data, and electrical wires are to be introduced or installed. The location of burglar alarms, telephones, call boxes or other office equipment affixed to the Premises shall be subject to the prior written approval of Landlord

2. Tenant shall not place a load upon any floor of its Premises, including mezzanine area, if any, which exceeds the load per square foot that such floor was designed to carry and that is allowed by law. Heavy objects shall stand on such platforms as determined by Landlord to be necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such equipment or other property from any cause, and all damage done to the Building by maintaining or moving such equipment or other property shall be repaired at the expense of Tenant.

3. Tenant shall not install any radio or television antenna, satellite dish, loudspeaker or other device on the roof or exterior walls of the Building without Landlord’s prior written consent which consent shall be in Landlord’s sole discretion.

4. Tenant shall not mark, drive nails, screw or drill into the partitions, woodwork, plaster or drywall (except for pictures and general office uses) or in any way deface the Premises or any part thereof. Tenant shall not affix any floor covering to the floor of the Premises or paint or seal any floors in any manner except as approved by Landlord. Tenant shall repair any damage resulting from noncompliance with this rule.

5. No cooking shall be done or permitted on the Premises, except that Underwriters’ Laboratory approved microwave ovens, toaster ovens or equipment for brewing coffee, tea, hot chocolate and similar beverages shall be permitted, provided that such equipment and use is in accordance with all applicable federal, state and city laws, codes, ordinances, rules and regulations.

6. All trash and refuse shall be contained in suitable receptacles at locations approved by Landlord. Tenant shall not place in the trash receptacles any personal trash or material that cannot be disposed of in the ordinary and customary manner of removing such trash without violation of any law or ordinance governing such disposal.

7. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governing authority.

8. Tenant assumes all responsibility for securing and protecting its Premises and its contents including keeping doors locked and other means of entry to the Premises closed.

9. Tenant shall not use any method of heating or air conditioning other than that supplied by Landlord without Landlord’s prior written consent.

10. No person shall go on the roof without Landlord’s permission.

11. Canvassing, soliciting, distribution of handbills or any other written material in the Building or Property is prohibited and each tenant shall cooperate to prevent the same. No tenant shall solicit business from other tenants or permit the sale of any goods or merchandise in the Building or Property without the written consent of Landlord.

12. Any equipment belonging to Tenant which causes noise or vibration that may be transmitted to the structure of the Building or to any space therein to such a degree as to be objectionable to Landlord or to any tenants in the Building shall be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to eliminate the noise or vibration.

13. Driveways, sidewalks, halls, passages, exits, entrances and stairways (“Access Areas”) shall not be obstructed by tenants or used by tenants for any purpose other than for ingress to and egress from their respective premises. Access areas are not for the use of the general public and Landlord shall in all cases retain the right to control and prevent access thereto by all persons whose presence, in the judgment of Landlord, shall be prejudicial to the safety, character, reputation and interests of the Building or its tenants.

14. Landlord reserves the right to designate the use of parking areas and spaces. Tenant shall not park in visitor, reserved, or unauthorized parking areas. Tenant and Tenant’s guests shall park between designated parking lines only and shall not park motor vehicles in those areas designated by Landlord for loading and unloading. Vehicles in violation of the above shall be subject to being towed at the vehicle owner’s expense. Vehicles parked overnight without prior written consent of the Landlord shall be deemed abandoned and shall be subject to being towed at vehicle owner’s expense. Tenant will from time to time, upon the request of Landlord, supply Landlord with a list of license plate numbers of vehicles owned or operated by its employees or agents.

15. No trucks, tractors or similar vehicles can be parked anywhere other than in Tenant’s own truck dock area. Tractor-trailers which must be unhooked or parked with dolly wheels beyond the concrete loading areas must use steel plates or wood blocks under the dolly wheels to prevent damage to the paving surfaces. No parking or storing of such trailers will be permitted in the parking areas or on streets adjacent thereto.

16. No sign, placard, picture, advertisement, name or notice (collectively referred to as “Signs”) shall be installed or displayed on any part of the outside of the Building without the prior written consent of the Landlord which consent shall be in Landlord’s sole discretion. All approved Signs shall be printed, painted, affixed or inscribed at Tenant’s expense by a person or vendor approved by Landlord and shall be removed by Tenant at Tenant’s expense upon vacating the Premises. Landlord shall have the right to remove any Sign installed or displayed in violation of this rule at Tenant’s expense and without notice. Subject to approval by Landlord and by the Town of Lexington, Tenant will have the right to signage similar to that of other tenants of the Building. All such signage will be installed, maintained, and, at the end of the Term, removed by Tenant at its sole expense, with Tenant repairing any damage caused by same.

17. During periods of loading and unloading, Tenant shall not unreasonably interfere with traffic flow and loading and unloading areas of other tenants. All products, materials or goods must be stored within the Tenant’s Premises and not in any exterior areas, including, but not limited to, exterior dock platforms, against the exterior of the Building, parking areas and driveway areas. Tenant agrees to keep the exterior of the Premises clean and free of nails, wood, pallets, packing materials, barrels and any other debris produced from their operation.

18. Tenant shall not permit any motor vehicles to be washed or mechanical work or maintenance of motor vehicles to be performed on any portion of the Premises or parking lot.

19. Tenant shall not permit smoking or carrying of lighted cigarettes or cigars in areas reasonably designated by Landlord or any applicable governmental agencies as non-smoking areas.

20. Canvassing, soliciting, distribution of handbills or any other written material in the Building or Property is prohibited and each tenant shall cooperate to prevent the same. No tenant shall solicit business from other tenants or permit the sale of any goods or merchandise in the Building or Property without the written consent of Landlord.

21. Tenant shall not permit any animals, other than seeing-eye dogs, to be brought or kept in or about the Premises or any common area of the property; provided however, Tenant shall be permitted to bring animals on the Premises to be housed in the vivarium in the Premises, but subject to all of the terms and conditions of the Lease including, without limitation, Section 9.01.

22. Tenant shall not alter any lock or other access device or install a new or additional lock or access device or bolt on any door of its Premises without the prior written consent of Landlord. Tenant, upon the termination of its tenancy, shall deliver to Landlord the keys or other means of access to all doors.

23. These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of any lease of any premises in the Building. Landlord may waive any one or more of these Rules and Regulations for the benefit of any tenant or tenants, and any such waiver by Landlord shall not be construed as a waiver of such Rules and Regulations for any or all tenants. Landlord shall not enforce these Rules and Regulations in a discriminatory manner against Tenant.

24. Landlord reserves the right to make such other and reasonable rules and regulations as in its judgment may from time to time be needed for safety and security, for care and cleanliness of the Building and for the preservation of good order in and about the Building. Tenant agrees to abide by all such rules and regulations herein stated and any additional rules and regulations which are adopted. Tenant shall be responsible for the observance of all of the foregoing rules by Tenant’s employees, agents, clients, customers, invitees and guests.

Exhibit C

Rules and Regulations for Design and Construction of Tenant Work

1.	DEFINITIONS

1.1	Building:	128 Spring Street, Ledgemont I.

1.2	Property Manager:	Related Beal, LLC, or such other individual/entity as landlord may designate, from time to time.

1.3	Consultant:	Any architectural, engineering or design consultant engaged by a Tenant in connection with Tenant Work.

1.4	Contractor:	Any Contractor engaged by Tenant of the Building for the performance of any Tenant Work, and any Subcontractor employed by any such Contractor.

1.5	Plans:	All architectural, electrical and mechanical construction drawings and specifications required for the proper construction of the Tenant Work.

1.6	Regular Business Hours:	Monday through Friday, 8:00 a.m. through 6:00 p.m., holidays and weekends excluded.

1.7	Tenant:	Any occupant of the Building.

1.8	Tenant Work:	Any alterations, improvements, additions, repairs or installations on the building performed by or on behalf of any Tenant.

1.9	Tradeperson:	Any employee (including, without limitation, any mechanic laborer, or Tradeperson) employed by a Contractor performing Tenant Work.

2. GENERAL

2.1 All Tenant Work shall be performed in accordance with these Rules and Regulations and the applicable provisions of the Lease and to current local and state code.

2.2 The provisions of these Rules and Regulations shall be incorporated in all agreements governing the performance of all Tenant Work, including, without limitation, any agreements governing services to be rendered by each Contractor and Consultant.

2.3 Except as otherwise provided in these Rules and Regulations, all inquiries, submissions and approvals in connection with any Tenant Work shall be processed through the Property Manager.

3. INTENTIONALLY OMITTED

4. RECONSTRUCTION NOTIFICATION AND APPROVALS

4.1 Approval to Commence Work:

A) Tenant shall submit to Property Manager, for the approval of the Landlord, the names of all prospective Contractors and Certificates of Insurance, prior to issuing any bid packages to such Contractors.

B) No Tenant Work shall be undertaken by any Contractor or Tradeperson unless and until all the matters set forth in Section 4.2 below have been received for the Tenant Work in question and unless the Property Manager has approved the matters set forth in Section 4.2 below.

4.2 No Tenant Work shall be performed unless, at least two (2) weeks before any Tenant Work is to begin, all of the following have been provided to the Property Manager and approved. In the event that Tenant proposes to change any of the following, the Property Manager shall be immediately notified of such change and such change shall be subject to the approval of the Property Manager:

A) Schedule for the work, indication start and completion dates, any phasing and special working hours, and also a list of anticipated shutdowns of building systems.

B) List of all Contractors and Subcontractors, including addresses, telephone numbers, emergency (after hours) telephone numbers, trades employed, and the union affiliation, if any, of each Contractor and Subcontractor.

C) Names and telephone numbers of the supervisors of the work.

D) Copies of all necessary governmental permits, licenses and approvals.

E) Proof of current insurance, to the limits set out in Exhibit D to the Lease and Regulations, naming Landlord (128 Spring Street Lexington, LLC) and Landlord’s designees as additional insured parties.

F) Notice of the involvement of any Contractor in any ongoing threatened labor dispute.

G) Payment, Performance and Lien Bonds from sureties acceptable to Landlord, in form acceptable to Landlord, naming Landlord as an additional obligee.

H) Evidence that Tenant has made provision for either written waivers of lien from all Contractors and suppliers of material, or other appropriate protective measures approved by Landlord.

I) A pre-existing condition survey as specified in Section 7.2(C).

4.3 Reporting Incidents: All accidents, disturbances, labor disputes or threats thereof, and other noteworthy events pertaining to the Building or the Tenant’s property shall be reported immediately to the Property Manager. A written report must follow within twenty-four (24) hours.

5. CONSTRUCTION SCHEDULE

5.1 Coordination:

A) All Tenant Work shall be carried out expeditiously and with minimum disturbance and disruption to the operation of the Building and without causing discomfort, inconvenience, or annoyance to any of the other tenants or occupants of the Building or the public at large.

B) All schedules for the performance of construction, including materials deliveries, must be coordinated through the Property Manager. The Property Manager shall have the right, without incurring any liability to any Tenant, to stop activities and/or to require rescheduling of Tenant Work based upon adverse impact on the tenants or occupants of the Building or on the maintenance or operation of the Building.

C) If any Tenant Work requires the shutdown of risers and mains for electrical, mechanical, sprinkler, and plumbing work, such work shall be supervised by a representative of Landlord, the cost of which shall be charged directly to the tenant at the prevailing building rate. No Tenant Work will be performed in the Building’s mechanical or electrical equipment rooms without both Landlord’s prior approval and the supervision of a representative of Landlord, the cost of which shall be reimbursed by the Tenant to the Landlord. Tenant shall provide the Property Manager with at least one week to schedule such work.

5.2 Time Restrictions:

A) Subject to Section 5.1 of these Rules and Regulations, general construction work will generally be permitted at all times, unless such work affects other tenants or occupants of the building or poses a safety concern at which time it will need be scheduled during non-business hours.

B) Tenant shall provide the Property Manager with at least forty eight (48) hours’ notice before proceeding with Special Work, as hereinafter defined, and such Special Work will be permitted only at times agreed to by the Property Manager during periods outside of Regular Business Hours. “Special Work” shall be defined as the following operations:

1. All utility disruptions, shutoffs and turnovers.

2. Activities involving high levels of noise, including demolition, coring, drilling and ramsetting.

3. Activities resulting in excessive dust or odors, including demolition, staining and spray painting.

4. All construction work which will require access to multi-tenant areas or other tenant areas.

C) The delivery of construction materials to the Building, their distribution within the Building, and the removal of waste materials shall also be confined to periods outside Regular Business Hours, unless otherwise specifically permitted in writing by the Property Manager. Costs for use of the freight elevator after Regular Business Hours shall be billed directly to such tenant at the then prevailing rate.

D) If coordination, labor disputes or other circumstances require, the Property Manager may change the hours during which regular construction work can be scheduled and/or restrict or refuse entry to and exit from the Building by any Contractor.

6. CONTRACTOR PERSONNEL

6.1 Work in History:

A) All Contractors shall be responsible for employing skilled and competent personnel and suppliers who shall abide by the rules and regulations herein set forth as amended from time to time by Landlord.

B) No Tenant shall at any time, either directly or indirectly, employ, permit the employment, or continue the employment of any contractor if such employment or continued employment will or does interfere or cause any labor disharmony, coordination difficulty, delay or conflict with any other contractors engaged in construction work in or about the Building or the complex in which the Building is located.

C) Should a work stoppage or other action occur anywhere in or about the Building as a result of the presence, anywhere in the Building, or a Contractor engaged directly or indirectly by a Tenant, or should such Contractor be deemed by Landlord to have violated any applicable rules or regulations, then upon twelve hours written notice, Landlord may, without incurring any liability to Tenant or said contractor, require any such Contractor to vacate the premises demised by such Tenant and the Building, and to cease all further construction work therein.

6.2 Conduct:

A) While in or about the Building, all Tradepersons shall perform in a dignified, quiet, courteous, and professional manner at all times. Tradepersons shall wear clothing suitable for their work and shall remain full attired at all times. All Contractors will be responsible for their Tradepersons’ proper behavior and conduct.

B) The Property Manager reserves the right to remove any one who, or any contractor which; is causing a disturbance to any tenant or occupant of the Building or any other person using or servicing the Building; is interfering with the work of others; or is in any other way displaying conduct or performance not compatible with the Landlord’s standards.

6.3 Access:

A) All Contractors and Tradepersons shall contact the Property Manager prior to commencing work, to confirm work location and Building access, including elevator usage and times of operation. Access to the Building before and after Regular Business Hours or any other hours designated from time to time by the Property Manager and all day on weekends and holidays will only be provided when forty-eight (48) hours advanced notice is given to the Property Manager.

B) No Contractor or Tradepersons will be permitted to enter any private or public space in the Building, other than the common areas of the Building necessary to give direct access to the premises of Tenant for which he has been employed, without the prior approval of the Property Manager.

C) All Contractors and Tradepersons must obtain permission from the Property Manager prior to undertaking work in any space outside of the Tenant’s premises. This requirement specifically includes ceiling spaces below the premises where any work required must be undertaken at the convenience of the affected Tenant and outside of Regular Business Hours. Contractors undertaking such work shall ensure that all work, including work required to reinstate removed items and cleaning, be completed prior to opening of the next business day. Any cleaning or repairs costs incurred by Landlord, as a result of work outside the construction area shall be charged to the Tenant.

D) Contractors shall ensure that all furniture, equipment and accessories in areas potentially affected by any Tenant Work shall be adequately protected by means of drop cloths or other appropriate measures. In addition, all Contractors shall be responsible for maintaining security to the extent required by the Property Manager.

E) Temporary access doors for tenant construction areas connecting with a public corridor will be building standards, i.e., door, frame, hardware and lockset. A copy of the key will be furnished to the Property Manager.

6.4 Safety:

A) All Contractors shall police ongoing construction operations and activities at all times, keeping the premises orderly, maintaining cleanliness in and about the premises, and ensuring safety and protection of all areas, including truck docks, elevators, lobbies, and all other public areas which are used for access to the premises.

B) All Contractors shall appoint a supervisor who shall be responsible for all safety measures, as well as for compliance with all applicable government laws, ordinances, rules and regulations such as, for example, “OSHA” and “Right-to-Know” legislation.

C) Any damage caused by Tradepersons or other Contractor employees shall be the responsibility of the Tenant employing the Contractor. Costs for repairing such damage shall be charged directly to such Tenant.

6.5 Parking:

A) No parking of contractor or sub-contractor vehicles will be provided in the truck dock, handicapped or fire access lanes, or any private ways in or surrounding the property. Vehicles so parked will be towed at the expense of the Tenant who has engaged the Contractor for whom the owner of such vehicle is employed.

B) Garage parking is available on-site.

7. BUILDING MATERIALS

7.1 Delivery:

A) All deliveries of construction materials shall be made at the predetermined times approved by the Property Manager and shall be effected safely and expeditiously only at the location determined by the Property Manager.

7.2 Transportation in Building:

A) Distribution of materials from delivery point to the work area in the Building shall be accomplished with the least disruption to the operation of the Building possible. Elevators will be assigned for material delivery and will be controlled by the Building Management.

B) Contractors shall provide adequate protection to all carpets, wall surfaces, doors and trim in all public areas through which materials are transported. Contractors shall continuously clean all such areas. Protective measures shall include runners over carpet, padding in elevators and any other measures determined by the Property Manager.

C) Any damage caused to the Building through the movement of construction materials or otherwise shall be the responsibility of Tenant who has engaged the Contractor involved. Charges for such damage will be submitted by the Landlord directly to the Tenant. Prior to the commencement of tenant work, a pre-existing condition survey shall be submitted to the Property Manager. Such survey shall be used at the completion of the project to determine, if any, the extent of damage to the building systems or finishes.

7.3 Storage and Placement:

A) All construction materials shall be stored only in the premises where they are to be installed. No storage of materials will be permitted in any public areas, loading docks or corridors leading to the premises.

B) No flammable, toxic, or otherwise hazardous materials may be brought in or about the Building unless all of the following are met: (i) authorized by the Property Manager, (ii) all applicable laws, ordinances, rules and regulations are complied with, and (iii) all necessary permits have been obtained. All necessary precautions shall be taken by the contractor handling such materials against damage or injury caused by such materials.

C) All materials required for the construction of the premises must comply with Building Standards, must conform to the plans and specifications approved by Landlord, and must be installed in the locations shown on the drawings approved by the Landlord.

D) All work shall be subject to supervision and inspection by Landlord’s Representative.

E) No alterations to approved plans will be made without prior knowledge and approval of the Property Manager. Such changes shall be documented on the as-build drawings required to be delivered to Landlord pursuant to Paragraph 10 of the rules and regulations.

F) All protective devices (e.g., temporary enclosures and partitions) and materials, as well as their placement, must be approved by the Property Manager.

G) It is the responsibility of Contractors to ensure that the temporary placement of materials does not impose a hazard to the Building or its occupants, either through overloading, or interference with Building systems, access, egress or in any other manner whatsoever.

H) All existing and/or new openings made through the floor slab for piping, cabling, etc. must be sealed per code. All holes in the floor slab at abandoned floor outlets, etc. need to be filled with solid concrete.

7.4 Salvage and Waste Removal:

A) All rubbish, waste and debris shall be neatly and cleanly removed from the Building by Contractors daily unless otherwise approved by the Property Manager. The Building’s trash compactor shall not be used for construction or other debris. For any demolition and debris, each Contractor must make arrangements with the Property Manager for the scheduling and location of an additional dumpster to be supplied at the cost of the Tenant engaging such Contractor. Where, in the opinion of the Property Manager, such arrangements are not practical, such Contractors will make alternative arrangements for removal at the cost of the Tenant engaging such Contractors.

B) Toxic or flammable materials are to be properly removed daily and disposed of in full accordance with all applicable laws, ordinances, rules and regulations.

C) Contractors shall, prior to removing any item (including, without limitation, building standard doors, frames and hardware, light fixtures, ceiling diffusers, ceiling exhaust fans, sprinkler heads, fire horns, ceiling speakers and smoke detectors) from the Building, notify the Property Manager that it intends to remove such item. At the election of Property Manager, Contractors shall deliver any such items to the Property Manager. Such items will be delivered, without cost, to an area designated by the Property Manager which area shall be within the Building or the complex in which the Building is located.

8. PAYMENT OF CONTRACTORS

Tenant shall promptly pay the cost of all Tenant Work so that Tenant’s premises and the Building shall be free of liens for labor or materials. If any mechanic’s lien is filed against the Building or any part thereof which is claimed to be attributable to the Tenant, its agents, employees or contractors, Tenant shall give immediate notice of such lien to the Landlord and shall promptly discharge the same by payment or filing any necessary bond within 10 days after Tenant has first notice of such mechanic’s lien.

9. CONFLICT BETWEEN RULES AND REGULATIONS AND LEASE

In the event of any conflict between the Lease and these Rules and Regulations, the terms of the Lease shall control.

10. GENERAL

10.1. These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of any lease of any premises in the Building. Landlord may waive any one or more of these Rules and Regulations for the benefit of any tenant or tenants, and any such waiver by Landlord shall not be construed as a waiver of such Rules and Regulations for any or all tenants.

10.2. Landlord reserves the right to make such other and reasonable rules and regulations as in its judgment may from time to time be needed for safety and security, for care and cleanliness of the Building and for the preservation of good order in and about the Building. Tenant agrees to abide by all such rules and regulations herein stated and any additional rules and regulations which are adopted. Tenant shall be responsible for the observance of all of the foregoing rules by Tenant’s employees, agents, clients, customers, invitees and guests.

SCHEDULE A OF EXHIBIT C

RULES AND REGULATIONS

FOR DESIGN AND CONSTRUCTION OF TENANT WORK

Ledgemont Technology Center

BASE BUILDING CHARGES

Contractors desiring to work on the Building Systems must coordinate all work with the Management Office at 781-861-7786.

All work must be scheduled a minimum of one week prior to the start of work. A work order will be issued listing the system affected and the time of shutdown. No work will commence until the work order has been signed by an authorized representative of the construction company.

Contractors must obtain credit approval from the Management Office prior to any work authorization.

	Fire Alarm Shutdown	Reconnect Shutdown
8:00 a.m. to 5:00 p.m.	$125.00	N/C
5:00 p.m. to 8:00 a.m.	$175.00	$175.00
Saturday	$225.00	$225.00
Sunday	$250.00	$250.00

Labor charge (per person) for Fire Alarm Watch or Sprinkler System Shutdown (required when servicing or testing any life safety device):

8:00 a.m. to 5:00 p.m.	$40.00 per hour
5:00 p.m. to 8:00 a.m.	$60.00 per hour
Saturday	$60.00 per hour
Sunday	$80.00 per hour

Contractor may not proceed with any work until authorization to begin work has been obtained from the Management Office. A separate request is to be issued for each day in which the Life Safety work is being performed.

Contractor will be fined $1,500.00 for each and every false alarm caused by contractor’s employees or their actions. Contractor will be fined $500.00 for every smoke detector covered by the contractor or their subcontractors.

$30.00 Per Hr (3 Hr Min) Contractors must pay a minimum of $1,500.00 to repair the elevator cabs if damaged.

SCHEDULE B OF EXHIBIT C

RULES AND REGULATIONS

FOR DESIGN AND CONSTRUCTION OF TENANT WORK

INSTALLATION OF CABLES

1.1 Computer and Telephone Cables

1.1.1 Layout

A layout of cables must be submitted to the Property Manager for approval prior to installation.

1.1.2 Installation

A) Cables installed above the ceiling must be Teflon coated or encased in metal conduit.

B) Cables must be tagged every 15’ and color coded.

C) Cables must be properly affixed to the framing above the duct work so that they are self-supporting. Do not fasten to light fixtures.

D) Cables must not sag and will be installed in the shortest possible runs.

E) Connections (connectors, splices, etc.) must be securely installed so that they will not pull apart if cable is accidentally touched or pulled.

1.2 Electrical Floor Outlet Cables

1.2.1 Layout

A layout of cables must be submitted to the Property Manager for approval prior to installation.

1.2.2 Installation

A) Cables must be tagged every 15’ and color coded.

B) Runs will be as short and as free of slack as possible secured per code requirements.

C) Cables are to be installed in tenant’s own ceiling then down partitions into the ceiling of the tenant below.

D) Cables must be properly secured so that they are self-supporting.

E) All connections (connectors, splices, etc.) must be located in the tenant’s own space to avoid damage from below.

F) Cables must be secured with clamps where they pass through the floor to prevent connections from separating.

G) Where feasible, install cables above duct work and other materials in the ceiling.

1.1 Electrical Work

1.3.1 All power wiring in Mechanical Rooms, Electric Rooms and Telephone rooms must be in EMT.

1.4 Security System

1.4.1 Layout

A layout of the security system wiring must be submitted to the Property Manager for approval prior to installation.

1.4.2 Installation

A) All wiring for the security system will be tagged every 15’.

SCHEDULE C OF EXHIBIT C

RULES AND REGULATIONS

FOR DESIGN AND CONSTRUCTION OF TENANT WORK

1. WELDING AND HEAT CUTTING WORK

1.1 Definition

Welding and heat cutting activities as well as soldering and brazing shall be included in “Special Work” category as defines in Section 5.2(B). They require the tenant to provide the Property Manager with at least forty eight (48) hours’ notice before proceeding and must be performed during periods outside of regular business hours.

1.2 Permitting

The Contractor must obtain a permit from the Lexington Fire Department before commencing work.

1.3 Precautions

Because welding and other hot work is a fire hazard, the Contractor must observe the following precautions and procedures (when possible, work should be done in a non-combustible area):

A) No sprinkler impairments are allowed during “Special Work” and while the fire watch is in place. The sprinkler impairment restriction is for the floor the “Special Work” is taking place on and the floor above and the floor below.

B) Smoke Detectors in the work area should be de-activated by the Building Manager for the duration of the work. The Property Manager will re-activate smoke detectors when the work is complete.

C) Combustible materials shall be located at least fifty (50) feet from hot work operations and shall be covered with non-combustible materials.

D) All flammable liquids and other hazards must be removed.

E) All floor and wall openings must be covered with non-combustible material.

F) Containers, tanks, ducts, etc. must be cleaned and purged of flammable vapors, liquids, dusts etc.

G) A minimum of one multipurpose ABC rated portable fire extinguisher must be provided within ten (10) feet of the work area. The extinguisher should be fully charged and have been properly serviced within the last year. It is the responsibility of the contractor to provide fire extinguishers. Building extinguishers should not be used. A standpipe hose should also be readily available.

H) A fire watch should be maintained on the floor levels where the work was conducted plus the next two floors below for at least one hour after welding or burning has ceased. The fire watch shall consist of a member of the Lexington Fire Department. If there is a chance that slag could enter into a utility or elevator shaft, then the fire watch should cover the base of the shaft as well as the intermediate floors.

I) If determined, a member of the Lexington Fire Department shall be on site, at Tenant cost, for any “Special Work”.

Exhibit D

Tenant Work Insurance Schedule

Tenant shall, at its own expense, maintain and keep in force, or cause to be maintained and kept in force by any general contractors, sub-contractors or other third party entities where required by contract, throughout any period of alterations to the Premises or the Building by Tenant, the following insurance coverages:

(1) Property Insurance. “All-Risk” or “Special” Form property insurance, and/or Builders Risk coverage for major renovation projects, including, without limitation, coverage for fire, earthquake and flood; boiler and machinery (if applicable); sprinkler damage; vandalism; malicious mischief coverage on all equipment, furniture, fixtures, fittings, tenants work, improvements and betterments, business income, extra expense, merchandise, inventory/stock, contents, and personal property located on or in the Premises. Such insurance shall be in an amount equal to the full replacement cost of the aggregate of the foregoing and shall provide coverage comparable to the coverage in the standard ISO “All-Risk” or “Special” form, when such coverage is supplemented with the coverages required above. Property policy shall also include coverage for Plate Glass, where required by written contract.

Builders Risk insurance coverage may be provided by the general contractor on a blanket builders risk policy with limits adequate for the project, and evidencing the additional insureds as required in the Lease.

(2) Liability Insurance. General Liability, Umbrella/Excess Liability, Workers Compensation and Auto Liability coverage as follows:

(a) General Liability	$1,000,000 per occurrence

$1,000,000 personal & advertising injury

$2,000,000 products/completed operations aggregate

$2,000,000 general aggregate

The General Contractor is required to maintain, during the construction period and up to 3 years after project completion, a General Liability insurance policy, covering bodily injury, personal injury, property damage, completed operations, with limits to include a $1,000,000 limit for blanket contractual liability coverage and adding Landlord as additional insured as respects the project during construction and for completed operations up to 3 years after the end of the project. Landlord requires a copy of the ISO 20 10 11 85 Additional Insured endorsement, showing Landlord as an additional insured to the GC’s policy.

(b) Auto Liability $1,000,000 combined single limit (Any Auto) for bodily injury and property damage, hired and non-owned cover.

D-1

(c) Workers Compensation	Statutory Limits

Employers Liability	$1,000,000 each accident

$1,000,000 each employee

$1,000,000 policy limit

General Contractor shall ensure that any and all sub-contractors shall maintain equal limits of coverage for Workers Compensation/EL and collect insurance certificates verifying same.

(d) Umbrella/Excess Liability	$3,000,000 per occurrence

$3,000,000 aggregate

(e) Environmental Insurance – To the extent required by Landlord Contractors’ commercial general liability/umbrella insurance policy(ies) shall include Landlord and Landlord’s designees as additional insureds’, and shall include a primary non-contributory provision. Liability policy shall contain a clause that the insurer may not cancel or materially change coverage without first giving Landlord thirty (30) days prior written notice, except cancellation for non-payment of premium, in which ten (10) days prior written notice shall be required.

(3) Deductibles. If any of the above insurances have deductibles or self-insured retentions, the Tenant and/or contractor (policy Named Insured) shall be responsible for the deductible amount.

All of the insurance policies required in this Exhibit D shall be written by insurance companies which are licensed to do business in the State where the property is located, or obtained through a duly authorized surplus lines insurance agent or otherwise in conformity with the laws of such state, with an A.M. Best rating of at least A and a financial size category of not less than VII. Tenant shall provide Landlord with certificates of insurance upon request, prior to commencement of the Tenant/contractor work, or within thirty (30) days of coverage inception and subsequent renewals or rewrites/replacements of any cancelled/non-renewed policies.

D-2

Exhibit E

Plans and Specifications for Initial Tenant Improvements

E-1

Exhibit E-1

Vivarium Plans and Specifications

[To be attached to Lease once completed but not later than March 30, 2017]

E-2

Exhibit F

Construction Documents

1. Preparation of Construction Documents. The Construction Documents shall include all architectural, mechanical, electrical and structural drawings and detailed specifications for the Tenant Work and shall show all work necessary to complete the Tenant Work including all cutting, fitting, and patching and all connections to the mechanical and electrical systems and components of the Building. Tenants leasing partial floors shall design entrances, doors and any other elements which visually integrate with the elevator lobbies and common areas in a manner and with materials and finishes which are compatible with the common area finishes for such floor. Landlord reserves the right to reject Construction Documents which in its reasonable opinion fail to comply with this provision. The Construction Documents shall include:

(a) Major Work Information: A list of any items or matters which might require structural modifications to the Building, including the following:

(i) Location and details of special floor areas exceeding 150 pounds of live load per square foot;

(ii) Location and weights of storage files, batteries, HVAC units and technical areas;

(iii) Location of any special soundproofing requirements;

(iv) Existence of any extraordinary HVAC requirements necessitating perforation of structural members; and

(v) Existence of any requirements for heavy loads, dunnage or other items affecting the structure.

(b) Plans Submission: Two (2) blackline drawings and one (1) CAD disk showing all architectural, mechanical and electrical systems, including cutsheets, specifications and the following:

CONSTRUCTION PLANS:

(1) All partitions shall be shown; indicate ratings of all partitions; indicate all non-standard construction and details referenced;

(2) Dimensions for partition shall be shown to face of stud; critical tolerances and ± dimensions shall be clearly noted;

(3) All doors shall be shown on and shall be numbered and scheduled on door schedule; indicate ratings of all doors;

(4) All non-standard construction, non-standard materials and/or installation shall be explicitly noted; equipment and finishes shall be shown and details referenced; and

(5) All plumbing fixtures or other equipment requirements and any equipment requiring connection to Building plumbing systems shall be noted.

REFLECTED CEILING PLAN:

(1) Layout suspended ceiling grid pattern in each room, describing the intent of the ceiling working point, origin and/or centering; and

(2) Locate all ceiling-mounted lighting fixtures and air handling devices including air dampers, fan boxes, etc., lighting fixtures, supply air diffusers, wall switches, down lights, special lighting fixtures, special return air registers, special supply air diffusers, and special wall switches.

TELECOMMUNICATIONS AND ELECTRICAL EQUIPMENT PLAN:

(1) All telephone outlets required;

(2) All electrical outlets required; note non-standard power devices and/or related equipment;

(3) All electrical requirements associated with plumbing fixtures or equipment; append product data for all equipment requiring special power, temperature control or plumbing considerations;

(4) Location of telecommunications equipment and conduits; and

(5) Components and design of the Antennas (including associated equipment) as installed, in sufficient detail to evaluate weight, bearing requirements, wind-load characteristics, power requirements and the effects on Building structure, moisture resistance of the roof membrane and operations of pre-existing telecommunications equipment.

DOOR SCHEDULE:

(1) Provide a schedule of doors, sizes, finishes, hardware sets and ratings; and

(2) Non-standard materials and/or installation shall be explicitly noted.

HVAC:

(1) Areas requiring special temperature and/or humidity control requirements;

(2) Heat emission of equipment (including catalogue cuts), such as CRTs, copy machines, etc.;

(3) Special exhaust requirements—conference rooms, pantry, toilets, etc.; and

(4) Any extension of system beyond demised space.

ELECTRICAL:

(1) Special lighting requirements;

(2) Power requirements and special outlet requirements of equipment;

(3) Security requirements;

(4) Supplied telephone equipment and the necessary space allocation for same; and

(5) Any extensions of tenant equipment beyond demised space.

PLUMBING:

(I) Remote toilets;

(2) Pantry equipment requirements;

(3) Remote water and/or drain requirements such as for sinks, ice makers, etc.; and

(4) Special drainage requirements, such as those requiring holding or dilution tanks.

ROOF:

Detailed plan of any existing and proposed roof equipment showing location and elevations of all equipment.

SITE:

Detailed plan, including fencing, pads, conduits, landscaping and elevations of equipment.

SPECIAL SERVICES:

Equipment cuts, power requirements, heat emissions, raised floor requirements, fire protection requirements, security requirements, and emergency power.

2. Plan Requirements. The Construction Documents shall be fully detailed and fully coordinated with each other and with existing field conditions, shall show complete dimensions, and shall have designated thereon all points of location and other matters, including special construction details and finish schedules. All drawings shall be uniform size and shall incorporate the standard electrical and plumbing symbols and be at a scale of 1/8” = 1’0” or larger. Materials and/or installation shall be explicitly noted and adequately specified to allow for Landlord review, building permit application, and construction. All equipment and installations shall be made in accordance with standard materials and procedures unless a deviation outside of industry standards is shown on the Construction Documents and approved by Landlord. To the extent practicable, a concise description of products, acceptable substitutes, and installation procedures and standards shall be provided. Product cuts must be provided and special mechanical or electrical loads noted. Landlord’s approval of the plans, drawings, specifications or other submissions in respect of any work, addition, alteration or improvement to be undertaken by or on behalf of Tenant shall create no liability or responsibility on the part of Landlord for their completeness, design sufficiency or compliance with requirements of any applicable laws, rules or regulations of any governmental or quasi-governmental agency, board or authority.

3. Drawing and Document Production. Landlord shall provide Tenant with two (2) blackline drawings and one (1) CAD disk showing the Building and site outline, core walls and columns, together with corridor and demising wall location plans.

4. Change Orders. The Construction Documents shall not be materially changed or modified by Tenant after approval by Landlord without the further approval in writing by Landlord, which approval shall not be unreasonably withheld or delayed. Landlord shall not be obligated to approve any change or modification of the Construction Documents which in Landlord’s sole opinion shall cause any additional cost or expense to Landlord for which Tenant has not agreed to reimburse Landlord.

Exhibit G

List of Environmental Substances

Chemical	Quantity	Unit	Class	Rating
(+)-Sodium L-ascorbate	0.22	pounds	Non-flammable solid

(2R,3R)-(+)-Tartaric acid	0.001	gallons	Non-flammable liquid

1,4-Dithioerythritol	0.001	gallons	Non-flammable liquid

1.0N SODIUM HYDROXIDE 1L	0.26	gallons	Non-flammable liquid

10X TBS	1.59	gallons	Flammable liquid	1A

10X TGS	0.26	gallons	Non-flammable liquid

1-Propanol	0.03	gallons	Flammable liquid	1B

2-Mercaptobenzoic acid	0.22	pounds	Non-flammable solid

2-Mercaptoethanol	0.03	gallons	Combustible liquid	3A

2-propanol	0.26	gallons	Flammable liquid	1B

Acetic Acid	0.13	gallons	Non-flammable liquid

Acetic acid sodium salt	0.55	pounds	Non-flammable solid

Acetic anhydride	0.06	pounds	Flammable solid

ACETONE 10 X 1 GRAM EA=1BX	0.02	pounds	Flammable solid

Acetonitrile	0.66	gallons	Flammable liquid	1B

AGAROSE 100G	0.22	pounds	Non-flammable solid

AMMONIUM ACETATE 500GM	1.1	pounds	Flammable solid

Ammonium carbonate	1.1	pounds	Non-flammable solid

AMMONIUM CHLORIDE AR 500G	1.1	pounds	Non-flammable solid

Ammonium ferric citrate	0.22	pounds	Non-flammable solid

Ammonium formate	0.22	pounds	Flammable solid

Ammonium heptamolybdate tetrahydrate	0.01	gallons	Non-flammable liquid

Ammonium hydrogen carbonate	2.2	pounds	Non-flammable solid

AMMONIUM SULFATE AR 2.5K	5.51	pounds	Non-flammable solid

Chemical	Quantity	Unit	Class	Rating
bacto agar	1	pound	Non-flammable solid

BDH CALCIUM CHLORIDE USP 2.5KG	5.5	pounds	Non-flammable solid

BUTYL ALCOHOL ACS REAGENT500ML	0.13	gallons	Flammable liquid	1B

CaC12 2H20	1.1	pounds	Non-flammable solid

Calcium carbonate	0.22	pounds	Non-flammable solid

Calcium chloride	0.26	gallons	Non-flammable liquid

CALCIUM CHLORIDE DIHY AR 500G	1.1	pounds	Non-flammable solid

Calcium fluoride	0.01	pounds	Non-flammable solid

CHLOROFOAM-D 50GM	0.11	pounds	Non-flammable solid

chloroform	0.13	gallons	Non-flammable liquid

Citric acid	0.13	gallons	Combustible liquid	3B

Dextrose	1.1	pounds	Non-flammable solid

DL-Dithiothreitol	0.01	pounds	Flammable solid

Ethanol	0.03	gallons	Flammable liquid	1B

Formaldehyde solution	0.13	gallons	Flammable liquid	3A

Glucose	1.1	pounds	Non-flammable solid

Glycerol	0.26	gallons	Combustible liquid	3B

Guanidine hydrochloride	2.2	pounds	Non-flammable solid

HEPES	0.55	pounds	Non-flammable solid

Hydrochloric Acid	0.13	gallons	Non-flammable liquid

HYDROGEN PEROX 30% SOL 500ML	0.13	gallons	Non-flammable liquid

MES	0.11	pounds	Non-flammable solid

Methanol	1.06	gallons	Flammable liquid	1B

MgCl 6H20	0.22	pounds	Non-flammable solid

MOPS	0.55	pounds	Flammable solid

Chemical	Quantity	Unit	Class	Rating
NaH2PO4 H2O	1.1	pounds	Non-flammable solid

NaHCO3	1.1	pounds	Non-flammable solid

NITRIC ACID OMNITRACE 500ML	0.13	gallons	Non-flammable liquid

PBS	50	TABLETS	Non-flammable solid

POT PHOSDIBASIC ANHYD AR 100LB	1.1	pounds	Non-flammable solid

potassium chloride	1.1	pounds	Non-flammable solid

Potassium hydroxide	5.51	pounds	Non-flammable solid

POTASSIUM PHOSPHATE MONO 500G	1.1	pounds	Non-flammable solid

RNA grade H2O	0.26	gallons	Non-flammable liquid

SOD PHOSPHATE DIBASIC AN 125G	0.28	pounds	Non-flammable solid

sodium acetate	1.1	pounds	Non-flammable solid

SODIUM ACETATE RE ANHYD 500GM	1.1	pounds	Non-flammable solid

Sodium bicarbonate	6.6	pounds	Non-flammable solid

Sodium carbonate	1.1	pounds	Non-flammable solid

Sodium Chloride	1.1	pounds	Non-flammable solid

sodium chloride	2.2	pounds	Non-flammable solid

Sodium hydroxide	1.1	pounds	Non-flammable solid

Sodium phosphate monobasic	0.22	pounds	Non-flammable solid

Sodium Phosphate Monobasic Anhydrous	2.2	pounds	Non-flammable solid

Sodium sulfate	0.06	pounds	Non-flammable solid

Sucrose	1.1	pounds	Non-flammable solid

Tris base	1.1	pounds	Non-flammable solid

Chemical	Quantity	Unit	Class	Rating
Triton(R) X-100	0.13	gallons	Combustible liquid	3B

Trizol (phenol and guanidinium isothiocyanate)	0.026	gallons	Non-flammable liquid

TWEEN(R) 20	0.026	gallons	Non-flammable liquid

TWEEN(R) 80	0.13	gallons	Non-flammable liquid

Xylenes	1	gallons	Flammable liquid	1C

Exhibit H

Form of Term Commencement Date Agreement

COMMENCEMENT DATE AGREEMENT

______________________________ (“Tenant”) hereby certifies that it has entered into a lease with 128 Spring Street Lexington, LLC (“Landlord”) dated as of ____________ ____ 20__ and verifies the following information as of the _________ day of ________________________, 20___:

Address of Building:	99 Hayden Avenue/128 Spring Street, Lexington, Massachusetts

Number of Rentable Square Feet in Premises:

Commencement Date:

Rent Commencement Date:

Lease Termination Date:

Tenant’s Pro Rata Share:

Billing Address for Tenant:

Attention:

Telephone Number:	(_____) _______________

Federal Tax I.D. No.:

Tenant acknowledges and agrees that all improvements Landlord is obligated to make to the Premises, if any, have been completed to Tenant’s satisfaction, that Tenant has accepted possession of the Premises, and that as of the date hereof, there exist no offsets or defenses to the obligations of Tenant under the Lease.

TENANT:

By:

Name:

Title:
Hereunto duly authorized

H-1

LANDLORD:

128 Spring Street Lexington, LLC

By:
Name:
Title:
Hereunto duly authorized

H-2

Exhibit I

Form of Letter of Credit

IRREVOCABLE STANDBY LETTER OF CREDIT NO.

DATE:

BENEFICIARY:

128 SPRING STREET LEXINGTON, LLC

c/o Related Beal, LLC

177 Milk Street

Boston, Massachusetts 02109

AS “LANDLORD”

APPLICANT:

AS “TENANT”

AMOUNT: US $___________________ (______________________________________ AND 00/100 U.S. DOLLARS)

EXPIRATION DATE:___________________

LOCATION: AT OUR COUNTERS IN BOSTON, MASSACHUSETTS

DEAR SIR/MADAM:

WE HEREBY ESTABLISH OUR IRREVOCABLE STANDBY LETTER OF CREDIT NO. ____________ IN YOUR FAVOR AVAILABLE BY YOUR DRAFT DRAWN ON US AT SIGHT IN THE FORM OF EXHIBIT “B” ATTACHED AND ACCOMPANIED BY THE FOLLOWING DOCUMENTS:

1. THE ORIGINAL OF THIS LETTER OF CREDIT AND ALL AMENDMENT(S), IF ANY.

2. A DATED CERTIFICATION FROM THE BENEFICIARY SIGNED BY AN AUTHORIZED OFFICER OR AGENT, FOLLOWED BY ITS DESIGNATED TITLE, STATING THE FOLLOWING:

(A) “THE AMOUNT REPRESENTS FUNDS DUE AND OWING TO US FROM APPLICANT PURSUANT TO THAT CERTAIN LEASE BY AND BETWEEN BENEFICIARY, AS LANDLORD, AND APPLICANT, AS TENANT.”

OR

(B) “WE HEREBY CERTIFY THAT WE HAVE RECEIVED NOTICE FROM __________________ BANK THAT LETTER OF CREDIT NO._______________ WILL NOT BE RENEWED, AND THAT WE HAVE NOT RECEIVED A REPLACEMENT OF THIS LETTER OF CREDIT FROM APPLICANT SATISFACTORY TO US AT LEAST THIRTY (30) DAYS PRIOR TO THE EXPIRATION DATE OF THIS LETTER OF CREDIT.”

THE LEASE AGREEMENT MENTIONED ABOVE IS FOR IDENTIFICATION PURPOSES ONLY AND IT IS NOT INTENDED THAT SAID LEASE AGREEMENT BE INCORPORATED HEREIN OR FORM PART OF THIS LETTER OF CREDIT.

OUR OBLIGATION UNDER THIS CREDIT SHALL NOT BE AFFECTED BY ANY CIRCUMSTANCES, CLAIM OR DEFENSE, REAL OR PERSONAL, OF ANY PARTY AS TO THE ENFORCEABILITY OF THE LEASE BETWEEN YOU AND TENANT, IT BEING UNDERSTOOD THAT OUR OBLIGATION SHALL BE THAT OF A PRIMARY OBLIGOR AND NOT THAT OF A SURETY, GUARANTOR OR ACCOMMODATION MAKER. IF YOU DELIVER THE WRITTEN CERTIFICATE REFERENCED ABOVE TO US, (I) WE SHALL HAVE NO OBLIGATION TO DETERMINE WHETHER ANY OF THE STATEMENTS THEREIN ARE TRUE, (II) OUR OBLIGATIONS HEREUNDER SHALL NOT BE AFFECTED IN ANY MANNER WHATSOEVER IF THE STATEMENTS MADE IN SUCH CERTIFICATE ARE UNTRUE IN WHOLE OR IN PART, AND (III) OUR OBLIGATIONS HEREUNDER SHALL NOT BE AFFECTED IN ANY MANNER WHATSOEVER IF TENANT DELIVERS INSTRUCTIONS OR CORRESPONDENCE TO WHICH EITHER (A) DENIES THE TRUTH OF THE STATEMENT SET FORTH IN THE CERTIFICATE REFERRED TO ABOVE, OR (B) INSTRUCTS US NOT TO PAY BENEFICIARY ON THIS CREDIT FOR ANY REASON WHATSOEVER.

PARTIAL AND MULTIPLE DRAWS ARE ALLOWED. EXCEPT AS EXPRESSLY SET FORTH HEREIN, THIS LETTER OF CREDIT MUST ACCOMPANY ANY DRAWINGS HEREUNDER FOR ENDORSEMENT OF THE DRAWING AMOUNT AND WILL BE RETURNED TO THE BENEFICIARY UNLESS IT IS FULLY UTILIZED.

DRAFT(S) AND DOCUMENTS MUST INDICATE THE NUMBER AND DATE OF THIS LETTER OF CREDIT.

THIS LETTER OF CREDIT SHALL BE AUTOMATICALLY EXTENDED FOR AN ADDITIONAL PERIOD OF ONE YEAR, WITHOUT AMENDMENT, FROM THE PRESENT OR EACH FUTURE EXPIRATION DATE UNLESS AT LEAST SIXTY (60) DAYS PRIOR TO THE THEN CURRENT EXPIRATION DATE WE NOTIFY YOU BY REGISTERED MAIL/OVERNIGHT COURIER SERVICE AT THE ABOVE ADDRESSES THAT THIS LETTER OF CREDIT WILL NOT BE EXTENDED BEYOND THE CURRENT EXPIRATION DATE. IN NO EVENT SHALL THIS LETTER OF CREDIT BE AUTOMATICALLY EXTENDED BEYOND NINETY (90) DAYS BEYOND LEASE EXPIRATION.

THIS LETTER OF CREDIT MAY BE TRANSFERRED WITHOUT COST TO THE BENEFICIARY, ONE OR MORE TIMES BUT IN EACH INSTANCE TO A SINGLE BENEFICIARY WHO BECOMES THE SUCCESSOR LANDLORD UNDER THE LEASE REFERENCED ABOVE AND ONLY IN THE FULL AMOUNT AVAILABLE TO BE DRAWN UNDER THE LETTER OF CREDIT AT THE TIME OF THE TRANSFER AND ONLY BY THE ISSUING BANK UPON OUR RECEIPT OF THE ATTACHED “EXHIBIT A” DULY COMPLETED AND EXECUTED BY THE BENEFICIARY AND ACCOMPANIED BY THE ORIGINAL LETTER OF CREDIT AND ALL AMENDMENTS, IF ANY.

ALL DEMANDS FOR PAYMENT SHALL BE MADE BY PRESENTATION OF THE ORIGINAL APPROPRIATE DOCUMENTS PRIOR TO 10:00 A.M. E.S.T. TIME, ON A BUSINESS DAY AT OUR OFFICE (THE “BANK’S OFFICE”) AT: ______________________________________, ATTENTION: _________________________ OR BY FACSIMILE TRANSMISSION AT: (617) ____-______; AND SIMULTANEOUSLY UNDER TELEPHONE ADVICE TO: (617) ____-______, ATTENTION: ___________________ WITH ORIGINALS TO FOLLOW BY OVERNIGHT COURIER SERVICE.

PAYMENT AGAINST CONFORMING PRESENTATIONS HEREUNDER SHALL BE MADE BY BANK DURING NORMAL BUSINESS HOURS OF THE BANK’S OFFICE WITHIN ONE (1) BUSINESS DAY AFTER PRESENTATION.

WE HEREBY AGREE WITH THE DRAWERS, ENDORSERS AND BONAFIDE HOLDERS THAT THE DRAFTS DRAWN UNDER AND IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THIS LETTER OF CREDIT SHALL BE DULY HONORED UPON PRESENTATION TO THE DRAWEE, IF NEGOTIATED ON OR BEFORE THE EXPIRATION DATE OF THIS CREDIT.

THIS LETTER OF CREDIT IS SUBJECT TO THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS (2007 REVISION), INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 600.

AUTHORIZED SIGNATURE	AUTHORIZED SIGNATURE

EXHIBIT “A”

DATE:

TO:

RE: STANDBY LETTER OF CREDIT

NO.	ISSUED BY

ATTN:	L/C AMOUNT:

LADIES AND GENTLEMEN:

FOR VALUE RECEIVED, THE UNDERSIGNED BENEFICIARY HEREBY IRREVOCABLY TRANSFERS TO:

(NAME OF TRANSFEREE)

(ADDRESS)

ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY TO DRAW UNDER THE ABOVE LETTER OF CREDIT UP TO ITS AVAILABLE AMOUNT AS SHOWN ABOVE AS OF THE DATE OF THIS TRANSFER.

BY THIS TRANSFER, ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY IN SUCH LETTER OF CREDIT ARE TRANSFERRED TO THE TRANSFEREE. TRANSFEREE SHALL HAVE THE SOLE RIGHTS AS BENEFICIARY THEREOF, INCLUDING SOLE RIGHTS RELATING TO ANY AMENDMENTS, WHETHER INCREASES OR EXTENSIONS OR OTHER AMENDMENTS, AND WHETHER NOW EXISTING OR HEREAFTER MADE. ALL AMENDMENTS ARE TO BE ADVISED DIRECT TO THE TRANSFEREE WITHOUT NECESSITY OF ANY CONSENT OF OR NOTICE TO THE UNDERSIGNED BENEFICIARY.

THE ORIGINAL OF SUCH LETTER OF CREDIT IS RETURNED HEREWITH, AND WE ASK YOU TO ENDORSE THE TRANSFER ON THE REVERSE THEREOF, AND FORWARD IT DIRECTLY TO THE TRANSFEREE WITH YOUR CUSTOMARY NOTICE OF TRANSFER.

SINCERELY,

(BENEFICIARY’S NAME)

SIGNATURE OF BENEFICIARY

SIGNATURE AUTHENTICATED

(NAME OF BANK)

AUTHORIZED SIGNATURE

EXHIBIT “B”

DATE: _______________	REF. NO. _______________

AT SIGHT OF THIS DRAFT

PAY TO THE ORDER OF ___________________________    US$_______________________

USDOLLARS

DRAWN UNDER _____________________ BANK, ___________________, ______________________, STANDBY

LETTER OF CREDIT NUMBER NO. _________________ DATED __________________________

TO: __________________ BANK

, MA	(BENEFICIARY’S NAME)\

Authorized Signature

FIRST AMENDMENT TO LEASE

This First Amendment to Lease (“First Amendment”) is executed as of the 1st day of July, 2019, by and between 128 Spring Street Lexington, LLC, as landlord (“Landlord”) and Keros Therapeutics, Inc., as tenant (“Tenant”).

B A C K G R O U N D:

A. Reference is made to a certain Lease between, Landlord and Tenant dated March 20, 2017 (the “Lease”) pursuant to which Tenant is currently leasing from Landlord approximately 5,420 rentable square feet of space (the “Premises”) on portions of the 100 level of Building E located at 99 Hayden Avenue, Lexington, Massachusetts. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Lease.

B. Landlord and Tenant are the current holders, respectively, of the lessor’s and lessee’s interests in the Lease.

C. Pursuant to Section 11.09 of the Lease, Tenant agreed to pay $196,864.00 towards the cost of the vivarium portion of the Initial Tenant Improvements (the “Vivarium Contribution”) and had the option to amortize such payment over the Initial Term, as more particularly set forth therein.

D. Landlord and Tenant desire to amend the Lease in certain respects as provided herein to establish a new method for Tenant to pay to Landlord the Vivarium Contribution.

A G R E E M E N T S:

NOW, THEREFORE, in consideration of the agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree, and amend the Lease, as follows:

1. Payment of the Vivarium Contribution. Notwithstanding any provision to the contrary in Section 11.09 of the Lease, Tenant shall pay the Vivarium Contribution to Landlord in the amount of $5,389.54 on the first (1st) day of every calendar month from and including July 1, 2019 through December 1, 2022, in accordance with the payment schedule set forth in Exhibit A, attached hereto and incorporated herein.

2. Conflicts. To the extent the terms and conditions of the Lease expressly conflict with or are expressly inconsistent with this First Amendment, the terms and conditions of this First Amendment shall control.

3. Miscellaneous. Except as expressly modified herein, the Lease shall remain unmodified and in full force and effect. The provisions of this First Amendment shall be binding upon and shall inure to the benefit of Landlord and Tenant and their respective legal representatives, successors and assigns. Any signature delivered by a party by facsimile or electronic transmission shall be deemed to be an original signature to this First Amendment.

[Signature Page to Follow]

1

IN WITNESS WHEREOF the parties hereto have executed this Fifth Amendment to Lease in multiple copies, each to be considered an original hereof, as a sealed instrument on the date first written above.

LANDLORD:		TENANT:

128 Spring Street Lexington, LLC		Keros Therapeutics, Inc.

By:	/s/ Stephen N. Faber	By:	/s/ Jasbir S. Seemru
Name: Stephen n. Faber		Name: Jasbir S. Seemru
Title: Its Authorized Signatory		Title: President & CEO
Hereunto Duly Authorized

2

Exhibit A

PAYMENT SCHEDULE

[see attached schedule]

LOAN AMORTIZATION SCHEDULE

ENTER VALUES		LOAN SUMMARY
Loan amount	$196,864,00	Scheduled payment	$5,389.54
Annual interest rate	8.00%	Scheduled number of payments	42
Loan period in years	3.50	Actual number of payments	42
Number of payments per year	12	Total early payments	$0.00
Start date of loan	7/1/2019	Total Interest	$29,496.70
Optional extra payments	$0.00	LENDER NAME	Keros Vivarium Amortization

PMT. NO.	PAYMENT DATE	BEGINNING BALANCE	SCHEDULED PAYMENT	EXTRA PAYMENT	TOTAL PAYMENT	PRINCIPAL	INTEREST	ENDING BALANCE	CUMULATIVE INTEREST
1	7/1/2019	$196,864.00	$5,389.54	$0.00	$5,389.54	$4,077.11	$1,312.43	$192,786.89	$1,312.43
2	8/1/2019	$192,786.89	$5,389.54	$0.00	$5,389.54	$4,104.29	$1,285.25	$188,682.59	$2,597.67
3	9/1/2019	$188,682.59	$5,389.54	$0.00	$5,389.54	$4,131.66	$1,257.88	$184,550.94	$3,855.56
4	10/11/2019	$184,550.94	$5,389.54	$0.00	$5,389.54	$4,159.20	$1,230.34	$180,391.73	$5,085.90
5	11/1/2019	$180,391.73	$5,389.54	$0.00	$5,389.54	$4,186.93	$1,202.61	$176,204.81	$6,288.51
6	12/1/2019	$176,204.81	$5,389.54	$0.00	$5,389.54	$4,214.84	$1,174.70	$171,989.96	$7,463.21
7	1/1/2020	$171,989.96	$5,389.54	$0.00	$5,389.54	$4,242.94	$1,146.60	$167,747.02	$8,609.81
8	2/1/2020	$167,747.02	$5,389.54	$0.00	$5,389.54	$4,271.23	$1,118.31	$163,475.80	$9,728.12
9	3/1/2020	$163,475.80	$5,389.54	$0.00	$5,389.54	$4,299.70	$1,089.84	$159,176.09	$10,817.96
10	4/1/2020	$159,176.09	$5,389.54	$0.00	$5,389.54	$4,328.37	$1,061.17	$154,847.73	$11,879.13
11	5/1/2020	$154,847.73	$5,389.54	$0.00	$5,389.54	$4,357.22	$1,032.32	$150,490.51	$12,911.45
12	6/1/2020	$150,490.51	$5,389.54	$0.00	$5,389.54	$4,386.27	$1,003.27	$146,104.24	$13,914.72
13	7/1/2020	$146,104.24	$5,389.54	$0.00	$5,389.54	$4,415.51	$974.03	$141,688.72	$14,888.75
14	8/1/2020	$141,688.72	$5,389.54	$0.00	$5,389.54	$4,444.95	$944.59	$137,243.77	$15,833.34
15	9/1/2020	$137,243.77	$5,389.54	$0.00	$5,389.54	$4,474.58	$914.96	$132,769.19	$16,748.30
16	10/1/2020	$132,769.19	$5,389.54	$0.00	$5,389.54	$4,504.41	$885.13	$128,264.78	$17,633.43
17	11/1/2020	$128,264.78	$5,389.54	$0.00	$5,389.54	$4,534.44	$855.10	$123,730.34	$18,488.53
18	12/1/2020	$123,730.34	$5,389.54	$0.00	$5,389.54	$4,564.67	$824.87	$119,165.67	$19,313.39
19	1/1/2021	$119,165.67	$5,389.54	$0.00	$5,389.54	$4,595.10	$794.44	$114,570.56	$20,107.83
20	2/1/2021	$114,570.56	$5,389.54	$0.00	$5,389.54	$4,625.74	$763.80	$109,944.83	$20,871.64
21	3/1/2021	$109,944.83	$5,389.54	$0.00	$5,389.54	$4,656.57	$732.97	$105,288.25	$21,604.60
22	4/1/2021	$105,288.25	$5,389.54	$0.00	$5,389.54	$4,687.62	$701.92	$100,600.63	$22,306.52
23	5/1/2021	$100,600.63	$5,389.54	$0.00	$5,389.54	$4,718.87	$670.67	$95,881.77	$22,977.19
24	6/1/2021	$95,881.77	$5,389.54	$0.00	$5,389.54	$4,750.33	$639.21	$91,131.44	$23,616.41
25	7/1/2021	$91,131.44	$5,389.54	$0.00	$5,389.54	$4,782.00	$607.54	$86,349.44	$24,223.95
26	8/1/2021	$86,349.44	$5,389.54	$0.00	$5,389.54	$4,813.88	$575.66	$81,535.56	$24,799.61
27	9/1/2021	$81,535.56	$5,389.54	$0.00	$5,389.54	$4,845.97	$543.57	$76,689.59	$25,343.18
28	10/1/2021	$76,689.59	$5,389.54	$0.00	$5,389.54	$4,878.28	$511.26	$71,811.32	$25,854.45
29	11/1/2021	$71,811.32	$5,389.54	$0.00	$5,389.54	$4,910.80	$478.74	$66,900.52	$26,333.19
30	12/1/2021	$66,900.52	$5,389.54	$0.00	$5,389.54	$4,943.54	$446.00	$61,956.98	$26,779.19
31	1/1/2022	$61,956.98	$5,389.54	$0.00	$5,389.54	$4,976.49	$413.05	$56,980.49	$27,192.24
32	2/1/2022	$56,980.49	$5,389.54	$0.00	$5,389.54	$5,009.67	$379.87	$51,970.82	$27,572.11
33	3/1/2022	$51,970.82	$5,389.54	$0.00	$5,389.54	$5,043.07	$346.47	$46,927.75	$27,918.58
34	4/1/2022	$46,927.75	$5,389.54	$0.00	$5,389.54	$5,076.69	$312.85	$41,851.06	$28,231.43
35	5/1/2022	$41,851.06	$5,389.54	$0.00	$5,389.54	$5,110.53	$279.01	$36,740.53	$28,510.44
36	6/1/2022	$36,740.53	$5,389.54	$0.00	$5,389.54	$5,144.60	$244.94	$31,595.92	$28,755.38
37	7/1/2022	$31,595.92	$5,389.54	$0.00	$5,389.54	$5,178.90	$210.64	$26,417.02	$28,966.01

PMT. NO.	PAYMENT DATE	BEGINNING BALANCE	SCHEDULED PAYMENT	EXTRA PAYMENT	TOTAL PAYMENT	PRINCIPAL	INTEREST	ENDING BALANCE	CUMULATIVE INTEREST
38	8/1/2022	$26,417.02	$5,389.54	$0.00	$5,389.54	$5,213.43	$176.11	$21,203.59	$29,142.13
39	9/1/2022	$21,203.59	$5,389.54	$0.00	$5,389.54	$5,248.18	$141.36	$15,955.41	$29,283.49
40	10/1/2022	$15,955.41	$5,389.54	$0.00	$5,389.54	$5,283.17	$106.37	$10,672.24	$29,389.86
41	11/1/2022	$10,672.24	$5,389.54	$0.00	$5,389.54	$5,318.39	$71.15	$5,353.85	$29,461.00
42	12/1/2022	$5,353.85	$5,389.54	$0.00	$5,353.85	$5,318.16	$35.69	$0.00	$29,496.70

SECOND AMENDMENT TO LEASE

This Second Amendment to Lease (“Second Amendment”) is executed as of the 8th day of August, 2019, by and between 128 Spring Street Lexington, LLC, as landlord (“Landlord”) and Keros Therapeutics, Inc., as tenant (“Tenant”).

BACKGROUND:

A. Reference is made to a certain Lease between, Landlord and Tenant dated March 20, 2017, as amended by that certain First Amendment to Lease dated as of July 1, 2019 (collectively, the “Lease”) pursuant to which Tenant is currently leasing from Landlord approximately 5,420 rentable square feet of space (the “Premises” and the “Original Premises”) on portions of the 100 Level of Building E located at 99 Hayden Avenue, Lexington, Massachusetts. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Lease.

B. Landlord and Tenant are the current holders, respectively, of the lessor’s and lessee’s interests in the Lease.

C. Landlord and Tenant desire to amend the Lease in certain respects as provided herein.

AGREEMENTS:

NOW, THEREFORE, in consideration of the agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree, and amend the Lease, as follows:

1. Premises. Notwithstanding any provision in the Lease to the contrary, the Original Premises is located on the 100 Level of Building E. As of September 1, 2019 (the “Expansion Commencement Date”), (i) approximately 4,997 rentable square feet on the 400 Level of Building C (the “Expansion Premises”), as more particularly shown on the attached Exhibit A, shall be added to the Premises (ii) the Premises shall consist of a total of approximately 10,417 rentable square feet, and (iii) Tenant’s Pro Rata Share shall be increased to 5.55% (subject to Section 4.06 of the Lease); provided, however, that:

(a)

the Permitted Uses with respect to the Expansion Premises shall be limited to general office and laboratory use (including research and development, but not as a vivarium or for the testing of animals) to the extent permitted by applicable zoning ordinances; and

(b)

Tenant shall continue to have the appurtenant rights to use Building E as set forth in 2.01(b) of the Lease; provided however, that the use of the Generator, Shared Generator, and pH System shall not be appurtenant to the Expansion Premises. Tenant shall have the non-exclusive right, as appurtenant to and for the benefit of the Expansion Premises only, to use (i) up to 12.5 kw of capacity from the emergency generator that serves the Expansion Premises in common with other tenants in Building C (the “Expansion Shared Generator”) and (ii) the shared pH neutralization system in Building C (the “Expansion pH System”); and shall pay to Landlord, as additional rent, its pro rata share of the maintenance, repair, replacement and operating costs for the Expansion Shared Generator and Expansion pH System as billed by Landlord in common with other tenants having shared use of the Expansion Shared Generator and Expansion pH System.

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Except as specifically set forth in this Second Amendment, the Expansion Premises shall be deemed part of the Premises for all purposes, including, but not limited to, the Term set forth in Section 3.01 of the Lease and the Right to Extend set forth in Section 3.03 of the Lease.

2. Delivery. Tenant shall accept the Expansion Premises in their condition as of the Expansion Commencement Date “as is”. Landlord shall deliver the Expansion Premises with the roof and all Core Building Systems (i) in good working condition and (ii) suitable for laboratory use. Tenant acknowledges that except as expressly set forth herein, neither Landlord nor any person acting under Landlord has made any representation as to the condition of the Property or the suitability of the Property for Tenant’s intended use. By occupying the Expansion Premises, Tenant shall be deemed to have accepted the Expansion Premises in their condition as of the date of such occupancy and Landlord shall be deemed to have completed all of its obligations under this Section 2.

3. Base Rent. Tenant shall continue to pay Base Rent for the Premises to Landlord in the manner and at the times set forth in Section 4.01 of the Lease, in advance, without demand, notice, deduction or set off, (i) with respect to the Original Premises at the rates set forth in Article 1 of the Lease and (ii) with respect to the Expansion Premises, at the following rates:

Period	Annual Base Rent	Monthly Installment
September 1, 2019 — September 30, 2020 (inclusive)	$242,354.50	$20,196.21	*
October 1, 2020 — September 30, 2021 (inclusive)	$249,625.14	$20,802.10
October 1, 2021 — September 30, 2022 (inclusive)	$257,113.89	$21,426.16
October 1, 2022 — December 31, 2022 (inclusive)	$264,827.31	$22,068.94

*

provided, however, that so long as Tenant is not then in default of any of its obligations under the Lease, the monthly installment of Base Rent (but not Additional Rent), with respect to the Expansion Premises only, for the period from and including September 1, 2019 through September 30, 2019, shall be abated.

4. Additional Rent. Tenant shall continue to pay Additional Rent, including, without limitation, Tenant’s Pro Rata Share of Taxes, Utilities, Insurance premiums, and Operating Expenses; provided, however, that from and after the Expansion Commencement Date, Tenant’s Pro Rata Share shall be as set forth in Section 1, above.

5. Security Deposit. On or before the Expansion Commencement Date, Tenant shall decrease the Letter of Credit Amount from $130,930.94 to $115,017.00 by providing Landlord with either (i) a substitute letter of credit in the decreased amount in exchange for the existing letter(s) of credit which Landlord is then holding or (ii) an amendment to the existing letter(s) of credit then held by Landlord, in either case in form and substance reasonably acceptable to Landlord and which is accepted by Landlord in writing. Except as expressly set forth in this Second Amendment, such letter(s) of credit shall be subject to Article 15 of the Lease. Notwithstanding any provision to the contrary in said Article 15, the Letter of Credit Amount shall not be subject to any automatic reductions, but Landlord agrees to discuss future reductions with Tenant, in good faith, following Tenant securing material additional funding.

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6. Signage. Landlord shall provide Tenant with identification on existing multi-tenant signs or directories in Building C and on other existing common area signage, as appropriate. Such signs will be consistent with standard Building signage and will conform to local regulations.

7. Parking. Tenant’s appurtenant right to use unreserved parking spaces pursuant to Section 2.01(d) of the Lease, shall be increased from thirteen (13) unreserved parking spaces to twenty-five (25) unreserved parking spaces.

8. Roof Rights. Tenant shall have the same license and rights and obligations with respect to the roof of Building C as are set forth in Section 2.02 of the Lease.

9. Successors; Conflicts. This Second Amendment shall be binding upon the parties and their respective successors and assigns. To the extent the terms and conditions of the Lease expressly conflict with or are expressly inconsistent with this Second Amendment, the terms and conditions of this Second Amendment shall control.

10. Brokers. Tenant represents and warrants to Landlord that it has not directly or indirectly dealt, with respect to this Second Amendment, with any broker or had its attention called to the Expansion Premises or other space to let at the Property, etc. by anyone other than CBRE and JLL. Tenant agrees to defend, exonerate and save harmless and indemnify Landlord and anyone claiming by, through or under Landlord against any claims for a commission arising out of the execution and delivery of this Second Amendment or out of negotiations between Landlord and Tenant with respect to the leasing of other space at the Property. Landlord is responsible for paying all commissions to CBRE and JLL pursuant to separate agreement(s) therewith.

11. Miscellaneous. Except as expressly modified herein, the Lease shall remain unmodified and in full force and effect. The provisions of this Second Amendment shall be binding upon and shall inure to the benefit of Landlord and Tenant and their respective legal representatives, successors and assigns. Any signature delivered by a party by facsimile or electronic transmission shall be deemed to be an original signature to this Second Amendment.

[Signature Page to Follow]

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IN WITNESS WHEREOF the parties hereto have executed this Second Amendment to Lease in multiple copies, each to be considered an original hereof, as a sealed instrument on the date first written above

LANDLORD:		TENANT:

128 Spring Street Lexington, LLC		Keros Therapeutics, Inc.

By:	/s/ Stephen Faber	By:	/s/ Jasbir S. Seehra
Name:	Stephen Faber	Name:	Jasbir S. Seehra, Ph.D.
Title:	Its Authorized Signatory	Title:	President and CEO
Hereunto Duly Authorized

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Exhibit A

PLAN SHOWING THE EXPANSION PREMISES

This plan is to show the location of the Expansion Premises only and may not depict the current condition of the Expansion Premises. Any furniture shown hereon is for illustrative purposes only and shall not be included with delivery of the Expansion Premises.

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